Exhibit (a) (1) (i)

Offer to Purchase for Cash

Any and All Outstanding Shares of Common Stock

of

Santander Consumer USA Holdings Inc.

at

$41.50 Net per Share by

Max Merger Sub, Inc.

a direct wholly-owned subsidiary of

Santander Holdings USA, Inc.

and an indirect wholly-owned subsidiary of

Banco Santander, S.A.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, AT THE END OF THE DAY ON MONDAY, OCTOBER 4, 2021, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

Max Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a direct wholly-owned subsidiary of Santander Holdings USA, Inc., a Virginia corporation (“Parent”) and an indirect wholly-owned subsidiary of Banco Santander, S.A., a Spanish bank organized under the laws of the Kingdom of Spain (“Ultimate Parent”), is offering to purchase any and all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Santander Consumer USA Holdings Inc., a Delaware corporation (“SC”), that Parent does not already own, for $41.50 per Share (the “Offer Price”), net to the seller in cash, without interest and subject to deduction for any required withholding taxes and upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented from time to time, this “Offer to Purchase”), and in the related letter of transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and which, together with this Offer to Purchase, constitutes the “Offer”). Tendering stockholders whose Shares are registered in their names and who tender directly to Purchaser will not be charged brokerage fees or similar expenses on the sale of Shares for cash pursuant to the Offer. Tendering stockholders whose Shares are registered in the name of their broker, bank or other nominee should consult such nominee to determine if any fees may apply. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of August 23, 2021 (as amended from time to time, the “Merger Agreement”), among SC, Parent and Purchaser.

The Merger Agreement provides, among other things, that as soon as practicable after the consummation of the Offer and subject to the conditions set forth in the Merger Agreement, Purchaser will merge with and into SC (the “Merger”), with SC continuing as the surviving corporation and a wholly-owned subsidiary of Parent. At the effective time of the Merger (the “Merger Effective Time”), any Shares not purchased pursuant to the Offer (other than (i) Shares held by Parent, (ii) Shares owned by SC as treasury stock (other than Shares in an employee benefit or compensation plan) or owned by any wholly-owned subsidiary of either SC or Parent, in each case immediately prior to the Merger Effective Time, and (iii) Shares outstanding immediately prior to the Merger Effective Time and held by a holder who is entitled to demand and properly demands appraisal for such Shares in accordance with Section 262 of the Delaware General Corporation Law (the “DGCL”)) will be automatically converted into the right to receive, in cash and without interest, subject to deduction for any required withholding taxes, an amount equal to the Offer Price. The Merger Agreement is more fully described in “The Offer—Section 13—The Merger Agreement.” As a result of the Merger, SC would cease to be a publicly traded company and become wholly owned by Parent.

If the Offer is consummated, Purchaser does not anticipate seeking the approval of SC’s remaining public stockholders before effecting the Merger. The parties to the Merger Agreement have agreed that, subject to the conditions specified in the Merger Agreement, the Merger will become effective as soon as practicable after the consummation of the Offer, without a vote of SC’s stockholders, in accordance with Section 251(h) of the DGCL. As of the date of this Offer to Purchase, the Transaction is expected to close by late October or otherwise in the fourth quarter of 2021 upon receipt of regulatory approval.

The Board of Directors of SC (the “SC Board”) has, upon the unanimous recommendation of a special committee comprised solely of independent and disinterested directors, unanimously (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are fair to and in the best interests of SC’s stockholders (other than Parent, Purchaser and their affiliates), (ii) approved, adopted and declared advisable the Merger Agreement and approved the execution, delivery and performance by SC of the Merger Agreement and the consummation by SC of the transactions contemplated thereby, including the Offer and the Merger, in accordance with the requirements of the DGCL, (iii) resolved that the Merger Agreement and the Merger shall be governed by Section 251(h) of the DGCL and (iv) resolved to recommend that the stockholders of SC accept the Offer and tender their Shares into the Offer.

The Offer is subject to conditions, including (i) the Regulatory Condition (as defined in “The Offer—Section 15—Conditions to the Offer”), (ii) the No Proceedings Condition (as defined in “The Offer—Section 15—Conditions to the Offer”), (iii) the No Legal Prohibition Condition (as defined in “The Offer—Section 15—Conditions to the Offer”), and (iv) other conditions as set forth in “The Offer—Section 15—Conditions to the Offer.” Consummation of the Offer is not conditioned on obtaining financing or any minimum tender threshold.

Subject to the applicable rules and regulations of the Securities and Exchange Commission (“SEC”), Purchaser also reserves the right to waive any of the conditions to the Offer and to make any change in the terms of the Offer, provided that SC’s prior written consent is required for Purchaser to (i) decrease the Offer Price, (ii) change the amount or form of consideration to be paid in the Offer, (iii) decrease the number of Shares sought in the Offer, (iv) impose conditions to the Offer in addition to those set forth in Annex I to the Merger Agreement or modify the conditions set forth in Annex I to the Merger Agreement, (v) terminate, accelerate, limit or extend the expiration date of the Offer in any manner (except to the extent required under the Merger Agreement), or (vi) otherwise amend, modify or supplement any of the conditions to or terms of the Offer in a manner that is, or would reasonably be expected to be, adverse to the holders of Shares other than Parent and Purchaser.

Upon the terms and subject to the conditions set forth in the Offer, Purchaser will accept for payment and pay for all Shares that are validly tendered and not withdrawn on or prior to one minute after 11:59 p.m., New York City Time, at the end of the day on October 4, 2021 or, in the event the Offer is extended or earlier terminated, the latest time and date at which the Offer, as so extended or earlier terminated, will expire (the “Expiration Time”). No “subsequent offering period” in accordance with Rule 14d-11 of the Exchange Act will be available.

Pursuant to the terms of the Merger Agreement, if, at the initial Expiration Time or any subsequent time as of which the Offer is scheduled to expire, any condition to the Offer has not been satisfied or waived (to the extent waivable), Purchaser must extend the Offer for one or more consecutive periods of not more than (except with the consent of SC) ten business days until such time as such conditions shall have been satisfied or waived, provided that Purchaser will not be required to extend the Offer beyond March 31, 2022 (which may be extended for up to two periods of three months each by either SC or Parent in certain circumstances pursuant to the terms of the Merger Agreement) (the “End Date”). In addition, Purchaser must extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff that is applicable to the Offer or required by the rules and regulations of the New York Stock Exchange (“NYSE”) or applicable law. Except as otherwise permitted pursuant to the Merger Agreement, Purchaser may not terminate the Offer, or permit the Offer to expire, prior to any such extended expiration date without the consent of SC.

2

Any extension, termination or amendment of the Offer will be followed by a prompt public announcement thereof.

In order to validly tender Shares in the Offer, you must either (i) complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal, have your signature guaranteed (if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a manually signed facsimile copy) and any other required documents to Computershare Inc. and Computershare Trust Company, N.A., the joint depositary for the Offer (the “Depositary”), and either deliver the certificates for your Shares along with the Letter of Transmittal to the Depositary or tender your Shares pursuant to the procedures for book-entry transfer set forth in “The Offer—Section 3—Procedures for Tendering Shares” of this Offer to Purchase or (ii) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such broker, dealer, commercial bank, trust company or other nominee to tender your Shares. If you desire to tender your Shares, and certificates evidencing your Shares are not immediately available or you cannot deliver such certificates and all other required documents to the Depositary or you cannot comply with the procedures for book-entry transfer described in “The Offer—Section 3—Procedures for Tendering Shares” of this Offer to Purchase, in each case prior to the Expiration Time, you may tender your Shares by following the procedures for guaranteed delivery set forth in “The Offer—Section 3—Procedures for Tendering Shares” of this Offer to Purchase.

Subject to the terms and conditions set forth in the Merger Agreement and to the satisfaction or waiver (to the extent waivable) of the conditions to the Offer, Purchaser will accept for payment and pay for, promptly after the Expiration Time (and in any event within two business days), all Shares validly tendered and not validly withdrawn. For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn when, as and if Purchaser gives oral or written notice of Purchaser’s acceptance to the Depositary. Upon the terms and subject to the conditions of the Offer, Purchaser will pay for Shares accepted for payment pursuant to the Offer by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments and transmitting such payments to tendering stockholders. Under no circumstances will Purchaser pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making such payment.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time as explained below. For your withdrawal to be effective, a written or facsimile transmission notice of withdrawal with respect to the applicable Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and, if different from that of the person who tendered such Shares, the name of the registered holder of the Shares. If the Shares to be withdrawn have been delivered to the Depositary (except in the case of Shares tendered by an Eligible Institution (as defined in “The Offer—Section 3—Procedures for Tendering Shares”)), a signed notice of withdrawal with signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the serial numbers shown on the specific certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility (as defined in “The Offer—Section 2—Acceptance for Payment and Payment for Shares”) to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be retendered at any time before the Expiration Time by again following any of the procedures described in this Offer to Purchase.

Subject to applicable law as applied by a court of competent jurisdiction, Purchaser will determine, in its sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, and its determination will be final and binding.

3

In general, your exchange of shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. You should consult your tax advisor about the specific tax consequences to you of exchanging your shares for cash pursuant to the Offer in light of your particular circumstances. See “The Offer—Section 5—Certain U.S. Federal Income Tax Consequences” for a more detailed discussion of the tax consequences of the Offer.

SC has provided to Purchaser its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other related materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees whose names appear on SC’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

This Offer to Purchase and the related Letter of Transmittal and SC’s Solicitation/Recommendation Statement on Schedule 14D-9 filed with the SEC in connection with the Offer contain important information, and should be read carefully and in their entirety before any decision is made with respect to the Offer.

Questions and requests for assistance and copies of this Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be directed to the Information Agent, at its address and telephone numbers set forth on the back cover of this Offer to Purchase and will be furnished promptly at Purchaser’s expense. None of Ultimate Parent, Parent or Purchaser will pay any fees or commissions to any broker or dealer or any other person (other than to the Information Agent and the Depositary, as described in this Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by Purchaser for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

This transaction has not been approved or disapproved by the SEC or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase or the Letter of Transmittal. Any representation to the contrary is unlawful and a criminal offense.

September 7, 2021

4

IMPORTANT

If you desire to tender all or any portion of your Shares in the Offer, this is what you must do:

•

If you are a record holder (i.e., a stock certificate or uncertificated stock has been issued to you in your name), you must complete and sign the enclosed Letter of Transmittal (or a facsimile thereof), in accordance with the instructions in the Letter of Transmittal, and send it with your stock certificate and any other required documents to Computershare Inc. and Computershare Trust Company, N.A., the joint depositary for the Offer (the “Depositary”), or follow the procedures for book-entry transfer set forth in “The Offer—Section 3—Procedures for Tendering Shares” of this Offer to Purchase. These materials must reach the Depositary prior to the expiration of the Offer. Detailed instructions are contained in the Letter of Transmittal and in “The Offer—Section 3—Procedures for Tendering Shares” of this Offer to Purchase.

•

If you are a record holder and your stock is certificated but your stock certificate is not available or you cannot deliver it to the Depositary prior to the expiration of the Offer, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery. Please contact Georgeson LLC, Inc., the information agent for the Offer, by phone at 866-628-6021 (toll free) or +1-781-575-2137 (outside U.S. and Canada) for assistance. See “The Offer—Section 3—Procedures for Tendering Shares” for further details.

•

If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered in order to tender your Shares in the Offer.

The Letter of Transmittal, the certificates for the Shares and any other required documents must reach the Depositary prior to the expiration of the Offer (currently scheduled to occur at one minute after 11:59 p.m., New York City Time, at the end of the day on October 4, 2021, unless extended or earlier terminated), unless the procedures for guaranteed delivery described in “The Offer—Section 3—Procedure for Tendering Shares” of this Offer to Purchase are followed.

* * *

Questions and requests for assistance may be directed to the information agent at the address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the information agent or from your broker, dealer, commercial bank, trust company or other nominee. Copies of these materials may also be found at the website maintained by the SEC at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

i

SUMMARY TERM SHEET

Max Merger Sub, Inc. (“Purchaser”), a direct wholly-owned subsidiary of Santander Holdings USA, Inc. (“Parent”) and an indirect wholly-owned subsidiary of Banco Santander, S.A. (“Ultimate Parent”), is offering to purchase any and all of the outstanding shares of common stock, par value $0.01 per share, of Santander Consumer USA Holdings Inc. (“SC”) that Parent does not already own for $41.50 per share (the “Offer Price”), net to the seller of such Shares in cash, without interest and subject to deduction for any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented from time to time, this “Offer to Purchase”), the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and which, together with this Offer to Purchase, constitutes the “Offer”), and pursuant to the Agreement and Plan of Merger, dated as of August 23, 2021, by and among SC, Parent and Purchaser (as amended from time to time, the “Merger Agreement”). The following are some of the questions you, as a SC stockholder, may have, and answers to those questions. This summary term sheet is not meant to be a substitute for the more detailed information contained in the remainder of this Offer to Purchase, and you should carefully read this Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase and the related Letter of Transmittal. This summary term sheet includes cross-references to other sections of this Offer to Purchase to direct you to the sections of the Offer to Purchase containing a more complete description of the topics covered in this summary term sheet. Unless the context otherwise requires, the terms “we,” “our” and “us” refer to Purchaser. The information concerning SC contained herein and elsewhere in the Offer to Purchase has been provided to Ultimate Parent, Parent and Purchaser by SC or has been taken from or is based upon publicly available documents or records of SC on file with the SEC or other public sources at the time of the Offer. Ultimate Parent, Parent and Purchaser have not independently verified the accuracy or completeness of such information.

Securities Sought	Any and all of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of SC that Parent does not already own.

Price Offered Per Share	$41.50, net to the seller in cash, without interest and subject to deduction for any required withholding taxes.

Scheduled Expiration of Offer	One minute after 11:59 p.m., New York City Time, at the end of the day on October 4, 2021, unless the Offer is extended or earlier terminated.

Purchaser	Max Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent, a Virginia corporation, and an indirect wholly-owned subsidiary of Ultimate Parent, a Spanish bank organized under the laws of the Kingdom of Spain.

Who is offering to buy my securities?

Max Merger Sub, Inc. is a Delaware corporation formed for the purpose of making this tender offer for all of the outstanding Shares that Parent does not already own and completing the process by which we will be merged with and into SC. We are a direct wholly-owned subsidiary of Parent, a Virginia corporation, and an indirect wholly-owned subsidiary of Ultimate Parent, a Spanish bank organized under the laws of the Kingdom of Spain.

Parent is the owner of approximately 80% of the outstanding Shares, or 245,593,555 Shares, as of the date of this Offer to Purchase. See the “Introduction” to this Offer to Purchase and “The Offer—Section 9—Certain Information Concerning Purchaser, Parent, and Ultimate Parent.”

What securities are you offering to purchase?

We are offering to purchase any and all of the outstanding Shares that Parent does not already own, on the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. We refer to each share of SC common stock as a “Share.” See the “Introduction” to this Offer to Purchase and “The Offer—Section 1—Terms of the Offer.”

Why are you making the Offer?

We are making the Offer to acquire the entire equity interest in SC that Parent does not already own. If the Offer is consummated, pursuant to the Merger Agreement, Parent intends, as soon as practicable after the consummation of the Offer, to cause Purchaser to consummate the Merger (as described below). Upon consummation of the Merger, SC will cease to be a publicly traded company and will become a wholly-owned subsidiary of Parent. In addition, we intend to cause SC to be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), after completion of the Merger.

How much are you offering to pay for my securities and what is the form of payment? Will I have to pay any fees or commissions?

We are offering to pay $41.50 per Share, net to the seller in cash, without interest and subject to deduction for any required withholding taxes. If you are the record holder of your Shares (i.e., a stock certificate or uncertificated stock has been issued to you in your name) and you directly tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, then they may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase and “The Offer—Section 2—Acceptance for Payment and Payment for Shares.”

Do you have the financial resources to pay for the Shares?

Yes. We have sufficient resources available to us to make the payment for your Shares. Based upon SC’s filings with the Securities and Exchange Commission (“SEC”) and more recent information provided to us by SC, we estimate that we will need approximately $2.5 billion to acquire the Shares pursuant to the Offer and the Merger (as defined below). Parent expects to contribute or otherwise advance to us the funds necessary to consummate the Offer and the Merger and to pay related fees and expenses. It is anticipated that all of such funds will be obtained from Parent’s cash on hand.

The Offer is not conditioned upon any financing arrangements. See “The Offer—Section 10—Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender in the Offer?

No. We do not think our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

•	the Offer is being made for all outstanding Shares solely for cash;

•	as described above, we, through Parent, have sufficient funds to purchase all Shares validly tendered, and not validly withdrawn, in the Offer and to provide funding for the Merger;

•	consummation of the Offer is not subject to any financing condition; and

•

if we consummate the Offer, we expect to complete the Merger as promptly as practicable after the consummation of the Offer, in which all Shares (other than Shares owned by SC, any of its subsidiaries, Parent, us or any subsidiary of Parent, or Shares for which appraisal rights have been validly exercised under Section 262 of the DGCL) that then remain issued and outstanding will be converted into the right to receive the Offer Price.

See “The Offer—Section 10—Source and Amount of Funds” and “The Offer—Section 13—The Merger Agreement.”

What are the most significant conditions to the Offer?

The Offer is subject to conditions, including (i) the Regulatory Condition (as defined below in “The Offer—Section 15—Conditions to the Offer”), (ii) the No Proceedings Condition (as defined below in “The Offer—Section 15—Conditions to the Offer”), (iii) the No Legal Prohibition Condition (as defined below in “The Offer—Section 15—Conditions to the Offer”), and (iv) other conditions as set forth in this Offer to Purchase. See “The Offer—Section 15—Conditions to the Offer.” See also “The Offer—Section 16—Certain Legal Matters; Regulatory Approvals.” Consummation of the Offer is not conditioned on obtaining financing or any minimum tender threshold.

Is there an agreement governing the Offer?

Yes. SC, Parent and Purchaser have entered into the Merger Agreement. Pursuant to the Merger Agreement, the parties have agreed on, among other things, the terms and conditions of the Offer and, following consummation of the Offer, the Merger of Purchaser with and into SC. See the “Introduction” to this Offer to Purchase, “The Offer—Section 13—The Merger Agreement” and “The Offer—Section 15—Conditions to the Offer.”

What does SC’s Board of Directors think about the Offer?

SC’s Board of Directors (the “SC Board”), upon the unanimous recommendation of a special committee comprised solely of independent and disinterested directors (the “Special Committee”), has unanimously:

•

determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are fair to and in the best interests of SC’s stockholders (other than Parent, Purchaser and their affiliates);

•

approved, adopted and declared advisable the Merger Agreement and approved the execution, delivery and performance by SC of the Merger Agreement and the consummation by SC of the transactions contemplated thereby, including the Offer and the Merger, in accordance with the requirements of the DGCL;

•	resolved that the Merger Agreement and the Merger shall be governed by Section 251(h) of the DGCL; and

•	resolved to recommend that the stockholders of SC accept the Offer and tender their Shares into the Offer.

SC will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC indicating the approval of the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement by the SC Board and recommending that SC’s stockholders tender their Shares in the Offer.

See “The Offer—Section 11—Background of the Offer; Contacts with SC” and “The Offer—Section 13—The Merger Agreement.” We expect that a more complete description of the reasons for the SC Board’s approval of the Offer and the Merger will be set forth in a Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) to be prepared by SC and filed with the SEC and mailed to SC stockholders.

Do you have interests in the Offer that are different from my interests as a stockholder of SC?

Yes. Our interests in the Offer (and any subsequent merger) are different from those of stockholders being asked to sell their Shares. In particular, our financial interests with regard to the price to be paid in the Offer (and any subsequent merger) are adverse to the interests of SC stockholders being asked to sell their Shares because we have an interest in acquiring the Shares as inexpensively as possible and the stockholders being asked to tender their Shares have an interest in selling their Shares for the highest possible price. Also, if you sell Shares in the Offer or your Shares are converted in any subsequent merger, you will cease to have any interest in SC and will not have the opportunity to participate in the future earnings or growth, if any, of SC. On the other hand, we will benefit from any future increase in the value of SC, as well as bear the burden of any future decrease in the value of SC. See “The Offer—Section 12—Purpose of the Offer; Plans for SC; Effects of the Offer; Stockholder Approval; Appraisal Rights.”

What is your position as to the fairness of the transaction?

We believe that the transaction is fair to SC stockholders who are not affiliated with SC, Parent, or us, based upon the factors set forth under “Special Factors—Section 1—Position of Purchaser Regarding Fairness of the Transaction.”

How long do I have to decide whether to tender my Shares in the Offer?

You have until one minute after 11:59 p.m., New York City Time, at the end of the day on October 4, 2021 (unless extended or earlier terminated), to tender your Shares in the Offer. See “The Offer—Section 1—Terms of the Offer.” If you cannot deliver everything required to make a valid tender to Computershare Inc. and Computershare Trust Company, N.A., the joint depositary for the Offer (the “Depositary”), prior to such time, you may be able to use a guaranteed delivery procedure, which is described in “The Offer—Section 3—Procedures for Tendering Shares.” In addition, if we extend the Offer as described below under “Introduction” to this Offer to Purchase, you will have an additional opportunity to tender your Shares. Please be aware that if your Shares are held by a broker, dealer, commercial bank, trust company or other nominee, they may require advance notification before the expiration time of the Offer in order to be able to tender your Shares prior to the expiration of the Offer.

When and how will I be paid for my tendered Shares?

If the conditions to the Offer set forth in “The Offer—Section 15—Conditions to the Offer” are satisfied or waived as of the expiration of the Offer, we will accept for payment and pay for all validly tendered and not validly withdrawn Shares as promptly as practicable after (and in any event within two business days) the date of expiration of the Offer.

We will pay for your validly tendered and not validly withdrawn Shares by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares as described in “The Offer—Section 3—Procedures for Tendering Shares”), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents for such Shares.

Can the Offer be extended and under what circumstances?

Yes. The Merger Agreement provides that, subject to the parties’ respective termination rights in the Merger Agreement, if at the scheduled expiration date of the Offer, including following a prior extension, any condition to the Offer has not been satisfied or waived (to the extent waivable), we must extend the Offer for one or more consecutive periods of not more than ten business days (except with the prior written consent of SC) until such time as such conditions shall have been satisfied or waived, provided that we will not be required to extend the Offer beyond March 31, 2022 (which may be extended for up to two periods of three months each by either SC or Parent in certain circumstances pursuant to the terms of the Merger Agreement) (the “End Date”). In addition, we must extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff that is applicable to the Offer or required by the rules and regulations of the NYSE or applicable law. See “The Offer—Section 1—Terms of the Offer.”

Will you provide a subsequent offering period?

We do not presently intend to offer, and the Merger Agreement does not provide for, a subsequent offering period.

How will I be notified if the Offer is extended?

If we extend the Offer, we will inform the Depositary of that fact and will make a prompt public announcement of the extension.

How do I tender my Shares?

If you wish to accept the Offer, this is what you must do:

•

If you are a record holder (i.e., a stock certificate or uncertificated stock has been issued to you in your name), you must complete and sign the enclosed Letter of Transmittal (or a facsimile thereof), in accordance with the instructions provided in the Letter Transmittal, and send it with your stock certificates and any other required documents to the Depositary or follow the procedures for book-entry transfer set forth in “The Offer—Section 3—Procedures for Tendering Shares” of this Offer to Purchase. These materials must reach the Depositary prior to the expiration of the Offer. Detailed instructions are contained in the Letter of Transmittal and in “The Offer—Section 3—Procedures for Tendering Shares.”

•

If you are a record holder and your stock is certificated, but your stock certificate is not available or you cannot deliver it to the Depositary prior to the expiration of the Offer, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery. Please contact Georgeson LLC, the Information Agent, by phone at 866-628-6021 (toll free) or +1-781-575-2137 (outside U.S. and Canada) for assistance. See “The Offer—Section 3—Procedures for Tendering Shares” for further details.

•

If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered in order to tender your Shares in the Offer.

How do I tender Shares that are not represented by a certificate?

If you directly hold uncertificated Shares in an account with SC’s transfer agent, Computershare Inc., you should follow the instructions for book-entry transfer of your Shares as described in “The Offer—Section 3—Procedures for Tendering Shares” and in the attached Letter of Transmittal. If you hold your uncertificated Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered in order to tender your Shares in the Offer.

Until what time can I withdraw tendered Shares?

You can withdraw some or all of the Shares that you previously tendered in the Offer at any time prior to the expiration time of the Offer (as it may be extended from time to time). Further, if we have not accepted your

Shares for payment by November 6, 2021, you may withdraw them at any time after that date until we accept your Shares for payment. Once we accept your tendered Shares for payment upon expiration of the Offer, however, you will no longer be able to withdraw them. See “The Offer—Section 4—Withdrawal Rights.”

How do I withdraw tendered Shares?

To withdraw Shares that you previously tendered in the Offer, you must deliver a written notice of withdrawal, or a facsimile of one, which includes the required information, to the Depositary while you have the right to withdraw such Shares. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, then you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange to withdraw the Shares. See “The Offer—Section 4—Withdrawal Rights.”

Can holders of stock options and/or restricted stock units participate in the Offer?

The Offer is only for the outstanding shares of common stock of SC that are not subject to vesting conditions and is not for any options to purchase shares of common stock (“SC Stock Options”) or restricted stock units (“SC RSUs”). If you hold unexercised SC Stock Options and you wish to participate in the Offer, you must exercise your SC Stock Options (to the extent they are exercisable) in accordance with the terms of the applicable SC stock plan and award agreement, and tender such Shares received upon the exercise in accordance with the terms of the Offer. Holders of unexercisable SC Stock Options will be unable to exercise such SC Stock Options and are not eligible to participate in the Offer with respect to the Shares underlying such SC Stock Options unless they become exercisable by their terms prior to the expiration of the Offer. Holders of SC RSUs are not eligible to participate in the Offer.

At or immediately prior to the effective time of the Merger (the “Merger Effective Time”), each SC Stock Option that is outstanding immediately prior to the Merger Effective Time, whether or not vested or exercisable, will be cancelled, and SC will pay each holder of any such option at or promptly after the Merger Effective Time, through its payroll procedures, an amount in cash, subject to applicable withholding, determined by multiplying (1) the excess, if any, of the Offer Price per Share over the applicable exercise price per Share of such SC Stock Option by (2) the number of Shares such holder could have purchased (assuming full vesting of all options) had such holder exercised such SC Stock Option in full immediately prior to the Merger Effective Time. See “The Offer—Section 13—The Merger Agreement—SC Stock Options.”

At or immediately prior to the Merger Effective Time, each SC RSU that is outstanding immediately prior to the Merger Effective Time, whether or not vested, will be cancelled, and Parent will use reasonable best efforts to cause Ultimate Parent to replace such cancelled SC RSU with a restricted stock unit award providing the holder of such cancelled SC RSU a right to receive, on the date that such SC RSU otherwise would have been settled, a number of American Depositary Receipts of Ultimate Parent evidencing the American Depositary Shares of Ultimate Parent (NYSE: SAN) (“ADRs”) equal to the quotient of (1) the product of (x) the number of Shares underlying the applicable SC RSU multiplied by (y) the Offer Price, divided by (2) the price per ADR, where the price per ADR will be, (x) if the Merger Effective Time occurs on or before six months after the date of the Merger Agreement, $3.68 (the “Initial Price”), (y) if the Merger Effective Time occurs following six months after the date of the Merger Agreement, and the price of an ADR on the New York Stock Exchange (“NYSE”) on the trading date occurring prior to the Merger Effective Time (the “Closing Price”) is more than 75% of the Initial Price, then the Initial Price, and (z) if the Merger Effective Time occurs following six months after the date of the Merger Agreement, and the Closing Price is not more than 75% of the Initial Price, then the Closing Price. In the event of a stock dividend, stock split, reverse stock split, separation, spinoff, reorganization, extraordinary dividend of cash or other property, share combination or recapitalization or similar event affecting the ADR stock price, the formula to determine the ADR price will be adjusted to equitably account for the affected price. The replacement award will otherwise be subject to the same terms (including vesting requirements and, as applicable, performance goals) as the underlying SC RSU, provided that service with the surviving corporation and its Affiliates will be treated as continuing service for vesting and all other purposes, and with respect to SC RSUs granted on June 4, 2021 to any member of the SC Board whose service is involuntarily terminated in connection with a downsizing of the SC Board in connection with the Merger, to the extent not yet vested as of the termination date, the SC RSUs that vest based on the director’s continued service will be deemed fully vested as of the director’s termination of service as of the termination date. If Ultimate Parent does not issue the ADRs, then Parent will pay to the holder of such replacement award that vests (it being understood that the same vesting conditions applicable to the SC RSU and to replacement awards will apply for this purpose) a cash payment, on the date that such SC RSU otherwise would have been settled, with a value equal to the closing price of an ADR on the NYSE on the date of settlement. See “The Offer—Section 13—The Merger Agreement—SC RSUs.”

As SC is a controlled company, owned indirectly by Ultimate Parent, certain of SC’s executive officers, including SC’s named executive officers, and other identified staff are subject to the Capital Requirements Directives promulgated by the European Parliament and Council of the European Union (“CRD IV”). Under Ultimate Parent’s Management Board Compensation Policy and Identified Staff Plan (the “CRD Policy”), certain identified staff, including named executive officers and other executive officers, are required to defer receipt of a portion of their variable compensation in order to comply with CRD IV. Ultimately, these policies are intended to ensure that annual bonus awards encourage sustainable, long-term performance consistent with our risk appetite and risk management policies, and are aligned with long-term stockholder interests. If the holder of an SC RSU is subject to a hold requirement under the CRD Policy, then, subject to applicable law and unless the holder of the SC RSU and Parent otherwise agree, Parent will hold back the net after tax amount of any payment to be made under the replaced SC RSU (if necessary for purposes of compliance with Section 409A of the Internal Revenue Code in escrow for the benefit of the holder) to be paid to the holder upon the expiration of the hold period, plus an adjustment through the date of payment. The adjustment rate will be based on the United States Bureau of Labor Statistics Consumer Price Index for All Urban Consumers for “all items” in effect on the date of settlement, plus 3% (the “Interest Rate”). Similarly, Shares to be cashed out in the Merger or tendered in the Offer (whether or not issued pursuant to SC RSUs) that are, as of the Merger Effective Time, subject to the CRD Policy will remain subject to the policy, and, to the extent permitted by applicable law and unless the holder of the Shares and Parent otherwise agree, Parent will either cause Ultimate Parent to issue a number of ADRs equal to the after tax merger consideration amount attributable to the Shares divided by the closing price of an ADR on the NYSE on the trading date prior to the Merger Effective Time (which ADRs shall be subject to the CRD Policy), or hold back the net after tax amount of such merger consideration to be paid to the holder upon the expiration of the hold period, plus an adjustment for inflation at the Interest Rate through the date of payment.

Will the Offer be followed by a Merger if not all of the Shares are tendered in the Offer? If the Offer is completed, will SC continue as a public company?

If the conditions to the Merger are satisfied or waived (to the extent waivable), we will effect the Merger as promptly as practicable following the consummation of the Offer in accordance with the terms of the Merger Agreement, without a vote or any further action by the stockholders of SC, pursuant to Section 251(h) of the DGCL.

Upon the completion of the Merger, the surviving corporation will be a wholly-owned subsidiary of Parent and the Shares will no longer be publicly traded. In addition, we intend to cause SC to be delisted from the NYSE and deregistered under the Exchange Act, after completion of the Merger. If the Merger takes place, all remaining stockholders (other than SC, its subsidiaries, Parent, us or any subsidiary of Parent, or any stockholders who are entitled to and have properly exercised their appraisal rights under the DGCL) will receive the Offer Price. See the “Introduction” to this Offer to Purchase and “The Offer—Section 12— Purpose of the Offer; Plans for SC; Effects of the Offer; Stockholder Approval; Appraisal Rights” and “The Offer—Section 13—The Merger Agreement.”

Will a meeting of SC’s stockholders be required to approve the Merger?

No. Section 251(h) of the DGCL provides that, unless expressly required by its certificate of incorporation, no vote of stockholders will be necessary to authorize the merger of a target corporation whose shares are listed on a national securities exchange or held of record by more than 2,000 holders immediately prior to the execution of the applicable agreement of merger by such corporation if, subject to certain statutory provisions:

•

the agreement of merger expressly permits or requires that the merger shall be effected by Section 251(h) of the DGCL and provides that such merger be effected as soon as practicable following the consummation of the tender offer;

•

an acquiring corporation consummates a tender offer for any and all of the outstanding stock of such target corporation (other than any shares held by the constituent corporation, the corporation making such offer, any person that owns, directly or indirectly, all of the outstanding stock of the corporation making the offer, and any direct or indirect wholly-owned subsidiaries of any of the foregoing);

•

following the consummation of the tender offer, the acquiring entity holds (together with any stock owned by any entity that (i) owns, directly or indirectly, all of the outstanding stock of such acquiring entity or (ii) is a direct or indirect wholly-owned subsidiary of such acquiring entity or of any person referred to in the preceding clause (i)) at least the amount of shares of each class of stock of the target corporation that would otherwise be required for the stockholders of the target corporation to adopt a merger agreement with the acquiring entity; and

•

each share of each class or series of stock of the target corporation not irrevocably accepted for purchase in the offer is converted into the right to receive the same consideration as was payable in the tender offer.

If the conditions to the Offer and the Merger are satisfied or waived (to the extent waivable), we have agreed in the Merger Agreement to effect the Merger as promptly as practicable following the consummation of the Offer in accordance with the terms of the Merger Agreement, without a vote or any further action by the stockholders of SC.

If I decide not to tender, how will the Offer affect my Shares?

If the Merger is consummated between SC and Purchaser, SC stockholders who did not tender their Shares in the Offer (other than SC, any of its subsidiaries, Parent, us or any subsidiary of Parent, or any stockholders who are entitled to and have properly exercised their appraisal rights under the DGCL) will receive cash in an amount equal to the price per Share paid in the Offer, without interest and subject to deduction for any required withholding taxes. If we accept and purchase Shares in the Offer, we will consummate the Merger as soon as practicable without a vote of or any further action by the stockholders of SC, pursuant to the DGCL. Therefore, if the Merger takes place, the only differences to you between tendering your Shares and not tendering your Shares are (i) that you may be paid earlier if you tender your Shares and (ii) appraisal rights under Section 262 of the DGCL will not be available to you if you tender Shares in the Offer, but will be available to you in the Merger if you do not tender Shares in the Offer. See “The Offer—Section 12— Purpose of the Offer; Plans for SC; Effects of the Offer; Stockholder Approval; Appraisal Rights—No Stockholder Approval.”

While we intend, and are obligated under the Merger Agreement, to consummate the Merger as soon as practicable after we consummate the Offer, if the Merger does not take place and the Offer is consummated, there may be so few remaining stockholders and publicly traded Shares that there will no longer be an active or liquid public trading market (or, possibly, any public trading market) for Shares held by stockholders other than us. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares. Also, SC may no longer be required to make filings with the SEC or otherwise may no longer be required to comply with the SEC rules relating to publicly held companies. See “The Offer—Section 7—Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing; Registration under the Exchange Act; Margin Regulations” and “The Offer—Section 13—The Merger Agreement.”

No stockholder vote will be required to consummate the Merger, and we expect the consummation of the Offer and the consummation of the Merger to occur on the same date. See “The Offer—Section 12— Purpose of the Offer; Plans for SC; Effects of the Offer; Stockholder Approval; Appraisal Rights—No Stockholder Approval.”

Are appraisal rights available in either the Offer or the Merger?

No appraisal rights are available in connection with the Offer. However, pursuant to the DGCL, if the Merger is consummated, any stockholder who does not tender its Shares in the Offer will have the right, by fully complying with the applicable provisions of Section 262 of the DGCL, to choose not to accept the consideration payable for their Shares pursuant to the Merger, and instead to demand an appraisal of its Shares by the Court of Chancery of the State of Delaware and receive a cash payment of the “fair value” of their Shares as of the Merger Effective time as determined by the Court of Chancery of the State of Delaware. The “fair value” of such Shares as of the Merger Effective Time may be more than, less than, or equal to the Offer Price. See “The Offer—Section 12— Purpose of the Offer; Plans for SC; Effects of the Offer; Stockholder Approval; Appraisal Rights—Appraisal Rights.”

What is the market value of my Shares as of a recent date?

On July 1, 2021, the last full trading day before Parent announced that it had made a proposal to the Special Committee to acquire the Shares that it did not already own of SC, the reported closing sale price of a Share reported on the NYSE was $36.24. On August 23, 2021, the last full trading day before we announced the Merger Agreement, the reported closing sale price of a Shares reported on the NYSE was $41.31. On September 3, 2021, the last full trading day before the date of this Offer to Purchase, the reported closing sale price of a Share reported on the NYSE was $41.23. Please obtain a recent quotation for the Shares before deciding whether or not to tender your Shares. See “The Offer—Section 6—Price Range of Shares; Dividends.”

What are the material U.S. federal income tax consequences of exchanging my Shares pursuant to the Offer?

In general, your exchange of Shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. You should consult your tax advisor about the tax consequences to you of exchanging your Shares pursuant to the Offer in light of your particular circumstances. See “The Offer—Section 5—Certain U.S. Federal Income Tax Consequences.”

Who can I talk to if I have questions about the Offer?

You can contact Georgeson LLC, the Information Agent, by phone at 866-628-6021 (toll free) or +1-781-575-2137 (outside U.S. and Canada). See the back cover of this Offer to Purchase.

To the Stockholders of Santander Consumer USA Holdings Inc.:

INTRODUCTION

Max Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a direct wholly-owned subsidiary of Santander Holdings USA, Inc., a Virginia corporation (“Parent”), and an indirect wholly-owned subsidiary of Banco Santander, S.A., a Spanish bank organized under the laws of the Kingdom of Spain (“Ultimate Parent”), is offering to purchase any and all outstanding shares (the “Shares”) of common stock, par value $0.01 per share, of Santander Consumer USA Holdings Inc., a Delaware corporation (“SC”), that Parent does not already own for $41.50 per Share (the “Offer Price”), net to the seller of such Shares in cash, without interest and subject to deduction for any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented from time to time, this “Offer to Purchase”) and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and which, together with the Offer to Purchase, constitutes the “Offer”). Unless the context requires otherwise, the terms “we,” “our” and “us” refer to Purchaser.

If you are the record holder of your Shares (i.e., a stock certificate or uncertificated stock has been issued to you in your name), you will not be required to pay brokerage fees, commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the exchange of Shares for cash pursuant to the Offer. However, if you do not complete and sign the Internal Revenue Service Form W-9 that is included in the Letter of Transmittal (or other applicable form), you may be subject to backup withholding (currently at a rate of 24%) on the gross proceeds payable to you. See “The Offer—Section 3—Procedures for Tendering Shares—Backup Withholding.” Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service. Stockholders with Shares held in street name by a broker, dealer, commercial bank, trust company or other nominee should consult with their nominee to determine if they will be charged any transaction fees. We will pay all charges and expenses of Computershare Inc. and Computershare Trust Company, N.A., the joint depositary for the Offer (the “Depositary”) and Georgeson LLC, the information agent for the Offer (the “Information Agent”) incurred in connection with the Offer. See “The Offer—Section 17—Fees and Expenses.”

We are making the Offer pursuant to the Agreement and Plan of Merger, dated as of August 23, 2021 (as amended from time to time, the “Merger Agreement”), among SC, Parent and Purchaser. The Merger Agreement provides, among other things, that as soon as practicable after the consummation of the Offer, subject to the satisfaction or waiver of the other conditions set forth in the Merger Agreement, Purchaser will merge with and into SC (the “Merger”), with SC continuing as the surviving corporation and a wholly-owned subsidiary of Parent. At the Merger Effective Time, each outstanding Share (other than (i) Shares owned by SC as treasury stock immediately prior to the Merger Effective Time, (ii) Shares held by Parent, (iii) Shares owned by any wholly-owned subsidiary of either SC or Parent immediately prior to the Merger Effective Time, if any, (iv) Shares irrevocably accepted by Purchaser pursuant to the Offer and which will be paid for in the Offer, and (v) Shares outstanding immediately prior to the Merger Effective Time and held by a holder who is entitled to demand and properly demands appraisal for such Shares in accordance with Section 262 of the Delaware General Corporation Law (the “DGCL”)) will be converted into the right to receive the Offer Price in cash, without interest and subject to deduction for any required withholding taxes. The Merger is subject to the satisfaction or waiver of certain conditions described in “The Offer—Section 13—The Merger Agreement—Conditions to the Merger.” “The Offer—Section 13—The Merger Agreement” contains a more detailed description of the Merger Agreement. “The Offer—Section 5—Certain U.S. Federal Income Tax Consequences” describes certain U.S. federal income tax consequences of the sale of Shares in the Offer and the Merger.

The Offer is being made only for Shares that are not subject to vesting conditions and is not being made for any options to purchase SC Shares (the “SC Stock Options”) or SC restricted stock units (the “SC RSUs”). The Merger Agreement provides that:

•

At or immediately prior to the Merger Effective Time, each SC Stock Option that is outstanding immediately prior to the Merger Effective Time, whether or not vested or exercisable, will be cancelled, and SC will pay each holder of any such option at or promptly after the Merger Effective Time, through its payroll procedures, an amount in cash, subject to applicable withholding determined by multiplying (1) the excess, if any, of the Offer Price per Share over the applicable exercise price per Share of such SC Stock Option by (2) the number of Shares such holder could have purchased (assuming full vesting of all options) had such holder exercised such SC Stock Option in full immediately prior to the Merger Effective Time. At or immediately prior to the Merger Effective Time, each SC RSU that is outstanding immediately prior to the Merger Effective Time, whether or not vested, will be cancelled, and Parent will use reasonable best efforts to cause Ultimate Parent to replace such cancelled SC RSU with a restricted stock unit award providing the holder of such cancelled SC RSU a right to receive, on the date that such SC RSU otherwise would have been settled, a number of American Depositary Receipts of Ultimate Parent evidencing the American Depositary Shares of Ultimate Parent (NYSE: SAN) (“ADRs”) (or a cash-settled equivalent, in certain circumstances) equal to the quotient of (1) the product of (x) the number of Shares underlying the applicable SC RSU multiplied by (y) the Offer Price, divided by (2) the price per ADR, where the price per ADR will be, (x) if the Merger Effective Time occurs on or before six months after the date of the Merger Agreement, $3.68 (the “Initial Price”), (y) if the Merger Effective Time occurs following six months after the date of the Merger Agreement, and the price of an ADR on the New York Stock Exchange (“NYSE”) on the trading date occurring prior to the Merger Effective Time (the “Closing Price”) is more than 75% of the Initial Price, then the Initial Price, and (z) if the Merger Effective Time occurs following six months after the date of the Merger Agreement, and the Closing Price is not more than 75% of the Initial Price, then the Closing Price. In the event of a stock dividend, stock split, reverse stock split, separation, spinoff, reorganization, extraordinary dividend of cash or other property, share combination or recapitalization or similar event affecting the ADR stock price, the formula to determine the ADR price will be adjusted to equitably account for the affected price. The replacement award will otherwise be subject to the same terms (including vesting requirements and, as applicable, performance goals) as the underlying SC RSU, provided that service with the surviving corporation and its Affiliates will be treated as continuing service for vesting and all other purposes, and with respect to SC RSUs granted on June 4, 2021 to any member of the SC Board whose service is involuntarily terminated in connection with a downsizing of the SC Board in connection with the Merger, to the extent not yet vested as of the termination date, the SC RSUs that vest based on the director’s continued service will be deemed fully vested as of the director’s termination of service as of the termination date. If Ultimate Parent does not issue the ADRs, then Parent will pay to the holder of such replacement award that vests (it being understood that the same vesting conditions applicable to the SC RSU and to replacement awards will apply for this purpose) a cash payment, on the date that such SC RSU otherwise would have been settled, with a value equal to the closing price of an ADR on the NYSE on the date of settlement.. See “The Offer—Section 13—The Merger Agreement—SC RSUs.”

•

As SC is a controlled company, owned indirectly by Ultimate Parent, certain of SC’s executive officers, including SC’s named executive officers, and other identified staff are subject to the Capital Requirements Directives promulgated by the European Parliament and Council of the European Union (“CRD IV”). Under Ultimate Parent’s Management Board Compensation Policy and Identified Staff Plan (the “CRD Policy”), certain identified staff, including named executive officers and other non-named executive officers, are required to defer receipt of a portion of their variable compensation in order to comply with CRD IV. Ultimately, these policies are intended to ensure that annual bonus awards encourage sustainable, long-term performance consistent with our risk appetite and risk management policies, and are aligned with long-term stockholder interests. If the holder of an SC RSU is subject to a hold requirement under the CRD Policy, then, subject to applicable law and unless the holder of the SC RSU and Parent otherwise agree, Parent will hold back the net after tax amount of any payment to be made under the replaced SC RSU (if necessary for purposes of compliance with Section 409A of the Internal Revenue Code in escrow for the benefit of the holder) to be paid to the holder upon the expiration of the hold period, plus an adjustment through the date of payment. The adjustment rate will be based on the United States Bureau of Labor Statistics Consumer Price Index for All Urban Consumers for “all items” in effect on the date of settlement, plus 3% (the “Interest Rate”). Similarly, Shares to be cashed out in the Merger or tendered in the Offer (whether or not issued pursuant to SC RSUs) that are, as of the Merger Effective Time, subject to the CRD Policy will remain subject to the policy, and, to the extent permitted by applicable law and unless the holder of the Shares and Parent otherwise agree, Parent will either cause Ultimate Parent to issue a number of ADRs equal to the after tax merger consideration amount attributable to the Shares divided by the closing price of an ADR on the NYSE on the trading date prior to the Merger Effective Time (which ADRs shall be subject to the CRD Policy), or hold back the net after tax amount of such merger consideration to be paid to the holder upon the expiration of the hold period, plus an adjustment for inflation at the Interest Rate through the date of payment.

The SC Board of Directors (the “SC Board”) has, upon the unanimous recommendation of a special committee of independent and disinterested directors (the “Special Committee”), unanimously (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are fair to and in the best interests of SC’s stockholders (other than Parent, Purchaser and their affiliates), (ii) approved, adopted and declared advisable the Merger Agreement and approved the execution, delivery and performance by SC of the Merger Agreement and the consummation by SC of the transactions contemplated thereby, including the Offer and the Merger in accordance with the requirements of the DGCL, (iii) resolved that the Merger Agreement and the Merger shall be governed by Section 251(h) of the DGCL and (iv) resolved to recommend that the stockholders of SC accept the Offer and tender their Shares into the Offer.

SC will file its Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) with the SEC and disseminate the Schedule 14D-9 to holders of Shares, in connection with the Offer. The Schedule 14D-9 will include a more complete description of the SC Board’s reasons for authorizing and approving the Merger Agreement and the transactions contemplated thereby and therefore, stockholders are encouraged to review the Schedule 14D-9 carefully and in its entirety.

The Offer is subject to conditions, including (i) the Regulatory Condition (as defined in “The Offer—Section 15—Conditions to the Offer”), (ii) the No Proceedings Condition (as defined below in “The Offer—Section 15—Conditions to the Offer”), (iii) the No Legal Prohibition Condition (as defined below in “The Offer—Section 15—Conditions to the Offer”), and (iv) other conditions as set forth in this Offer to Purchase. The Offer is not conditioned upon Parent or Purchaser obtaining financing or any minimum tender threshold. The conditions to the Offer are described in “The Offer—Section 15—Conditions to the Offer” and “The Offer—Section 16—Certain Legal Matters; Regulatory Approvals.”

According to SC, as of the close of business on August 30, 2021, there were (i) 306,110,456 Shares issued and outstanding, (ii) no shares of preferred stock issued and outstanding, (iii) SC Stock Options to purchase an aggregate of 92,407 Shares outstanding, all of which were vested and (iv) unvested SC RSUs outstanding relating to an aggregate of 392,336 Shares. As of the date of this Offer to Purchase, Parent owns 245,593,555 Shares.

We currently intend, as soon as practicable following the consummation of the Offer and the satisfaction or waiver of the other conditions set forth in the Merger Agreement, to consummate the Merger pursuant to the Merger Agreement. Following the Merger, the directors of SC at the Merger Effective Time will be the directors of the surviving corporation.

Section 251(h) of the DGCL provides that, if following consummation of a tender offer for any and all shares of a Delaware corporation whose shares are listed on a national securities exchange or held of record by more than 2,000 holders immediately prior to the execution of the applicable agreement of merger by such corporation, the acquiring entity holds (together with any stock owned by any entity that (i) owns, directly or indirectly, all of the outstanding stock of such acquiring entity or (ii) is a direct or indirect wholly-owned subsidiary of such acquiring entity or of any person referred to in the preceding clause (i)) at least the amount of shares of each class of stock of the target corporation that would otherwise be required for the stockholders of the target corporation to adopt a merger agreement with the acquiring entity, and each share of each class or series of stock of the target corporation not irrevocably accepted for purchase in the offer is converted into the right to receive the same consideration as was payable in the tender offer, the target corporation can effect a merger without the vote of the stockholders of the target corporation. Therefore, the parties have agreed, and the Merger Agreement requires, that, subject to the conditions specified in the Merger Agreement, the Merger will become effective as promptly as practicable after the consummation of the Offer, without a vote of SC stockholders, in accordance with Section 251(h) of the DGCL. See “The Offer—Section 12— Purpose of the Offer; Plans for SC; Effects of the Offer; Stockholder Approval; Appraisal Rights.”

The Offer is conditioned upon the fulfillment of the conditions described in “The Offer—Section 15—Conditions to the Offer.” The Offer will expire at one minute after 11:59 p.m., New York City Time, at the end of the day on October 4, 2021, unless we extend the Offer. See “The Offer—Section 13—The Merger Agreement—Extensions of the Offer.”

This Offer to Purchase does not constitute a solicitation of proxies, and Purchaser is not soliciting proxies in connection with the Offer or the Merger. If Purchaser consummates the Offer, Purchaser will consummate the Merger pursuant to the DGCL without the approval of SC’s stockholders.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

SPECIAL FACTORS

1. Position of Purchaser Regarding Fairness of the Transaction

The rules of the U.S. Securities and Exchange Commission (the “SEC”) require us to express our belief to stockholders of SC who are unaffiliated with SC or Parent as to the fairness of the transaction.

We believe that the transactions contemplated by the Merger Agreement, including the Offer, the Merger and the Offer Price to be received by stockholders of SC who are unaffiliated with SC or Parent pursuant to the Offer and Merger, respectively, are fair to such stockholders. We base our belief on the following factors, each of which, in our judgment, supports our view as to the fairness of the transaction:

•	The terms and conditions of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, were reviewed and negotiated by the Special Committee.

•

The Special Committee has recommended that the SC Board determine that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are fair to and in the best interests of SC’s stockholders (other than Parent and its affiliates).

•

In connection with taking the foregoing actions, the Special Committee was advised by its own advisors, including Covington & Burling LLP, its independent legal counsel, and Piper Sandler & Co. (“Piper Sandler”), its independent financial advisor. A copy of the fairness opinion of Piper Sandler, dated August 23, 2021, which was rendered to the Special Committee, is attached as Annex B to the Schedule 14D-9.

•	The Offer Price represents a premium of approximately:

•	14.3% to the closing price of the Shares on July 1, 2021, the last trading day prior to the announcement by Parent that it had made a proposal to acquire the Shares that it did not already own;

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33.1% to the trailing 90-day volume weighted average share price of the Shares through July 1, 2021, the last trading day prior to the announcement by Parent that it had made a proposal to acquire the Shares that it did not already own;

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38.7% to the trailing average year-to-date closing share price of the Shares through July 1, 2021, the last trading day prior to the announcement by Parent that it had made a proposal to acquire the Shares that it did not already own;

•	88.5% to the closing price of the Shares of December 31, 2020;

•

The negotiations between the Special Committee and its legal and financial advisors, on the one hand, and us and our legal and financial advisors, on the other hand, resulted in an increase of approximately 6.4% over the initial proposed offer price of $39.00 per Share.

•	Neither the Offer nor the Merger is subject to any financing condition.

•	The Offer provides SC’s stockholders (other than Parent and its affiliates) with the certainty of receiving cash for their Shares.

•

Any stockholder that tenders all its Shares in the Offer or has its Shares converted into the right to receive the Offer Price in the Merger will not bear the risk of loss due to any decline in the value of the Shares, if the Offer and the Merger are completed.

•

The other factors considered by the Special Committee in connection with the Special Committee’s recommendation, as more fully described in the Schedule 14D-9 under the caption “Item 4. THE SOLICITATION OR RECOMMENDATION—Recommendations of the Special Committee and the Board of Directors.”

In addition, we believe that the Offer is procedurally fair to stockholders of SC who are unaffiliated with SC or Parent, based on the following factors:

•	The terms and conditions of the Merger Agreement, including the Offer Price, resulted from arms’-length, fair negotiations between the Special Committee and Parent.

•	No director of SC affiliated with Parent participated in or had any influence on the deliberative process with respect to the conclusions reached by the Special Committee.

•	Such stockholders will have sufficient time to make a decision whether or not to tender since the Offer will remain open for a minimum of 20 business days.

•	In deciding whether to tender their Shares, such stockholders will have the opportunity to consider the Special Committee’s position on the Offer as well as the reasons therefor.

•

If the Merger is completed, stockholders at that time who do not tender their Shares in the Offer will be entitled to receive the “fair value” of their Shares, as determined by a court, by following the appraisal procedures under the DGCL.

•	The fact that the Merger Agreement provides that it cannot be amended nor may any provision be waived by SC without the approval of the Special Committee.

We also considered the following factors, each of which we considered negative in our considerations concerning the fairness of the terms of the transaction:

•

Any stockholder who tenders all its Shares in the Offer or has its Shares converted into cash in a subsequent merger would cease to participate in the future earnings or growth, if any, of SC or benefit from increases, if any, in the value of SC.

•	The sale of Shares in the Offer is generally taxable to the selling stockholders.

•	Parent’s current ownership of approximately 80% in SC, and Parent’s prior public statement that it is not interested in selling any of its Shares, may preclude competing offers from third parties.

•	Certain directors and officers of SC have actual or potential conflicts of interest in connection with the Offer and the Merger. See “—Section 2—Interests of Certain Persons in the Offer and Merger”.

We did not find it practicable to assign, nor did we assign, relative weights to the individual factors considered in reaching our conclusion as to fairness. Our financial advisor, J.P. Morgan Securities LLC (“J.P. Morgan”), was not asked to and has not delivered a fairness opinion to the Board of Directors of Parent or to any other affiliate of Parent or any other person in connection with the Offer.

In reaching our conclusion as to fairness, we did not consider the liquidation value or net book value of SC. The liquidation value was not considered because SC is a viable going concern and we have no plans to liquidate SC. Therefore, we believe that the liquidation value of SC is irrelevant to a determination as to whether the Offer is fair to unaffiliated stockholders. Further, we did not consider net book value, which is an accounting concept, as a factor because we believe that net book value is not a material indicator of the value of SC as a going concern but rather is indicative of historical costs. We are not aware of any firm offers made by a third party to acquire SC during the past two years and in any event have no intention of selling the Shares we own. Third-party offers were not considered in reaching our conclusion as to fairness.

The foregoing discussion of the information and factors considered and given weight by us is not intended to be exhaustive, but includes the factors considered by us that we believe to be material. Our view as to the fairness of the transaction to stockholders of SC that are unaffiliated with SC or Parent should not be construed as a recommendation to any stockholder as to whether that stockholder should tender in the Offer.

2. Interests of Certain Persons in the Offer and Merger

Financial Interests.

The financial interests of Ultimate Parent and Parent with regard to the Offer Price are generally adverse to the financial interests of the stockholders being asked to tender their Shares because Ultimate Parent and Parent have an interest in acquiring the Shares as inexpensively as possible and the stockholders being asked to tender their Shares have an interest in selling their Shares for the highest possible price.

Executive Officers and Directors of SC.

The stockholders being asked to tender their Shares should be aware that the executive officers and certain directors of SC have interests in connection with the Offer and the Merger that present them with actual or potential conflicts of interest. A description of these interests, including the information required to be disclosed pursuant to Item 402(t) of Regulation S-K, is included in the Schedule 14D-9 under the caption “Item 3. PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS—Arrangements with the Current Executive Officers and Directors of the Company,” which description and information is incorporated herein by reference.

Conflicts of Interest.

In considering the fairness of the consideration to be received in the Offer, stockholders should be aware that Ultimate Parent and Parent have certain current actual or potential conflicts of interest in connection with the Offer and the Merger. As a result of Parent’s current ownership of approximately 80% of the outstanding Shares, or 245,593,555 Shares, as of the date of this Offer to Purchase, Ultimate Parent and Parent may be deemed to control SC. In addition, certain of Ultimate Parent’s and Parent’s executive officers and directors are also directors of SC, as further described in the Schedule 14D-9, and the directors designated by Parent represent a majority of the SC Board members. We note that the SC Board, upon the unanimous recommendation of a special committee comprised solely of independent and disinterested directors, unanimously approved the Merger Agreement and determined that the Offer is fair to, and in the best interests of, SC and its stockholders (other than Parent, Purchaser, and their affiliates).

3. Transactions and Arrangements Concerning the Shares

Except as set forth elsewhere in this Offer to Purchase or Schedule I to this Offer to Purchase: (i) none of Purchaser, Parent, Ultimate Parent, and, to Purchaser’s, Parent’s, and Ultimate Parent’s knowledge, the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Parent, Purchaser or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of SC; (ii) none of Purchaser, Parent, Ultimate Parent, and, to Purchaser’s, Parent’s, and Ultimate Parent’s knowledge, the persons or entities referred to in clause (i) above has effected any transaction in the Shares or any other equity securities of SC during the past 60 days; (iii) none of Purchaser, Parent, Ultimate Parent, and, to Purchaser’s, Parent’s, and Ultimate Parent’s knowledge, the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of SC (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Offer to Purchase, there have been no transactions between Purchaser, Parent, Ultimate Parent, their respective subsidiaries or, to Purchaser’s, Parent’s, and Ultimate Parent’s knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and SC or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; (v) during the two years before the date of this Offer to Purchase, there have been no contacts, negotiations or transactions between Purchaser, Parent, Ultimate Parent, their respective subsidiaries or, to Purchaser’s, Parent’s, and Ultimate Parent’s knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and SC or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets; (vi) none of Purchaser, Parent, Ultimate Parent, and, to Purchaser’s, Parent’s, and Ultimate Parent’s knowledge, the persons listed in Schedule I to this Offer to Purchase, has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors); (vii) none of the persons listed on Schedule I of this Offer to Purchase has made a recommendation either in support of or opposed to the Offer or the Merger and (viii) none of Purchaser, Parent, Ultimate Parent, and, to Purchaser’s, Parent’s, and Ultimate Parent’s knowledge, the persons listed in Schedule I to this Offer to Purchase, has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

SC has informed us that, to the knowledge of SC after reasonable inquiry, the executive officers and directors of SC currently do not intend to tender Shares held of record or beneficially owned by such persons in the Offer.

4. Related Party Transactions.

Shareholders Agreement

In connection with SC’s initial public offering in January 2014, SC entered into the Shareholders Agreement (the “Shareholders Agreement”) with Parent, DDFS, LLC (“DDFS”), Sponsor Auto Finance Holdings Series LP (“Sponsor Auto”), and Thomas Dundon. The Shareholders Agreement, as amended, provides Parent with, among other things, certain rights related to director nominations, approvals over certain actions taken by SC, and registration rights. DDFS, Sponsor Auto, and Mr. Dundon no longer have rights under the Shareholders Agreement.

The Shareholders Agreement provides that Parent has the right to nominate a number of directors of SC equal to the product (rounded up to the nearest whole number of directors) of (i) a fraction, the numerator of which is the number of Shares then-held by Parent and the denominator of which is the total number of then-outstanding Shares and (ii) the number of directors constituting the SC Board if there were no vacancies.

The Shareholders Agreement provides that SC will take all action within its power to cause the individuals nominated under the provisions of the Shareholders Agreement to be included in the slate of nominees recommended by the SC Board to its stockholders for election as directors at each annual meeting of SC’s stockholders and to cause the election of each such nominee, including soliciting proxies in favor of the election of such nominees. In addition, Parent has the right to designate a replacement to fill a vacancy on the SC Board created by the departure of a director who was nominated by Parent, and SC is required to take all action within its power to cause such vacancy to be filled by such designated replacement (including by promptly appointing such designee to the SC Board).

The Shareholders Agreement also provides that the following actions by SC will require the approval of a majority of the directors nominated by Parent for so long as Parent’s share ownership is greater than 20% of outstanding Shares:

•	Except as required by changes in law or GAAP, any change to SC’s material accounting policies;

•

Except as required by changes in law or changes which are consistent with changes to the tax policies or positions of affiliates of Ultimate Parent in the United States, any change to SC’s material tax policies or positions; and

•	Any change in SC’s principal line of business or of certain of SC’s material subsidiaries.

Guarantees

Ultimate Parent has provided guarantees of the covenants, agreements, and SC’s obligations under the governing documents of SC’s warehouse facilities and privately issued amortizing notes. These guarantees are limited to SC’s obligations as servicer. Beginning in fiscal year 2015, SC has agreed to pay Ultimate Parent and Parent a fee of 12.5 basis points on such facilities and notes in exchange for providing such guarantees. For fiscal years 2020 and 2019, SC incurred zero and $0.4 million, respectively, in fees under this arrangement.

Borrowing Arrangements

Ultimate Parent and Parent have extended various credit facilities to SC.

SC has a committed facility in an initial amount of $1.5 billion established with Parent on March 4, 2016. On November 1, 2016, this facility was amended to increase the committed amount to $3 billion. On March 1, 2020, this facility was amended to decrease the committed amount to $2.5 billion. In 2020, the largest outstanding principal balance on this facility was zero, and as of December 31, 2020, the balance of the line was zero. In 2020, SC paid $31.5 million in interest and fees on this line of credit. The effective interest rate on this facility in 2020 was 3.34%. The current maturity of this facility is March 1, 2019 which was renewed with a new maturity of March 1, 2023.

Santander Consumer USA Inc. (“SC Illinois”), an Illinois corporation and a wholly-owned subsidiary of SC, as borrower executed a $650 million term promissory note with Parent as lender on March 31, 2017. In 2020, the largest outstanding principal balance on the note was $650 million, and as of December 31, 2020, the outstanding principal balance on the note was $650 million. In 2020, SC paid $20.8 million in interest and fees on this note. The effective interest rate on this facility in 2020 was 4.20%. The note has a maturity date of March 31, 2022.

SC Illinois as borrower executed a $250 million term promissory note with Parent as lender on December 19, 2017. In 2020, the largest outstanding principal balance on the note was $250 million, and as of December 31, 2020, the outstanding principal balance on the note was $250 million. In 2020, SC paid $10 million in interest and fees on this note. The effective interest rate on this facility in 2020 was 3.70%. The note has a maturity date of December 20, 2021.

SC Illinois as borrower executed a $250 million term promissory note with Parent as lender on December 19, 2017. In 2020, the largest outstanding principal balance on the note was $250 million, and as of December 31, 2020, the outstanding principal balance on the note was $250 million. In 2020, SC paid $9.4 million in interest and fees on this note. The effective interest rate on this facility in 2020 was 3.95%. The note has a maturity date of December 19, 2022.

SC has a committed facility in an amount of $500 million with Parent as lender on July 27, 2018. In 2020, the largest outstanding principal balance on the loan was $485 million, and as of December 31, 2020, the outstanding principal balance on the loan was zero. In 2020, SC paid $6 million in interest and fees on this note. The effective interest rate on this facility in 2020 was 2.19%. The loan has a maturity date of July 27, 2024.

SC Illinois as borrower executed a $250 million term promissory note with Parent as lender on December 14, 2018. In 2020, the largest outstanding principal balance on the note was $250 million, and as of December 31, 2020, the outstanding principal balance on the note was $250 million. In 2020, SC paid $13.3 million in interest and fees on this note. The effective interest rate on this facility in 2020 was 5.25%. The note has a maturity date of December 14, 2023.

SC Illinois as borrower executed a $500 million term promissory note with Parent as lender on June 14, 2019. In 2020, the largest outstanding principal balance on the note was $500 million, and as of December 31, 2020, the outstanding principal balance on the note was $500 million. In 2020, SC paid $16.8 million in interest and fees on this note. The effective interest rate on this facility in 2020 was 3.30%. The note has a maturity date of June 14, 2022.

SC Illinois as borrower executed a $500 million term promissory note with Parent as lender on July 8, 2019. In 2020, the largest outstanding principal balance on the note was $500 million, and as of December 31, 2020, the outstanding principal balance on the note was $500 million. In 2020, SC paid $19.8 million in interest and fees on this note. The effective interest rate on this facility in 2020 was 3.90%. The note has a maturity date of July 8, 2024.

SC Illinois as borrower executed a $750 million term promissory note with Parent as lender on September 23, 2019. In 2020, the largest outstanding principal balance on the note was $750 million, and as of December 31, 2020, the outstanding principal balance on the note was $750 million. In 2020, SC paid $24.9 million in interest and fees on this note. The effective interest rate on this facility in 2020 was 3.27%. The note has a maturity date of September 22, 2023.

SC Illinois as borrower executed a $400 million term promissory note with Parent as lender on November 6, 2019. In 2020, the largest outstanding principal balance on the note was $400 million, and as of December 31, 2020, the outstanding principal balance on the note was $400 million. In 2020, SC paid $9.1 million in interest and fees on this note. The effective interest rate on this facility in 2020 was 3.00%. The note has a maturity date of November 4, 2022.

SC Illinois as borrower executed a $350 million term promissory note with Parent as lender on May 1, 2020. In 2020, the largest outstanding principal balance on the note was $350 million, and as of December 31, 2020, the outstanding principal balance on the note was $350 million. In 2020, SC paid $9.1 million in interest and fees on this note. The effective interest rate on this facility in 2020 was 3.80%. The note has a maturity date of May 1, 2023.

SC Illinois as borrower executed a $450 million term promissory note with Parent as lender on April 23, 2020. In 2020, the largest outstanding principal balance on the note was $450 million, and as of December 31, 2020, the outstanding principal balance on the note was $450 million. In 2020, SC paid $19.4 million in interest and fees on this note. The effective interest rate on this facility in 2020 was 6.13%. The note has a maturity date of April 23, 2023.

SC Illinois as borrower executed a $2 billion term promissory note with Ultimate Parent as lender on June 3, 2020. In 2020, the largest outstanding principal balance on the note was $2 billion, and as of December 31, 2020, the outstanding principal balance on the note was $2 billion. In 2020, SC paid $13.2 million in interest and fees on this note. The effective interest rate on this facility in 2020 was 1.40%. The note has a maturity date of June 22, 2022.

SC Illinois as borrower executed a $2 billion term promissory note with Ultimate Parent as lender on September 16, 2020. In 2020, the largest outstanding principal balance on the note was $2 billion, and as of December 31, 2020, the outstanding principal balance on the note was $2 billion. In 2020, SC paid $7.6 million in interest and fees on this note. The effective interest rate on this facility in 2020 was 1.04%. The note has a maturity date of September 19, 2022.

Derivatives

SC has derivative financial instruments with Ultimate Parent and affiliates with outstanding notional amounts of $3.149 billion as of December 31, 2020. SC had a collateral overage on derivative liabilities on Ultimate Parent and affiliates of $0.9 million as of December 31, 2020.

Servicing Arrangements

SC is under contract with Santander Bank, National Association, a national banking association and a subsidiary of Parent (“SBNA”), to service its retail and recreational vehicle loan portfolio, which had a balance of $191 million as of December 31, 2020. For 2020, SBNA paid $1.9 million to SC with respect to this agreement.

SC is required to permit SBNA a first right to review and assess Chrysler Capital dealer lending opportunities, and SBNA is required to pay SC origination fee and annual renewal fee for each loan originated under the agreement. For 2020, SBNA paid SC $3 million in origination and renewal fees related to these loans. These agreements also transferred the servicing of all Chrysler Capital receivables from dealers, including receivables held by SBNA and by SC, from SC to SBNA. For 2020, SC paid servicing fees of $124,000 to SBNA under this contract.

Under the agreement with SBNA, SC may originate retail consumer loans in connection with sales of vehicles that are collateral held against floorplan loans by SBNA. Upon origination, SC remits payment to SBNA, which settles the transaction with the dealer. SC owed SBNA $7.5 million related to such originations as of December 31, 2020.

SC received a $9 million referral fee in connection with sourcing and servicing arrangement and is amortizing the fee into income over the ten-year term of the agreement through July 1, 2022, the termination date of the agreement. As of December 31, 2020, the unamortized fee balance was $2.3 million. SC recognized $900,000 of income related to the referral fee for the year ended December 31, 2020.

Beginning in 2018, SC agreed to provide SBNA with origination support services in connection with the processing, underwriting and purchase of retail loans, primarily from Fiat Chrysler Automobiles US LLC (“FCA”) dealers. In addition, SC has agreed to perform the servicing for any loans originated on SBNA’s behalf. For the year ended December 31, 2020, SC facilitated the purchase of $5.4 billion of retail installment contacts. SC recognized referral fee and servicing fee income of $38.7 million for the year ended December 31, 2020.

In March 2017, SC entered into a Master Securities Purchase Agreement with Ultimate Parent, under which SC has the option to sell a contractually determined amount of eligible prime loans to Ultimate Parent, through the Santander Private Auto Issuing Note (“SPAIN”) securitization platform, for a term ending in December 2018. SC provides servicing on all loans originated under this arrangement. In 2020, there was no sale of loans to Ultimate Parent under this agreement. For 2020, servicing fee income earned totaled $16.5 million.

Beginning June 30, 2021, SC agreed to provide SBNA with origination support services in connection with the processing, underwriting and purchase of automobile leases, primarily for FCA dealers. In addition, SC has agreed to perform servicing for automobile leases originated on SBNA’s behalf.

Employment Arrangements

Sandra Broderick is Head of Operations and Executive Vice President of SC and served as Head of Operations and Senior Executive Vice President of Parent until 2021. During the year ended December 31, 2020, Parent owed SC $216,000 for the share of compensation expense based on time allocation between her services to SC and Parent.

In addition, starting in 2018, certain employees of SC and Parent provide services to each other. For the year ended December 31, 2020, SC owed Parent approximately $15.5 million and Parent owed SC approximately $7.5 million for such services.

Other Agreements

SC has certain deposit and checking accounts with SBNA. As of December 31, 2020, SC had a balance of $32.5 million in these accounts.

Santander Investment Securities, Inc., a subsidiary of Parent (“SIS”), serves as co-manager on certain of SC’s securitizations. Amounts paid to SIS as co-manager of SC’s securitizations for the year ended December 31, 2020 totaled $2.7 million. The payments to SIS for SC’s securitizations were made in the ordinary course of business and on substantially the same terms as other co-managers of SC’s securitizations.

Effective April 1, 2017, SC contracted Aquanima, an Ultimate Parent affiliate, to provide procurement services. Expenses incurred totaled $2.9 million for the year ended December 31, 2020.

SC partners with Parent to place cyber liability insurance in which participating national entities share €270 million aggregate limits. SC repays Parent for its equitably allocated portion of insurance premiums and fees. Expenses incurred totaled $409,000 for the year ended December 31, 2020. In addition, SC partners with Parent for various other insurance products. Expenses incurred totaled $1,197,000 for the year ended December 31, 2020.

SC is a party to a tax-sharing agreement requiring the unitary state tax liability among affiliates included in unitary state tax returns to be allocated using the hypothetical separate company tax calculation method. Pursuant to this tax-sharing agreement in 2018, SC received payments of $6.2 million from affiliates.

Beginning in 2016, SC agreed to pay SBNA a market-rate-based fee expense for payments made at SBNA retail branch locations for account services by SC and the costs associated with modifying the advanced teller platform to the payments. SC incurred $164,000 expense for these services during the year ended December 31, 2020.

In 2019, SC earned $176,000 in revenue from SBNA for subleasing approximately 13,000 square feet of corporate office space.

Santander Global Technology LLC (formerly known as Produban Servicios Informaticos Generales S.L.), an affiliate of SC, is under contract with SC to provide professional services, telecommunications, and/or internal applications. Expenses incurred for the year ended December 31, 2020 totaled $(175,000); the negative expenses are due to reversals in 2020.

5. Rule 13e-3

Because Purchaser is an affiliate of SC, the transactions contemplated herein constitute a “going private” transaction under Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning SC and certain information relating to the fairness of the Offer, any subsequent merger that may be effected following the consummation of the Offer and the consideration offered to minority stockholders be filed with the SEC and disclosed to minority stockholders prior to consummation of the Offer and such merger. We have provided such information in this Offer to Purchase and a Tender Offer Statement on Schedule TO and the exhibits thereto filed with the SEC pursuant to Rule 14d-3 under the Exchange Act. If the purchase of Shares pursuant to the Offer results in fewer than 300 holders of record of Shares, we intend to file a Form 15 to evidence the termination of SC’s duty to file reports pursuant to Section 15(d) of the Exchange Act as soon after the consummation of the Offer as the requirements for deregistration are met.

For a description of certain contacts between SC and Purchaser and its affiliates that were related to the Offer, please see “The Offer—Section 11—Background of the Offer; Contacts with SC.” Further, please see “The Offer—Section 12—Purpose of the Offer; Plans for SC; Effects of the Offer; Stockholder Approval; Appraisal Rights” for a description of (i) the purpose of the Offer, (ii) our plans for SC, (iii) why we do not anticipate seeking the approval of SC’s stockholders who are unaffiliated with SC, Parent and their affiliates and (iv) the availability of appraisal rights in connection with the Offer and the Merger.

6. Conduct of SC’s Business If the Offer Is Not Consummated

If the Offer is not consummated, we will re-evaluate our options with respect to SC. In particular, we may, among other things:

•	not take any action at that time, including not purchasing any additional Shares; and/or

•	make a new tender offer.

If we were to pursue either of these alternatives, it might take considerably longer for the public stockholders of SC to receive any consideration for their Shares (other than through sales in the open market) than if they had tendered their Shares in the Offer. No assurance can be given that any of such alternatives will be pursued or as to the price per Share that may be paid in any such future acquisition of Shares or the effect any such actions could have on trading price of SC’s common stock.

7. Recommendation by the Board of Directors of SC

SC has represented to Purchaser and Parent in the Merger Agreement that the SC Board, upon the unanimous recommendation of the Special Committee, at a meeting duly called and held, unanimously:

•

determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are fair to and in the best interests of SC’s stockholders (other than Parent, Purchaser and their affiliates);

•

approved, adopted and declared advisable the Merger Agreement and approved the execution, delivery and performance by SC of the Merger Agreement and the consummation by SC of the transactions contemplated thereby, including the Offer and the Merger, in accordance with the requirements of the DGCL;

•	resolved that the Merger Agreement and the Merger shall be governed by Section 251(h) of the DGCL; and

•	resolved to recommend that the stockholders of SC accept the Offer and tender their Shares into the Offer (the “SC Board Recommendation”).

8. Materials Prepared by Parent’s Financial Advisor

Parent retained J.P. Morgan as financial advisor in connection with its consideration of the transactions contemplated by the Merger Agreement. Parent selected J.P. Morgan as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transactions contemplated by the Merger Agreement. In this capacity, representatives of J.P. Morgan provided Parent with certain financial advisory services. Although J.P. Morgan generally acted as financial advisor to Parent, J.P. Morgan was not requested to provide, and did not provide, to Parent, Ultimate Parent, Purchaser, SC, the holders of any class of securities, creditors or other constituencies of Parent, Ultimate Parent, Purchaser or SC, or any other person (i) any report, opinion or appraisal as to the fairness, from a financial point of view or otherwise, of the transactions contemplated by the Merger Agreement, the Offer Price, the consideration to be paid in the Merger (“Merger Consideration”) or any other term or aspect of any of the foregoing, (ii) any other valuation of any of Parent, Ultimate Parent, Purchaser or SC for the purpose of assessing the fairness of the Offer Price or the Merger Consideration to any such person or any of its shareholders or stockholders or (iii) any advice as to the underlying decision by Parent, Ultimate Parent or Purchaser to engage in the transactions contemplated by the Merger Agreement. Because J.P. Morgan was not requested to, and did not, deliver a fairness opinion in connection with the transactions contemplated by the Merger Agreement, J.P. Morgan did not perform financial analyses with a view towards those analyses supporting a fairness opinion.

The discussion materials prepared by representatives of J.P. Morgan for use in discussions by J.P. Morgan with Parent (the “J.P. Morgan Discussion Materials”) have been filed as an exhibit to the combined Schedule TO and Schedule 13E-3 filed with the SEC in connection with the transactions contemplated by the Merger Agreement and are incorporated herein by reference. The combined Schedule TO and Schedule 13E-3, including the J.P. Morgan Discussion Materials, may be examined at, and copies may be obtained from, the SEC in the manner described under “The Offer—Section 9—Certain Information Concerning Purchaser, Parent, and Ultimate Parent.” The information in the J.P. Morgan Discussion Materials is subject to, among other things, the assumptions made, procedures followed, matters considered, and limitations, qualifications and other conditions contained therein and is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to J.P. Morgan as of the date of such materials. The J.P. Morgan Discussion Materials are not intended to be and do not constitute a recommendation to Parent, Ultimate Parent, Purchaser, SC or any other entity with respect to the transactions contemplated by the Merger Agreement, or any other matter. The J.P. Morgan Discussion Materials do not constitute, and are not intended to represent, any view, opinion, report or appraisal as to the fairness, from a financial point of view or otherwise, of the transactions contemplated by the Merger Agreement, the Offer Price or the Merger Consideration to any of Parent, Ultimate Parent, Purchaser, SC, the stockholders of SC or any other person. The J.P. Morgan Discussion Materials do not constitute a recommendation as to whether any holder of Shares should tender its Shares into the Offer and should not be relied upon by any stockholder as such.

Below is a summary of the J.P. Morgan Discussion Materials, which is qualified in its entirety by the full contents of the J.P. Morgan Discussion Materials. The below summary presents the material information presented by J.P. Morgan and provided to Parent, as well as the material assumptions made, procedures followed, matters considered and limitations, qualifications and other conditions to the J.P. Morgan Discussion Materials, but does not purport to be a complete description of the financial information or data presented by J.P. Morgan or the underlying assumptions made, procedures followed, matters considered, and limitations, qualifications and other conditions contained therein, nor does the order of presentation represent relative importance or weight given to that information and materials by J.P. Morgan. The J.P. Morgan Discussion Materials were not appraisals of the business of SC or the actual value that may be received in connection with the transaction, and did not take into account the potential effects of the transaction. In general, the preparation of financial analyses, information and data is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, financial analyses and information are not readily susceptible to summary description. Considering the summary set forth below without reviewing the J.P. Morgan Discussion Materials filed as an exhibit to the combined Schedule TO and Schedule 13E-3 filed with the SEC in connection with the transactions contemplated by the Merger Agreement, including the methodologies and assumptions underlying the information set forth in the J.P. Morgan Discussion Materials, could create a misleading or incomplete view of the J.P. Morgan Discussion Materials. The J.P. Morgan Discussion Materials are materials that representatives of J.P. Morgan presented to Parent with respect to the transactions contemplated by the Merger Agreement.

The J.P. Morgan Discussion Materials were provided solely for the benefit of Parent for its information and assistance in connection with its consideration of the transactions contemplated by the Merger Agreement. The J.P. Morgan Discussion Materials do not themselves convey rights or remedies upon the holders of any class of securities, creditors or other constituencies of any of Parent, Ultimate Parent, Purchaser, SC or any other person (other than Parent).

In connection with J.P. Morgan’s role as financial advisor to Parent, J.P. Morgan reviewed, among other things, certain publicly available business and financial information concerning SC and certain non-public information regarding the business and prospects of SC, including certain financial analyses and forecasts concerning SC, some of which was prepared by management of Parent, and some of which was prepared by management of SC, all of which was approved for J.P. Morgan’s use by Parent. The J.P. Morgan Discussion Materials were based on then-publicly available business and financial information about SC. J.P. Morgan assumed and relied, without independent verification, upon the accuracy and completeness of all such information. J.P. Morgan also considered such other factors as J.P. Morgan deemed appropriate. Parent did not give any specific instructions nor impose any limitations on J.P. Morgan with respect to J.P. Morgan’s preparation of the J.P. Morgan Discussion Materials.

J.P. Morgan assumed with the consent of Parent that the financial analyses and forecasts for SC prepared by the management of SC were reasonably prepared on a basis reflecting the best currently available estimates and judgment of the management of SC, and that the financial analyses prepared by Parent were reasonably prepared on a basis reflecting the best currently available estimates and judgment of Parent, in each case as of the date of the analysis or forecast. With respect to any financial forecasts, projections, other estimates and other forward-looking information provided to or otherwise obtained by J.P. Morgan from public sources, data suppliers and other third parties, J.P. Morgan assumed that such forecasts, projections, other estimates and information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the preparer as to, and were a reasonable and reliable basis upon which to evaluate, the matters covered thereby. J.P. Morgan expressed no view as to any of the foregoing financial forecasts, projections, other estimates and other forward-looking information or the assumptions on which they were based. No representation or warranty, express or implied, was made by J.P. Morgan in relation to the accuracy or completeness of the information presented in the J.P. Morgan Discussion Materials or their suitability for any particular purpose.

J.P. Morgan expressed no view, opinion, representation, guaranty or warranty (in each case, express or implied) regarding the reasonableness or achievability of any financial forecasts, projections, other estimates or other forward-looking information provided to, obtained or otherwise reviewed by, or discussed with, J.P. Morgan, or the assumptions upon which they are based. J.P. Morgan did not conduct, and was not provided with, any independent valuation or appraisal of any assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of SC or any other company or business, nor did J.P. Morgan make any physical inspection of the properties or assets of SC or any other company or business. J.P. Morgan did not express any view with respect to accounting, tax, regulatory, legal or similar matters and relied, with Parent’s consent, upon the assessments of representatives of Parent as to such matters.

J.P. Morgan expressed no opinion as to the prices at which the Shares will trade at any time, or as to the potential effects of volatility in the credit, financial and stock markets on Parent, Ultimate Parent, Purchaser, SC or the transactions contemplated by the Merger Agreement, or as to the impact of the transactions contemplated by the Merger Agreement on the solvency or viability of Parent, Ultimate Parent, Purchaser or SC or the ability of Parent, Ultimate Parent, Purchaser or SC to pay their respective obligations when they come due. The matters considered by J.P. Morgan in its financial analyses and reflected in the J.P. Morgan Discussion Materials were necessarily based on various assumptions, including assumptions concerning general business, economic and capital markets conditions and industry-specific and company-specific factors as in effect on, and information made available to J.P. Morgan as of the date of such J.P. Morgan Discussion Materials. Many such conditions are beyond the control of Parent, Ultimate Parent, Purchaser, SC and J.P. Morgan. Accordingly, the financial analyses included in the J.P. Morgan Discussion Materials are inherently subject to uncertainty, and neither J.P. Morgan nor any other person assumes responsibility if future results are different from those forecasted. Furthermore, it should be understood that subsequent developments may affect the views expressed in the J.P. Morgan Discussion Materials and that J.P. Morgan does not have any obligation to update, revise or reaffirm its financial analyses or the J.P. Morgan Discussion Materials based on circumstances, developments or events occurring after the date of such J.P. Morgan Discussion Materials. With respect to the financial analyses performed by J.P. Morgan in the J.P. Morgan Discussion Materials, such financial analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses. While none of the companies referred to in the J.P. Morgan Discussion Materials as “peers” are directly comparable to SC, the companies were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of SC based on the familiarity of J.P. Morgan with the consumer finance industry. Such financial analyses do not purport to be reports, appraisals or to reflect the prices at which the Shares or other securities or financial instruments of or relating to SC may trade or otherwise be transferable at any time.

The J.P. Morgan Discussion Materials are not, and should not be viewed as, a recommendation with respect to any matter pertaining to the transactions contemplated by the Merger Agreement. The terms of the transactions contemplated by the Merger Agreement, including the Offer Price and the Merger Consideration, were determined solely through negotiations between the parties to the Merger Agreement. The J.P. Morgan Discussion Materials did not address the relative merits of the transactions contemplated by the Merger Agreement or any other transactions contemplated in connection with the transactions contemplated by the Merger Agreement compared to other business strategies or transactions that may have been considered by the management of Parent, Ultimate Parent, Purchaser or SC.

August 2021 Discussion Materials

The materials that representatives of J.P. Morgan shared with the board of directors of Parent on August 23, 2021 summarized certain trading statistics relating to Parent’s initially offered price and the price proposed to be the Offer Price, including relative to data concerning SC, including the following:

•

implied multiples and implied premiums based on the price initially offered by Parent on July 1, 2021 of $39.00 and the proposed price to be offered of $41.50 per Share, based on information J.P. Morgan obtained from SNL Financial, Factset and Bloomberg; and

•

a review of the historical price performance of the Shares for the time period from January 24, 2014 (the date of SC’s initial public offering) to August 20, 2021 noting, among other things, the then current share price of $41.25, based on information J.P. Morgan obtained from FactSet.

Miscellaneous

As described above, J.P. Morgan was not asked to, and did not, render any opinion, report or appraisal as to the fairness, from a financial point of view or otherwise, of the transactions contemplated by the Merger Agreement, the Offer Price or the Merger Consideration to Parent, Ultimate Parent, Purchaser, SC, or to the holders of any class of securities, creditors or other constituencies of Parent, Ultimate Parent, Purchaser or SC, or to any other person. The J.P. Morgan Discussion Materials were one of many factors taken into consideration by Parent in its deliberations in connection with the transactions contemplated by the Merger Agreement.

J.P. Morgan believes that the foregoing summary and the J.P. Morgan Discussion Materials must be considered as a whole and that selecting portions of the foregoing summary and the J.P. Morgan Discussion Materials, without considering all of such materials as a whole, could create an incomplete view of the processes underlying the J.P. Morgan Discussion Materials. As a result, any potential indications with respect to valuation resulting from any particular analysis or information described above were merely utilized to create points of reference for informational purposes. The order of presentation described does not represent the relative importance or weight given by J.P. Morgan to the information included in the J.P. Morgan Discussion Materials. In preparing the J.P. Morgan Discussion Materials, J.P. Morgan did not attribute any particular weight to any information, data or other factors considered and did not form an opinion as to whether any individual information, data or other factor (positive or negative), considered in isolation, supported or failed to support the other information presented in the J.P. Morgan Discussion Materials. Rather, J.P. Morgan considered the totality of the factors and analyses performed in preparing the J.P. Morgan Discussion Materials. Moreover, the J.P. Morgan Discussion Materials and the information contained therein are not and do not purport to be reports, appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. No company referred to in the aforementioned materials as a “peer” is directly comparable to SC.

J.P. Morgan did not recommend any specific Offer Price or Merger Consideration to Parent, Ultimate Parent or Purchaser or that any specific amount constituted the only appropriate Offer Price or Merger Consideration for the transactions contemplated by the Merger Agreement.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise Parent with respect to the transactions contemplated by the Merger Agreement on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with Parent and SC and the industries in which they operate.

For services rendered in connection with the transaction contemplated by the Merger Agreement, Parent has agreed to pay J.P. Morgan a transaction fee in an amount up to $10,000,000, the payment of which is contingent and payable upon consummation of the Merger. In addition, Parent has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement.

During the prior two years, J.P. Morgan and its affiliates have had commercial or investment banking relationships with SC and each of Parent and Ultimate Parent for which J.P. Morgan and such affiliates have received customary compensation. During the prior two years, the aggregate fees recognized by J.P. Morgan from such relationships were approximately $2 million from SC, less than $1 million from Parent and approximately $52 million from Ultimate Parent. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans and other obligations) of Parent, Ultimate Parent, Purchaser, SC, other parties involved in the transactions contemplated by the Merger Agreement, and their respective affiliates, as applicable, for their own accounts or for the accounts of their customers and, accordingly, may at any time hold long or short positions or otherwise effect transactions in such securities or financial instruments.

THE OFFER

1. Terms of the Offer

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay for any and all Shares that are validly tendered and not validly withdrawn in accordance with the procedures set forth in “—Section 3—Procedures for Tendering Shares” at or prior to the Expiration Time. “Expiration Time” means one minute after 11:59 p.m., New York City Time, at the end of the day on October 4, 2021, unless extended or earlier terminated, in which event “Expiration Time” means the latest time and date at which the Offer, as so extended, expires. No “subsequent offering period” in accordance with Rule 14d-11 of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), will be available.

The Offer is subject to conditions, as set forth in “—Section 15—Conditions to the Offer.” See “—Section 16—Certain Legal Matters; Regulatory Approvals.” Subject to the satisfaction and waiver of the conditions to the Offer, we will accept and pay for any and all Shares validly tendered and not validly withdrawn pursuant to the Offer promptly after the Expiration Time (and in any event within two business days).

Pursuant to the terms of the Merger Agreement, if, at the initial Expiration Time or any subsequent time as of which the Offer is scheduled to expire, any condition to the Offer has not been satisfied or waived (to the extent waivable), Purchaser must extend the Offer for one or more consecutive periods of not more than (except with the consent of SC) ten business days until such time as such conditions shall have been satisfied or waived, provided that Purchaser will not be required to extend the Offer beyond the End Date. In addition, Purchaser must extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff that is applicable to the Offer or required by the rules and regulations of the NYSE or applicable law. Except as otherwise permitted pursuant to the Merger Agreement, Purchaser may not terminate the Offer, or permit the Offer to expire, prior to any such extended expiration date without the consent of SC. See “—Section 4—Withdrawal Rights.”

Subject to the applicable rules and regulations of the SEC, Purchaser also reserves the right to waive any of the conditions to the Offer and to make any change in the terms of the Offer, provided that SC’s prior written consent is required for Purchaser to (i) decrease the Offer Price, (ii) change the amount or form of consideration to be paid in the Offer, (iii) decrease the number of Shares sought in the Offer, (iv) impose conditions to the Offer in addition to those set forth in Annex I to the Merger Agreement or modify the conditions set forth in Annex I to the Merger Agreement, (v) terminate, accelerate, limit or extend the expiration date of the Offer in any manner (except to the extent required under the Merger Agreement), or (vi) otherwise amend, modify or supplement any of the conditions to or terms of the Offer in a manner that is, or would reasonably be expected to be, adverse to the holders of Shares other than Parent and Purchaser.

If we make a material change to the terms of the Offer or waive a material condition to the Offer, we will extend the Offer and disseminate additional tender offer materials, in each case, to the extent required by applicable law. The minimum period during which a tender offer must remain open following material changes in the terms of the offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In a published release, the SEC has stated that in its view an offer must remain open for a certain minimum additional period of time following a material change in the terms of such offer. The release states that an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought (including, for the avoidance of doubt, a change in price or percentage of securities sought), a minimum of ten business days generally is required to allow adequate dissemination and investor response. If, prior to the Expiration Time, Purchaser increases the consideration being paid for the Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to the announcement of the increase in consideration.

Any extension, termination or amendment of the Offer will be followed by a prompt public announcement thereof. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.

The Merger Agreement does not contemplate a subsequent offering period for the Offer.

As soon as practicable following the consummation of the Offer, Purchaser and Parent expect to complete the Merger without a vote of the stockholders of SC pursuant to Section 251(h) of the DGCL.

SC has provided us with its stockholder list, security position listings and certain other information regarding the beneficial owners of Shares for the purpose of disseminating the Offer to holders of Shares. We will send this Offer to Purchase, the related Letter of Transmittal and other related documents to record holders of the Shares and to brokers, dealers, commercial banks, trust companies and other nominees whose names appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2. Acceptance for Payment and Payment for Shares

Upon the terms and subject to the conditions to the Offer, we will accept for payment and pay for, promptly after the Expiration Time (and in any event within two business days), any and all Shares validly tendered and not validly withdrawn prior to the Expiration Time. For information with respect to approvals or other actions that we are or may be required to obtain prior to the completion of the Offer, see “—Section 16—Certain Legal Matters; Regulatory Approvals.”

We will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. Upon the deposit of such funds with the Depositary, Purchaser’s obligation to make such payment will be satisfied in full, and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

In all cases, payment for Shares accepted for payment will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined below)), (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or in connection with a book-entry transfer, an Agent’s Message (as defined in “—Section 3—Procedures for Tendering Shares—Book-Entry Delivery”) and (iii) any other required documents. For a description of the procedures for tendering Shares pursuant to the Offer, see “—Section 3—Procedures for Tendering Shares.” Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occurs at different times.

For the purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn when, as and if we give oral or written notice of our acceptance to the Depositary.

Under no circumstances will we pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making such payment.

If we do not accept for payment any tendered Shares pursuant to the Offer for any reason, or if you submit certificates for more Shares than are tendered, we will return certificates (or cause to be issued new certificates) representing unpurchased or untendered Shares, without expense to you (or, in the case of Shares delivered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility (as defined below) pursuant to the procedures set forth in “—Section 3—Procedures for Tendering Shares,” the Shares will be credited to an account maintained at the Depository Trust Company (the “Book-Entry Transfer Facility”)), promptly following the expiration, termination or withdrawal of the Offer.

We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment.

3. Procedures for Tendering Shares

Valid Tender of Shares

Except as set forth below, in order for you to tender Shares in the Offer, the Depositary must receive the Letter of Transmittal (or a facsimile thereof), properly completed and signed, together with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry delivery of Shares, and any other required documents, at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Time and either (i) you must deliver certificates for the Shares representing tendered Shares to the Depositary or you must cause your Shares to be tendered pursuant to the procedure for book-entry transfer set forth below and the Depositary must receive timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at the Book-Entry Transfer Facility or (ii) you must comply with the guaranteed delivery procedures set forth below.

The method of delivery of Shares, including through the Book-Entry Transfer Facility, and all other required documents, is at your election and sole risk, and delivery will be deemed made only when actually received by the Depositary. If certificates for Shares are sent by mail, we recommend that you use registered mail with return receipt requested, properly insured, in time to be received on or prior to the Expiration Time. In all cases, you should allow sufficient time to ensure timely delivery.

The tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (i) you own the Shares being tendered, (ii) you have the full power and authority to tender, sell, assign and transfer the Shares tendered, as specified in the Letter of Transmittal and (iii) when the Shares are accepted for payment by us, we will acquire good and unencumbered title thereto, free and clear of any liens, restrictions, charges or encumbrances and not be subject to any adverse claims. Our acceptance for payment of Shares tendered by you pursuant to the Offer will constitute a binding agreement between us with respect to such Shares, upon the terms and subject to the conditions to the Offer.

Book-Entry Delivery

The Depositary has established or will establish an account with respect to the Shares for the purposes of the Offer at the Book-Entry Transfer Facility. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may deliver Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or a manually signed facsimile thereof) properly completed and duly executed together with any required signature guarantees or an Agent’s Message in lieu of the Letter of Transmittal and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Time, or the guaranteed delivery procedure described below must be complied with.

“Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against the participant.

Required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase prior to the Expiration Time. Delivery of the enclosed Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

Signature Guarantees

All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association, Inc., including the Securities Transfer Agents Medallion Program (“STAMP”), the Stock Exchange Medallion Program (“SEMP”) and the New York Stock Exchange, Inc. Medallion Signature Program (“MSP”) or any other “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 under the Exchange Act) (each, an “Eligible Institution”), unless the Shares tendered are tendered (i) by a registered holder of Shares who has not completed either the box labeled “Special Payment Instructions” or the box labeled “Special Delivery Instructions” on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

If the Shares are certificated and are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or certificates for the Shares for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered certificates for the Shares must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the certificates for the Shares, with the signatures on the certificates for the Shares or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

If the Shares are certificated and the certificates representing the Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) must accompany each delivery of certificates for the Shares.

Guaranteed Delivery

If you wish to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary or cannot complete the procedure for delivery by book-entry transfer prior to the Expiration Time, you may nevertheless tender such Shares if all of the following conditions are met:

•	such tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by us with this Offer to Purchase is received by the Depositary by the Expiration Time; and

•

the certificates for all such tendered Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) together with any required signature guarantee (or an Agent’s Message) and any other required documents, are received by the Depositary within two NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice. Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for any purpose unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary.

Backup Withholding

Under the U.S. federal income tax laws, the Depositary generally will be required to withhold at the applicable backup withholding rate (currently 24%) from any payments made to U.S. persons pursuant to the Offer, unless you provide the Depositary with your correct taxpayer identification number and certify that you are not subject to such backup withholding by completing the Internal Revenue Service (“IRS”) Form W-9 included in the Letter of Transmittal or otherwise establish an exemption from backup withholding. If you are a non-U.S. person, you generally will not be subject to backup withholding if you certify your foreign status on the appropriate IRS Form W-8.

Appointment of Proxy

By executing a Letter of Transmittal, you irrevocably appoint our designees as your attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal to the full extent of your rights with respect to the Shares tendered and accepted for payment by us (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies are irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon our acceptance for payment of such Shares in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney and proxies and consents granted by you with respect to such Shares and other securities will, without further action, be revoked, and no subsequent powers of attorney or proxies may be given nor subsequent written consents executed (and, if previously given or executed, will cease to be effective). Upon such acceptance for payment, our designees will be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of SC’s stockholders, by written consent or otherwise. We reserve the right to require that, in order for Shares to be validly tendered, immediately upon our acceptance for payment of such Shares, we are able to exercise full voting rights with respect to such Shares and other securities (including voting at any meeting of stockholders then scheduled or acting by written consent without a meeting).

The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of SC’s stockholders.

Determination of Validity

We will determine, in our sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders of Shares that we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification. Subject to applicable law as applied by a court of competent jurisdiction, our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. Tendering stockholders have the right to challenge our determination with respect to their Shares.

4. Withdrawal Rights

You may withdraw some or all of the Shares that you have previously tendered in the Offer at any time before the Expiration Time and, if such Shares have not yet been accepted for payment as provided herein, any time after November 6, 2021, which is 60 days from the date of the commencement of the Offer.

If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except to the extent that you duly exercise withdrawal rights as described in this Section 4.

For your withdrawal to be effective, a written or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the serial numbers shown on the specific certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be retendered at any time before the Expiration Time by again following any of the procedures described in “—Section 3—Procedures for Tendering Shares.”

We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification. Subject to applicable law as applied by a court of competent jurisdiction, our determination will be final and binding. Tendering stockholders have the right to challenge our determination with respect to their Shares.

5. Certain U.S. Federal Income Tax Consequences

The following discussion summarizes certain U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (in each case, as defined below) who tender Shares pursuant to the Offer or whose Shares are converted into the right to receive the Offer Price in cash in connection with the Merger. The following discussion is based on the Internal Revenue Code (the “Code”), U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings and decisions, all as in effect as of the date of this Offer to Purchase. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion assumes that the Merger will be completed in accordance with the Merger Agreement and as further described in this Offer to Purchase. This discussion is not a complete description of all of the tax consequences of the Offer and the Merger and, in particular, except as specifically discussed below, does not address any tax reporting requirements, tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, or any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction or under any U.S. federal laws other than those pertaining to the income tax.

The following discussion applies only to U.S. Holders and Non-U.S. holders of Shares who hold such shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances and does not apply to holders subject to special treatment under the U.S. federal income tax laws (such as, for example, banks and certain other financial institutions, tax-exempt organizations, partnerships, S corporations or other pass-through entities (or investors in partnerships, S corporations or other pass-through entities), regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, insurance companies, mutual funds, dealers or brokers in stocks and securities, commodities or currencies, traders in securities that elect to apply a mark-to-market method of accounting, holders who are required to recognize income or gain with respect to the Offer no later than such income or gain is required to be reported on an applicable financial statement under Section 451(b) of the Code, holders subject to the alternative minimum tax provisions of the Code, holders who acquired their Shares pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation, holders who actually or constructively own more than 5% of the outstanding Shares, U.S. holders whose functional currency is not the U.S. dollar, holders who hold the Shares as part of a hedge, straddle, constructive sale, conversion or other integrated transaction, or United States expatriates).

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of Shares that is for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation for U.S. federal income tax purposes, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or(b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of Shares that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds Shares, the U.S. federal income tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds Shares and any partners in such partnership should consult their own independent tax advisors regarding the tax consequences of the Offer to their specific circumstances.

This discussion is not binding on the IRS. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any described herein.

Because individual circumstances may differ, each stockholder should consult its, his or her own tax advisor to determine the particular tax consequences of the Offer and the Merger to it, him or her, including the application and effect of the alternative minimum tax and any state, local and foreign tax laws and changes in any laws.

U.S. Holders

The exchange of Shares pursuant to the Offer or conversion of Shares into the right to receive the Offer Price in cash in the Merger will be a taxable transaction for U.S. Holders for U.S. federal income tax purposes. In general, a U.S. Holder will recognize gain or loss equal to the difference between the U.S. Holder’s adjusted tax basis in the Shares and the amount of cash received in exchange therefor (determined before the deduction of backup withholding, if any). Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired for the same cost in a single transaction) tendered pursuant to the Offer or converted into the right to receive the Offer Price in cash in the Merger. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if your holding period for the Shares is more than one year as of the date of the exchange. Long-term capital gains of noncorporate taxpayers generally are subject to U.S. federal income tax at preferential rates. The deduction of capital losses is subject to limitations.

Non-U.S. Holders

The exchange of Shares pursuant to the Offer or conversion of the Shares into the right to receive the Offer Price in cash in the Merger by a Non-U.S. Holder generally will not be subject to U.S. federal income tax, unless (i) the gain, if any, on Shares is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if certain income tax treaties apply, is attributable to the Non-U.S. Holder’s permanent establishment in the United States), in which event (x) the Non-U.S. Holder will be subject to U.S. federal income tax as described under “U.S. Holders,” and (y) if the Non-U.S. Holder is a corporation, it may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) or (ii) the Non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met, in which event the Non-U.S. Holder generally will be subject to tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of the Shares, which may be offset by U.S. source capital losses of the Non-U.S. Holder.

Information Reporting and Backup Withholding

Proceeds from the sale of Shares pursuant to the Offer or the Merger generally are subject to information reporting, and may be subject to backup withholding at the applicable rate (currently 24%) if the stockholder or other payee fails to provide a valid taxpayer identification number and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of the person subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may generally be obtained provided that the required information is timely furnished to the IRS. See “—Section 3—Procedures for Tendering Shares—Backup Withholding.”

6. Price Range of Shares; Dividends

The Shares are listed and principally traded on the NYSE under the symbol “SC.” The following table sets forth the high and low daily closing sale prices per Share on the NYSE each quarter during SC’s fiscal years ended December 31, 2019 and December 31, 2020 and thereafter as reported in published financial sources and rounded to the nearest cent, and the per Share cash dividend declared for each such quarterly period:

	High	Low	Dividends
	($)
Fiscal year ended December 31, 2019
First Quarter	19.51	16.18	0.20
Second Quarter	22.12	19.03	0.20
Third Quarter	25.39	22.90	0.22
Fourth Quarter	24.12	21.35	0.22
Fiscal year ended December 31, 2020
First Quarter	25.62	9.57	0.22
Second Quarter	20.81	11.24	0.22
Third Quarter	18.59	16.00	0.22
Fourth Quarter	22.93	18.07	—
Fiscal year ending December 31, 2021
First Quarter	26.83	20.49	0.44
Second Quarter	38.43	26.90	0.22
Third Quarter (through September 3, 2021)	42.29	36.24	0.22

Under the terms of the Merger Agreement, SC is not permitted to declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the Shares, except that SC may continue to declare and pay regular quarterly cash dividends to the holders of Shares in an amount not to exceed $0.22 per Share per fiscal quarter.

On July 1, 2021, the last full trading day before the announcement by Parent that it had made a proposal to acquire the Shares that it did not already own of SC, the reported closing sale price of a Share reported on the NYSE was $36.24. On August 23, 2021, the last full trading day before we announced the Merger Agreement, the reported closing sale price of a Shares reported on the NYSE was $41.31. On September 3, 2021, the last full trading day before the date of this Offer to Purchase, the reported closing sale price of a Share reported on the NYSE was $41.23. Before deciding whether to tender, you should obtain a current market quotation for the Shares.

7. Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing; Registration under the Exchange Act; Margin Regulations.

No stockholder vote will be required to consummate the Merger. Following the consummation of the Offer and subject to the satisfaction or waiver of the remaining conditions contained in the Merger Agreement, we intend to consummate the Merger as soon as practicable after the consummation of the Offer.

Possible Effects of the Offer on the Market for the Shares

While we intend to consummate the Merger as soon as practicable after the consummation of the Offer, if the Offer is consummated but the Merger does not occur, the number of stockholders, and the number of Shares that are still in the hands of the public, may be so small that there will no longer be an active or liquid public trading market (or possibly any public trading market) for Shares held by stockholders other than Purchaser. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the price paid in the Offer. If the Merger is consummated, stockholders not tendering their Shares in the Offer (other than SC, any of its subsidiaries, Parent, us or any subsidiary of Parent, or any stockholders who are entitled to and have properly exercised their appraisal rights under Section 262 of the DGCL) will receive cash in an amount equal to the price per Share paid in the Offer.

Stock Exchange Listing

While we intend to consummate the Merger as soon as practicable after the consummation of the Offer, if the Offer is consummated but the Merger does not occur, depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on the NYSE. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the criteria for continued listing on the NYSE market, the market for the Shares could be adversely affected. According to the NYSE’s published guidelines, the Shares would not meet the criteria for continued listing on the NYSE market if, among other things, (i) there were fewer than 400 stockholders, (ii) there were fewer than 1,200 stockholders and the average monthly trading volume was less than 100,000 Shares over the most recent 12 months, (iii) the number of publicly held Shares (excluding Shares held by officers, directors, their immediate families and other concentrated holdings of 10% or more) were less than 600,000, or (iv) the aggregate market value of the publicly held Shares was less than $50 million over a consecutive 30 trading-day period. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the standards for continued listing on the NYSE and the listing of Shares is discontinued, the market for the Shares could be adversely affected.

If the NYSE were to delist the Shares, it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations for the Shares would be reported by such exchange or other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

Registration under the Exchange Act

The Shares are currently registered under the Exchange Act. While we intend to consummate the Merger as soon as practicable after the consummation of the Offer, if the Offer is consummated but the Merger does not occur, the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration may be terminated upon application of SC to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act, assuming there are no other securities of SC subject to registration, would substantially reduce the information required to be furnished by SC to holders of Shares and to the SEC and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) thereof, the requirement to furnish a proxy statement pursuant to Section 14(a) thereof in connection with a stockholder’s meeting and the related requirement to furnish an annual report to stockholders, and the requirements of Rule 13e-3 thereof with respect to “going private” transactions, no longer applicable to SC. Furthermore, “affiliates” of SC and persons holding “restricted securities” of SC may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or eligible for stock exchange listing.

Following the purchase of Shares in the Offer and subject to the satisfaction or waiver of the remaining conditions contained in the Merger Agreement, we will consummate the Merger as soon as practicable, following which the Shares will no longer be publicly owned. Following the consummation of the Merger, we intend to take steps to cause the termination of the registration of Shares under the Exchange Act as promptly as practicable and may in the future take steps to cause the suspension of all of SC’s reporting obligations under the Exchange Act.

Margin Regulations

The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute “margin securities” for the purposes of the Federal Reserve Board’s margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

8. Certain Information Concerning SC

The information concerning SC contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto.

According to SC’s Annual Report for the year ended December 31, 2020 (the “SC 2020 10-K”), SC was formed in 2013 as a corporation in the state of Delaware. SC’s principal executive offices are located at 1601 Elm Street, Suite 800, Dallas, Texas 75201. The telephone number of SC’s principal executive offices is (214) 634-1110.

The following description of SC and its business has been taken from the SC 2020 10-K, and is qualified in its entirety by reference to the SC 2020 10-K. SC is the holding company for SC Illinois, a full-service specialized consumer finance company focused on vehicle finance and third-party servicing based in Dallas, Texas. SC’s primary business is the indirect origination and servicing of retail installment contracts and leases, principally through manufacturer-franchised dealers in connection with their sale of new and used vehicles to retail consumers. Santander Auto Finance (“SAF”) is SC’s primary vehicle brand and is available as a finance option for automotive dealers across the United States.

Financial Information

The following table sets forth summary historical consolidated financial data for SC as of and for each of the years ended December 31, 2019 and 2020 and as of and for each of the three months and six months ended

June 30, 2020 and 2021, respectively. The selected financial data and the per Share data set forth below are extracted from, and should be read in conjunction with, the consolidated financial statements and other financial information contained in SC’s Quarterly Report on Form 10-Q for the period ended June 30, 2021 (the “SC 2021 Q2 10-Q”) and the SC 2020 10-K. More comprehensive financial information is included in such reports (including management’s discussion and analysis of financial condition and results of operations) and other documents filed by SC with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. The financial statements included as Item 8 of the SC 2020 10-K and Item 1 of Part I in the SC 2021 Q2 10-Q are hereby incorporated by reference in this Offer to Purchase. The reports may be examined, and copies may be obtained from the SEC in the manner described under “Additional Information” below.

	Fiscal Year Ended December 31,
	2020	2019
	(dollars in thousands, except per share data)
OPERATING RESULTS DATA:
Interest on finance receivables and loans	$5,126,403	5,049,966
Leased vehicle income	2,950,641	2,764,258

Other finance and interest income	13,862	42,234

Total finance and other interest income	8,090,906	7,856,458
Interest expense (including $310,550 and $210,098 to affiliates, respectively)	1,204,335	1,331,804
Leased vehicle expense	2,077,759	1,862,121

Net finance and other interest income	4,808,812	4,662,533
Credit loss expense	2,364,459	2,093,749

Net finance and other interest income after credit loss expense	2,444,353	2,568,784
Profit sharing	120,757	52,731

Net finance and other interest income after credit loss expense and profit sharing	2,323,596	2,516,053
Investment losses, net (including $2 and $1,139 from affiliates, respectively)	(400,590)	(406,687)
Servicing fee income (including $40,689 and $57,630 from affiliates, respectively)	74,241	91,334
Fees, commissions, and other (including $12,704 and $25,343 from affiliates, respectively)	343,905	364,119

Total other income	17,556	48,766
Compensation and benefits	552,867	510,743
Repossession expense	160,404	262,061
Other expenses (including $9,720 and $9,363 to affiliates, respectively)	418,049	437,747

Total operating expenses	1,131,320	1,210,551

Income (loss) before income taxes	1,209,832	1,354,268
Income tax expense	298,921	359,898

Net income (loss)	$910,911	994,370

Net income (loss)	910,911	994,370
Other comprehensive income (loss):
Unrealized gains (losses) on cash flow hedges, net of tax of $(8,251) and $(19,581), respectively	(25,056)	(60,970)
Unrealized gains (losses) on available-for-sale and held-to-maturity debt securities, net of tax of $385 and $245, respectively	1,183	762

Comprehensive income (loss)	$887,038	934,162

	Fiscal Year Ended December 31,
	2020	2019
Net income per share:
Basic	$2.87	$2.87
Diluted	$2.87	$2.86
Weighted average common shares outstanding:
Basic	317,456,292	346,992,162
Diluted	317,689,203	347,507,507
Dividends declared per common share	$0.66	$0.84

	As of December 31,
	2020	2019
BALANCE SHEET DATA:
Cash and cash equivalents ($32,490 and $41,785 held at affiliates, respectively)	$109,053	81,848
Total assets	48,887,493	48,933,529
Stockholders’ equity	5,621,961	7,318,620

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(dollars in thousands, except per share data)
OPERATING RESULTS DATA:
Interest on finance receivables and loans	$1,229,492	1,236,600	$2,534,143	2,510,419
Leased vehicle income	703,916	737,549	1,444,800	1,485,528

Other finance and interest income	3,068	2,657	4,494	10,208

Total finance and other interest income	1,936,476	1,976,806	3,983,437	4,006,155
Interest expense (including $84,006, $71,055, $169,909, and $133,825 to affiliates, respectively)	237,195	308,982	490,732	637,816
Leased vehicle expense	294,720	610,861	718,515	1,163,773

Net finance and other interest income	1,404,561	1,056,963	2,774,190	2,204,566
Credit loss expense (benefit)	(263,751)	861,896	(127,542)	1,769,783

Net finance and other interest income after credit loss expense	1,668,312	195,067	2,901,732	434,783
Profit sharing	50,553	11,530	117,879	25,825

Net finance and other interest income after credit loss expense and profit sharing	1,617,759	183,537	2,783,853	408,958
Investment gains (losses), net	2,414	(147,582)	(12,298)	(211,008)
Servicing fee income (including $10,104, $11,321, $19,301, and $23,873 from affiliates, respectively)	22,812	19,120	41,506	38,223
Fees, commissions, and other (including $4,134, $6,567, $7,464, and $9,873 from affiliates, respectively)	50,847	82,069	151,375	177,199

Total other income	76,073	(46,393)	180,583	4,414
Compensation and benefits	156,450	127,643	310,345	260,969
Repossession expense	38,845	22,289	84,191	79,951

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(dollars in thousands, except per share data)
Other expenses (including $1,758, $1,208, $3,535, and $2,305 to affiliates, respectively)	$107,915	116,747	$203,166	208,432

Total operating expenses	303,210	266,679	597,702	549,352

Income (loss) before income taxes	1,390,622	(129,535)	2,366,734	(135,980)
Income tax expense (benefit)	332,420	(32,857)	566,877	(35,315)

Net income (loss)	$1,058,202	(96,678)	$1,799,857	(100,665)

Net income (loss)	1,058,202	(96,678)	1,799,857	(100,665)
Other comprehensive income (loss):
Unrealized gains (losses) on cash flow hedges, net of tax of $1,614, $41, $4,563, and $(12,502), respectively	5,344	180	14,410	(38,838)
Unrealized gains (losses) on available-for-sale and held-to-maturity debt securities, net of tax of $(121), $(74), $(224), and $587, respectively	(381)	(230)	(699)	1,826

Comprehensive income (loss)	$1,063,165	(96,728)	$1,813,568	(137,677)

Net income per share:
Basic	$3.46	$(0.30)	$5.88	$(0.31)
Diluted	$3.45	$(0.30)	$5.88	$(0.31)

Dividends declared per common share	$0.22	$0.22	$0.66	$0.44
Weighted average common shares outstanding:
Basic	306,057,004	319,773,636	306,082,852	326,899,844
Diluted	306,289,395	319,878,145	306,327,116	327,137,104

	As of June 30, 2021	As of December 31, 2020
	(in thousands)
BALANCE SHEET DATA:
Total Assets	$48,245,934	$48,887,493

Total Stockholders’ Equity	7,229,630	5,621,961

Additional Information

SC is subject to the informational and reporting requirements of the Exchange Act and in accordance therewith files and furnishes periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. You may read and copy any such reports, statements or other information at the SEC’s Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.

Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. SC’s filings are also available to the public from commercial document retrieval services and at the SEC’s website at http://www.sec.gov. The SEC’s website address is not intended to function as a hyperlink, and the information contained in the SEC’s website is not incorporated by reference in this Offer to Purchase and you should not consider it as part of the Offer to Purchase.

9. Certain Information Concerning Purchaser, Parent, and Ultimate Parent

We are a Delaware corporation incorporated on August 20, 2021, with principal executive offices at c/o Santander Holdings USA, Inc., 75 State Street, Boston, Massachusetts 02109. The telephone number of our principal executive offices is (617) 346-7200. To date, we have engaged in no activities other than those incidental to our formation and the Offer.

Parent is a Virginia corporation with its principal executive offices located at 75 State Street, Boston, Massachusetts 02109. Its telephone number at its principal executive offices is (617) 346-7200. Parent is the parent holding company of: SBNA; SC; Santander Securities LLC, a broker-dealer headquartered in Boston, Massachusetts; Banco Santander International, a financial services company headquartered in Miami, Florida that offers a full range of banking services to foreign individuals and corporations based primarily in Latin America; SIS, a registered broker-dealer headquartered in New York providing services in investment banking, institutional sales, trading and offering research reports of Latin American and European equity and fixed-income securities; and several other subsidiaries. Parent’s two largest subsidiaries by asset size and revenue are Santander Bank, National Association and SC. Parent is a wholly-owned subsidiary of Ultimate Parent.

Ultimate Parent is a Spanish bank organized under the laws of the Kingdom of Spain with its principal executive offices located at Ciudad Grupo Santander, 28660 Boadilla del Monte (Madrid), Spain. Its telephone numbers at its principal executive offices is +34 91 259 65 20. Ultimate Parent and its consolidated subsidiaries are a group of banking and financial companies that operate through a network of offices and subsidiaries across Spain and other European countries (including, among others, the United Kingdom, Austria, Germany, Italy, Poland, Portugal and Norway), several Latin American countries (including, among others, Argentina, Brazil, Chile, Mexico, Peru, Puerto Rico and Uruguay) and the United States offering a wide range of financial products and also conducts banking operations in other parts of the world.

The name, business address, current principal occupation or employment, five-year employment history and citizenship of each director and executive officer of Ultimate Parent, Parent and Purchaser and certain other information are set forth on Schedule I hereto.

We do not believe our financial condition or the financial condition of Ultimate Parent or Parent is relevant to your decision whether to tender your Shares and accept the Offer because (i) the Offer is being made for all outstanding Shares solely for cash, (ii) we, through Parent, will have sufficient funds to purchase all Shares validly tendered, and not validly withdrawn, in the Offer and to provide funding for the Merger, (iii) consummation of the Offer is not subject to any financing condition, and (iv) if we consummate the Offer, we expect to acquire any remaining Shares for the same cash per Share price in the Merger, which is expected to follow as promptly as practicable following the closing of the Offer.

Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (which we refer to as the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as other information filed by Ultimate Parent, Parent, and Purchaser with the SEC, are available for inspection at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information may be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC at the address above. The SEC also maintains a website on the Internet at www.sec.gov that contains the Schedule TO and the exhibits thereto and other information that Ultimate Parent and Parent have filed electronically with the SEC.

None of the Purchaser, Parent or Ultimate Parent has made any arrangements in connection with the Offer to provide holders of Shares access to our corporate files or to obtain counsel or appraisal services at our expense. For a discussion of appraisal rights, see “—Section 12—Purpose of the Offer; Plans for SC; Effects of the Offer; Stockholder Approval; Appraisal Rights.”

10. Source and Amount of Funds

We estimate that we will need approximately $2.5 billion to purchase all Shares pursuant to the Offer and the Merger. Parent and its controlled affiliates expect to contribute or otherwise advance to us the funds necessary to consummate the Offer and the Merger and to pay the related fees and expenses. It is anticipated that all of such funds will be obtained from Parent’s cash on hand. Neither we nor Parent has any alternative financing plans or arrangements.

The Offer is not conditioned upon any financing arrangements or subject to a financing condition.

11. Background of the Offer; Contacts with SC

The information set forth below regarding SC not involving Ultimate Parent, Parent or Purchaser or their respective boards of directors was provided by SC, and none of Ultimate Parent, Parent, Purchaser or any of their respective affiliates (other than SC) or representatives assumes any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which none of Ultimate Parent, Parent or Purchaser or any of such affiliates or representatives participated.

SC has been majority owned by Ultimate Parent since 2006 and by both Ultimate Parent and Parent since 2009. From time to time subsequent to SC’s initial public offering in 2014 SC has repurchased Shares from holders other than Parent. As a result of these repurchases, including a modified Dutch Auction issuer tender offer completed in March 2020, Parent’s percentage ownership of SC’s common stock has increased, with the result that since August 10, 2020, Parent has directly, and Ultimate Parent has indirectly, owned at least 80% of the outstanding Shares, permitting the consolidation of SC with Parent.

Since SC’s initial public offering Parent and Ultimate Parent have continually reviewed, considered and evaluated their ongoing investment in SC and all potential options with respect thereto, including, among other possibilities, the potential purchase of all or a portion of the remaining outstanding Shares.

In mid-April 2021, Mr. Timothy Ryan, the Chairman of the board of directors of Parent (the “Parent Board”), spoke by telephone with Mr. William Rainer, the Chairman of the SC Board, and requested that the SC Board form a special committee to make certain preparations for the possibility that Parent could determine to make a proposal to acquire the outstanding Shares not held by Parent. Mr. Ryan advised Mr. Rainer that Parent had not determined whether it would make a proposal and did not indicate any terms that might be included in a proposal if one were to be made.

Mr. Rainer consulted with Covington & Burling LLP (“Covington”), counsel to the independent directors of the SC Board, regarding proposed resolutions for the formation of a special committee with appropriate powers and authority to review a proposal from Parent in the event one were made. Covington contacted Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”), counsel to Parent, to discuss the scope of the proposed resolutions, and at that time Wachtell Lipton confirmed that Parent would not agree to sell any of its Shares and was contemplating only a proposal to acquire the Shares it did not already own.

On April 26, 2021, at a meeting of the SC Board held to consider Parent’s request, the SC Board adopted resolutions to establish the Special Committee consisting of Mr. Rainer, Mr. Robert McCarthy and Mr. William Muir, each of whom were determined by the SC Board to be independent and disinterested in the context of a potential transaction between Parent and SC. The SC Board delegated to the Special Committee full power and authority to:

•

establish, approve, modify, monitor and direct the process and procedures related to the review and evaluation of a possible proposal by Parent to acquire all of the outstanding equity interests in SC which are not already owned by Parent (a “Possible Transaction”), including the authority to determine not to proceed with any such process, procedures, review or evaluation;

•	respond to any communications, inquiries or proposals regarding a Possible Transaction;

•	review, evaluate, investigate, pursue and negotiate the terms and conditions of a Possible Transaction, including any related definitive agreements;

•

negotiate, execute and deliver and cause to be negotiated, executed and delivered any agreements or documents that the Special Committee may deem to be necessary or appropriate in connection with the authority granted to it by the SC Board (including, without limitation, any engagement letter, indemnification agreement, confidentiality agreement or exclusivity agreement) and to waive rights under all such agreements and documents;

•

determine whether a Possible Transaction is advisable and is fair to, and in the best interests of, SC and its stockholders (or any subset of the stockholders of SC that the Special Committee determines to be appropriate);

•	reject or recommend a Possible Transaction and notify the SC Board of such rejection or recommendation;

•	review, analyze, evaluate and monitor all proceedings and activities of SC related to a Possible Transaction;

•	investigate SC, Parent and any of its affiliates in connection with a Possible Transaction as it deems appropriate; and

•	take such other actions in furtherance of evaluating and negotiating a Possible Transaction as the Special Committee may deem to be necessary for the Special Committee to discharge its duties.

The SC Board also authorized the Special Committee to retain, at SC’s expense, its own advisors to assist the Special Committee, and to determine the compensation that should be paid to the members of the Special Committee for their service on the Special Committee.

On April 26, the Special Committee met and resolved to engage Covington, as legal counsel to the Special Committee, and requested that Covington assist the Special Committee in contacting three investment banks to interview for an assignment representing the Special Committee as financial advisor in the Possible Transaction. The Special Committee contacted three investment banks it considered having the relevant experience to represent the Special Committee, of which two made presentations to the Special Committee.

On May 4, 2021, the Special Committee interviewed representatives of Piper Sandler & Co. (“Piper Sandler”) and another investment bank, for purposes of reviewing their relevant experience in the industry and with controlling stockholder transactions. The Special Committee also reviewed with the candidates any potential sources of conflicts that may arise from any relationships between the investment banks and Ultimate Parent and its affiliates. The Special Committee determined that Piper Sandler did not have any conflicts in acting as the Special Committee’s outside advisor based, in part, on the information provided by Piper Sandler regarding its relationship with the Company and its affiliates.

Following the meetings on May 4, the Special Committee determined that it would engage Piper Sandler to act as its financial advisor, subject to the receipt of a proposal from Parent and to review and approval of the Special Committee regarding the terms of Piper Sandler’s engagement.

Between May 5, 2021 and May 27, 2021, the Special Committee met several times to review the process for assessing SC’s business, financial condition and prospects and any proposal that Parent may submit.

On May 7, 2021, SC retained Hughes, Hubbard & Reed LLP (“Hughes Hubbard”) to act as counsel to SC and the SC Board in connection with the proposed transaction.

On May 28, 2021, without having made a proposal for a transaction with SC, Parent advised the Special Committee that it would not be making a proposal at that time and did not have a timeline for when it may make a proposal, if one were to be made.

On June 4, 2021 at its regularly scheduled meeting, the SC Board disbanded the Special Committee.

On July 1, 2021, Parent submitted an unsolicited letter to Mr. Rainer, as Chairman of the SC Board, proposing a transaction that would result in Parent acquiring all of the outstanding Shares that it did not own at a price of $39.00 per share, in cash.

The text of the letter delivered to the SC Board is set forth below:

July 1, 2021

Mr. William Rainer

Chairman of the Board of Directors

Santander Consumer USA Holdings Inc.

1601 Elm Street, Suite 800

Dallas, Texas 75201

Dear Bill,

Santander Holdings USA, Inc. (“SHUSA”) is pleased to submit this proposal to acquire all of the outstanding shares of common stock of Santander Consumer USA Holdings Inc. (the “Company” or “SC”) that are not currently owned by SHUSA, for a purchase price of $39.00 per share, in cash (our “Proposal”).

We believe that our Proposal reflects an attractive value to SC’s public shareholders. Specifically, $39.00 per share represents a premium of 7.4% to yesterday’s closing price of $36.32. This premium is on top of the Company’s strong share price gains since the beginning of the year, including relative to its peers, and reflects a 30.4% premium to SC’s average share price since January 1, 2021.

As you know, we currently beneficially own shares representing approximately 80% of the outstanding shares. Given our knowledge of the Company, we are in a position to proceed with the proposed transaction in an expedited manner.

Our Proposal is subject to the approval of the Company’s Board of Directors and the negotiation and execution of mutually acceptable definitive transaction documentation. We understand that a special committee of independent and disinterested directors (the “Special Committee”) of the Company’s Board of Directors (the “Board”) will consider our Proposal and make a recommendation to the Board.

In considering our Proposal, you should know that, in our capacity as a shareholder of the Company, we are interested only in acquiring the shares not already owned by us and that in such capacity we have no interest in selling any of the shares owned by us nor would we expect, in our capacity as a shareholder, to vote in favor of any alternative sale, merger or similar transaction involving the Company.

Please be aware that we reserve the right to withdraw or modify our Proposal in any manner at any time. No legal obligation with respect to the Proposal or any other transaction shall arise unless and until execution of mutually acceptable definitive transaction documentation between us and the Company.

In connection with our Proposal, we have engaged J.P. Morgan Securities LLC as our financial advisor and Wachtell, Lipton, Rosen & Katz as our legal advisor. We assume that the Special Committee will retain its own independent legal and financial advisors to assist in its review of our Proposal. We and our advisors look forward to working with the Special Committee and its advisors to expeditiously negotiate and consummate a mutually acceptable transaction. We are available at your convenience to discuss any aspects of our Proposal and this important transaction.

Sincerely,

SANTANDER HOLDINGS USA, INC.

/s/ T. Timothy Ryan Jr.

T. Timothy Ryan, Jr.

Chairman of the Board

On July 2, 2021, at a meeting of the SC Board held to consider Parent’s proposal, the SC Board reestablished the Special Committee with the same powers and authority that had been delegated to it in April.

On July 2, 2021, the Special Committee met and reengaged Covington, as legal counsel to the Special Committee, and resolved to engage Piper Sandler as its own outside financial advisor. The Special Committee determined that each member of the Special Committee should receive a fee of $75,000 for service on the Special Committee, and be reimbursed for out of pocket expenses, with no portion of the consideration contingent on the outcome of the Special Committee’s process.

On July 2, 2021, Parent filed the letter setting forth its proposal with the SEC in an amendment to its Schedule 13D.

On July 2, 2021, SC issued a press release announcing that it had received Parent’s proposal, that the SC Board had formed the Special Committee, and that the Special Committee had retained Piper Sandler as its own outside financial advisor and Covington as its independent outside legal advisor.

Between July 3, 2021 and July 21, 2021, Piper Sandler reviewed materials made available by SC’s management regarding SC’s business and financial condition and prospects and held discussions with senior executives of SC, including SC’s Chief Executive Officer and Chief Financial Officer, to discuss this information.

During the period between July 3, 2021 and July 21, 2021, representatives of Piper Sandler (acting on behalf of and in accordance with the Special Committee’s directives) and representatives of J.P. Morgan, financial advisor to Parent, acting at the direction of Parent, held discussions regarding the Special Committee’s anticipated timing for a response to Parent’s proposal. Also during this period Mr. Rainer and Mr. Ryan had communications regarding timing.

From July 6, 2021 to July 13, 2021, the Special Committee met several times in person or by videoconference, with representatives of Piper Sandler and Covington also in attendance, to review the process for assessing SC’s business, financial condition and prospects and Parent’s proposal, and to obtain updates from Piper Sandler regarding its progress in reviewing and analyzing SC and a potential transaction.

On July 14, 2021, the Special Committee met in Boston, Massachusetts, with representatives of Piper Sandler and Covington also in attendance, at which Piper Sandler reviewed the status of its review and analyses regarding SC and a potential transaction. On July 21, 2021, the Special Committee met by videoconference, with representatives of Piper Sandler and Covington, at which Piper Sandler presented certain potential financial and strategic considerations and analyses regarding SC and a potential transaction. At the July 21 meeting, after consultation with Piper Sandler regarding valuation and strategy, the Special Committee determined to make a counterproposal to Parent for a transaction priced at $43.25 per share of SC common stock. The Special Committee directed Piper Sandler to communicate this counterproposal to J.P. Morgan, and further directed Piper Sandler to advise Parent that the Special Committee would not be in a position to address any further proposals from Parent until SC’s earnings were released on or about July 28, 2021.

On July 22, 2021, representatives of Piper Sandler communicated the Special Committee’s $43.25 counterproposal to representatives of J.P. Morgan.

Between July 22, 2021 and August 9, 2021, representatives of Piper Sandler and representatives of J.P. Morgan engaged in general discussions about a potential transaction. Mr. Rainer and Mr. Ryan also had telephonic discussions regarding the timing for proposed meetings between the parties, without any exchange of any revised proposal from Parent or revised counterproposals from the Special Committee.

On August 11, 2021, at the direction of Parent, representatives of J.P. Morgan communicated a revised proposal for a transaction priced at $39.75 per share to representatives of Piper Sandler, and requested a revised counterproposal from the Special Committee and for Mr. Rainer to meet with Mr. Ryan, together with representatives of Piper Sandler and J.P. Morgan, in New York City as soon as practicable for further negotiations.

On August 11, 2021, the Special Committee met, with representatives of Piper Sandler and Covington also in attendance, to consider Parent’s revised proposal. At this meeting the Special Committee considered a number of factors, including the market price of SC’s common stock prior to the July 2, 2021 announcement of Parent’s proposal, the trading history of SC’s common stock since that announcement and since the July 28, 2021 announcement of SC’s earnings through the second quarter of 2021, and its evaluation of SC’s business, financial condition and prospects in consultation with Piper Sandler. Based on the foregoing considerations and after consultation with Piper Sandler regarding strategy, the Special Committee determined to make a revised counterproposal for a transaction priced at $42.75 per share. At the conclusion of the meeting the Special Committee directed Piper Sandler to communicate this revised counterproposal to J.P. Morgan, and further directed Piper Sandler to advise Parent that Mr. Rainer would be available to meet with Mr. Ryan on August 16, 2021, in New York City.

On August 12, 2021, the Special Committee met, with representatives of Piper Sandler and Covington also in attendance, to prepare for the meeting between Mr. Rainer and Mr. Ryan the following week. At this meeting the Special Committee reviewed the same considerations that had been reviewed at the August 11, 2021 meeting and after further consultation with Piper Sandler regarding strategy granted Mr. Rainer authority to negotiate further revised counterproposals with Parent at the meeting in New York City and to report back to the Special Committee.

Between August 11, 2021 and August 15, 2021, Mr. Rainer and Mr. Ryan communicated regarding the timing for proposed meetings between the parties, without any exchange of any revised proposal from Parent or revised counterproposals from the Special Committee.

On August 16, 2021, Mr. Rainer and Mr. Ryan, together with representatives of Piper Sandler, J.P. Morgan, Covington and Wachtell Lipton, met in New York City at the offices of Wachtell Lipton. During the course of this meeting Mr. Ryan, on behalf of Parent, and Mr. Rainer, on behalf of the Special Committee, exchanged further revised proposals and counterproposals, resulting in a proposal by Parent for a transaction priced at $41.50 per share. After communicating with the other members of the Special Committee, Mr. Rainer advised Mr. Ryan that the Special Committee anticipated that it would support and recommend to the SC Board a transaction priced at $41.50 per share, subject to the negotiation of appropriate documentation.

On the night of August 17, 2021, Wachtell Lipton provided a draft of the Merger Agreement to Covington, which Covington provided to Hughes Hubbard on August 18, 2021, providing for the transaction to be effected by means of a tender offer by a wholly owned subsidiary of Parent followed by a merger of the subsidiary with and into SC under the applicable provisions of Delaware law.

Between August 17, 2021 and the execution of the Merger Agreement on August 23, 2021, the parties and their respective legal and financial advisors exchanged numerous drafts of, and engaged in numerous discussions and negotiations concerning the terms of, the Merger Agreement and related disclosure schedules and annexes. Significant terms of discussion and negotiation included the conditions of the Offer, the scope of SC’s representations and warranties and definition of the “Material Adverse Effect” qualification applicable to certain of them, the covenants that would apply to SC during the period between execution and closing, the non-solicitation provisions and the ability of the SC Board to change its recommendation of the transactions contemplated by the Merger Agreement, and the treatment of outstanding SC restricted stock units in the transaction.

On August 23, 2021, the Parent Board held a meeting at which it approved the transaction and authorized Parent to enter into the Merger Agreement.

In the afternoon on August 23, 2021, the Special Committee held a meeting by videoconference, also attended by representatives of Piper Sandler and Covington, to discuss and review the draft Merger Agreement and to consider the proposed transaction. Representatives of Covington reviewed the duties of the members of the Special Committee and the terms of the draft Merger Agreement. Representatives of Piper Sandler reviewed with the Special Committee Piper Sandler’s financial analysis of the consideration proposed in the Offer. Piper Sandler then rendered its opinion to the Special Committee to the effect that, as of that date, and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth in its written opinion, the consideration of $41.50 per share of SC common stock in cash to be paid in the Offer and the Merger, taken together, was fair, from a financial point of view, to holders of Shares (other than Parent, Purchaser and their respective affiliates). Following discussion, including of the factors summarized in “ITEM 4. THE SOLICITATION OR RECOMMENDATION—Reasons for the Offer and the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Offer and the Merger” of the Schedule 14D-9, after the close of trading, the members of the Special Committee unanimously determined that the Merger Agreement and the Transactions are fair to and in the best interests of SC’s stockholders (other than Parent, Purchaser and their affiliates) and unanimously recommended that (i) the SC Board approve, adopt and declare advisable the Merger Agreement and approve the execution, delivery and performance by SC of the Merger Agreement and the consummation of the Transactions, including the Offer and the Merger to be effected under Section 251(h) of the DGCL and (ii) the stockholders of SC tender their Shares into the Offer.

On August 23, 2021, the SC Board held a meeting by videoconference, attended by representatives of Hughes Hubbard and Covington, to discuss and review the draft Merger Agreement, to receive the report of the Special Committee and to consider the proposed transaction. Representatives of Hughes Hubbard reviewed the duties of the directors and the relationships of certain of the directors with Parent and its affiliates other than SC. Representatives of Covington reviewed the terms of the draft Merger Agreement and the process followed by the Special Committee in its review and evaluation of Parent’s proposal and negotiation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger. Following these presentations, representatives of Piper Sandler joined the meeting and reviewed with the SC Board Piper Sandler’s financial analysis of the consideration proposed in the Offer and the Merger, including Piper Sandler’s opinion that had been delivered to the Special Committee. Following discussion, including of the factors summarized in “ITEM 4. THE SOLICITATION OR RECOMMENDATION—Reasons for the Offer and the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Offer and the Merger” of the Schedule 14D-9, and by the unanimous vote of all members of the SC Board, including the unanimous vote of the independent directors on the SC Board, the SC Board (i) determined that the Merger Agreement and the Transactions, including the Offer and the Merger, are fair to and in the best interests of SC’s stockholders (other than Parent, Purchaser and their affiliates), (ii) approved, adopted and declared advisable the Merger Agreement and approved the execution, delivery and performance by SC of the Merger Agreement and the consummation by SC of the transactions contemplated thereby, including the Offer and the Merger, in accordance with the requirements of the DGCL, (iii) resolved that the Merger Agreement and the Merger shall be governed by

Section 251(h) of the DGCL and (iv) resolved to recommend that the stockholders of SC accept the Offer and tender their Shares into the Offer.

On August 23, 2021, SC, Parent and Purchaser executed the Merger Agreement, and on August 24, 2021, prior to the opening of trading of Ultimate Parent’s shares on the Madrid stock exchange, each of SC and Parent issued a press release announcing the execution of the Merger Agreement.

On September 7, 2021, Parent and Purchaser commenced the Offer and filed its Schedule TO.

12. Purpose of the Offer; Plans for SC; Effects of the Offer; Stockholder Approval; Appraisal Rights

Purpose of the Offer; Plans for SC

The purpose of the Offer and the Merger is for Parent to acquire the entire equity interest in SC. The Offer, as the first of two steps in the acquisition of SC, is intended to facilitate the acquisition of all of the Shares. The purpose of the Merger is to acquire all capital stock of SC not purchased pursuant to the Offer or otherwise and to cause SC to become a wholly-owned subsidiary of Parent and an indirect wholly-owned subsidiary of Ultimate Parent.

We currently intend, and are obligated under the Merger Agreement, to consummate the Merger as soon as practicable after the consummation of the Offer. As described in “—Section 13—The Merger Agreement—The Merger,” the Shares acquired in the Offer will be cancelled in the Merger. Shares held by Parent will remain outstanding and will not be cancelled (“Parent Surviving Corporation Shares”), and each share of common stock of Purchaser will be converted into the number of shares of the surviving corporation equal to the quotient of (i) the number of outstanding Shares (other than Parent Surviving Corporation Shares and Shares owned by SC as treasury stock or owned by any wholly-owned subsidiary of Parent or SC, in each case immediately prior to the Merger Effective Time) and (ii) the number of outstanding shares of common stock of Purchaser immediately prior to the Merger Effective Time, and such converted shares of the surviving corporation, together with the Parent Surviving Corporation Shares, will be the capital stock of the surviving corporation. Following the Merger, the directors of SC at the Merger Effective Time will be the directors of SC as the surviving corporation, and the officers of SC at the Merger Effective Time will be the officers of SC as the surviving corporation. See “—Section 13—The Merger Agreement—The Merger.” Upon completion of the Merger, the Shares currently listed on the NYSE will cease to be listed on the NYSE and will subsequently be deregistered under the Exchange Act.

If you sell your Shares in the Offer, you will cease to have any equity interest in SC or any right to participate in its earnings and future growth. If you do not tender your Shares, but the Merger is consummated, you also will no longer have an equity interest in SC. Similarly, after selling your Shares in the Offer or the subsequent Merger, you will not bear the risk of any decrease in the value of SC.

Parent intends to conduct a comprehensive review of SC’s business, operations, capitalization and management. Accordingly, we are not in a position to discuss specific plans and timelines at this time.

If, for any reason following completion of the Offer, the Merger is not consummated, Parent, Purchaser and their affiliates reserve the right to acquire additional Shares through private purchases, market transactions, tender or exchange offers or otherwise on terms and at prices that may be more or less favorable than those of the Offer, or, subject to any applicable legal restrictions, to dispose of any or all Shares acquired by them.

Except as described above or elsewhere in this Offer to Purchase and except for the transactions contemplated in the Merger Agreement, Purchaser has no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving SC or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any change in the SC Board or management, (iii) any material change in SC’s capitalization or dividend policy, (iv) any other material change in SC’s corporate structure or business, (v) any class of equity securities of SC being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association or (vi) any class of equity securities of SC becoming eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

Effects of the Offer

If the Offer is consummated, the interest of Ultimate Parent and Parent in SC’s net book value and net earnings would increase in proportion to the number of Shares acquired in the Offer. If the Merger is consummated, Ultimate Parent’s and Parent’s indirect interest in such items would increase to 100%, and Ultimate Parent and Parent would be entitled to all benefits resulting from that interest, including all income generated by SC’s operations and any future increase in SC’s value. Former stockholders would thereafter have no opportunity to participate in the earnings and growth of SC and would not have any right to vote on corporate matters. Similarly, after any such merger, Ultimate Parent and Parent would also bear the entire risk of losses generated by SC’s operations and any decrease in the value of SC, and former stockholders would not face the risk of losses generated by SC’s operations or decline in the value of SC.

No Stockholder Approval

If the Offer is consummated, we do not anticipate seeking the approval of SC’s remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL provides that, subject to certain statutory provisions, if following consummation of a tender offer for any and all shares of a public Delaware corporation that would otherwise be entitled to vote on the merger (other than shares held by the acquiring entity and its affiliates), the stock irrevocably accepted for purchase pursuant to such offer and received by the Depositary prior to the expiration of such offer, plus the stock otherwise owned by the acquiring entity (together with any stock owned by any entity that (i) owns, directly or indirectly, all of the outstanding stock of such acquiring entity or (ii) is a direct or indirect wholly-owned subsidiary of such acquiring entity or of any person referred to in the preceding clause (i)) equals at least the amount of shares of each class of stock of the target corporation that would otherwise be required for the stockholders of the target corporation to adopt a merger agreement with the acquiring entity, and each share of each class or series of stock of the target corporation not irrevocably accepted for purchase in the offer is converted into the right to receive the same consideration for their stock in the merger as was payable in the tender offer, the target corporation can effect a merger without the vote of the stockholders of the target corporation. Therefore, the parties have agreed, and the Merger Agreement requires, that, subject to the conditions specified in the Merger Agreement, the Merger will become effective as soon as practicable after and on the same date as the consummation of the Offer, without a vote of SC stockholders, in accordance with Section 251(h) of the DGCL.

Appraisal Rights

No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, pursuant to the DGCL, stockholders who do not tender their Shares in the Offer will have the right, by fully complying with the applicable provisions of Section 262 of the DGCL, to choose not to accept the consideration payable for their Shares pursuant to the Merger, and instead to demand an appraisal of their Shares by the Court of Chancery of the State of Delaware and to receive a cash payment of the “fair value” of their Shares as of the Merger Effective Time of the Merger as determined by the Court of Chancery of the State of Delaware. The “fair value” of such Shares may be more than, less than, or equal to the Offer Price.

Under Section 262 of the DGCL, where a merger is approved under Section 251(h), either a constituent corporation before the effective date of the merger, or the surviving corporation within 10 days thereafter, will notify each of the holders of any class or series of stock of such constituent corporation who are entitled to seek appraisal of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and will include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 will constitute the formal notice of appraisal rights under Section 262 of the DGCL.

As will be described more fully in the Schedule 14D-9, in order to exercise appraisal rights under Section 262 of the DGCL in connection with the Merger, a stockholder must do all of the following:

•

within the later of the consummation of the Offer and 20 days after the notice through the Schedule 14D-9, deliver to SC a written demand (or a demand delivered by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in the Schedule 14D-9) for appraisal of Shares held, which demand must reasonably inform SC of the identity of the stockholder and that the stockholder is demanding appraisal;

•	not tender its Shares in the Offer;

•	continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Merger Effective Time; and

•	strictly follow the statutory procedures for perfecting appraisal rights under Section 262 of the DGCL.

Any holder of Shares who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so in connection with the Merger should review the Schedule 14D-9 and Section 262 of the DGCL carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

The foregoing summary of the rights of SC’s stockholders to appraisal rights under the DGCL in connection with the Merger does not purport to be a complete statement of the procedures to be followed by the stockholders of SC desiring to exercise appraisal rights in connection with the Merger and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights in connection with the Merger requires strict adherence to the applicable provisions of the DGCL. A copy of Section 262 of the DGCL is set forth in Schedule II hereto.

13. The Merger Agreement

The following summary description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which Purchaser has included as Exhibit (d)(1) to the Tender Offer Statement on Schedule TO and is incorporated herein by reference. Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Merger Agreement. The summary description has been included in this Offer to Purchase to provide you with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any factual disclosures about Parent, Purchaser, SC or their respective affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of the Merger Agreement, were made as of specific dates, were made solely for the benefit of the parties to the Merger Agreement and may not have been intended to be statements of fact, but rather, as a method of allocating risk and governing the contractual rights and relationships among the parties to the Merger Agreement. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Merger Agreement and may apply standards of materiality and other qualifications and limitations in a way that is different from what may be viewed as material by Parent’s or SC’s stockholders. In reviewing the representations, warranties and covenants contained in the Merger Agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties, covenants and descriptions were not intended by the parties to the Merger Agreement to be characterizations of the actual state of facts or conditions of Parent, Purchaser, SC or their respective affiliates. Moreover, information concerning the subject matter of the representations and warranties may have changed or may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures. For the foregoing reasons, the representations, warranties, covenants and descriptions of those provisions should not be read alone and should instead be read in conjunction with the other information contained in the reports, statements and filings that Parent, its affiliates and SC publicly file.

The Offer

Upon the terms and subject to the conditions set forth in the Merger Agreement, Purchaser has agreed to commence a cash tender offer (as promptly as practicable, but in no event later than September 7, 2021) for all of the Shares that Parent does not own at a purchase price of $41.50 per Share, net to the seller of such Shares in cash, without interest and subject to deduction for any required withholding taxes. Purchaser’s obligation to accept for payment and pay for Shares validly tendered and not validly withdrawn pursuant to the Offer is subject to the satisfaction or waiver of the conditions set forth in “—Section 15—Conditions to the Offer.” Subject to the applicable rules and regulations of the SEC, Purchaser expressly reserves the right to waive any of the conditions to the Offer or modify the terms of the Offer, except that, without the prior written consent of SC, it will not:

•	decrease the Offer Price;

•	change the amount or form of consideration to be paid in the Offer;

•	decrease the number of Shares sought in the Offer;

•	impose any condition to the Offer in addition to the Offer conditions set forth in Annex I to the Merger Agreement or modify the conditions set forth in Annex I to the Merger Agreement;

•	terminate, accelerate, limit or extend the expiration date of the Offer in any manner other than in accordance with the terms specified under “—Extensions of the Offer” below; or

•

otherwise amend, modify or supplement any of the conditions to the Offer or the terms of the Offer in a manner that is, or would reasonably be expected to be, adverse to any holder of the Shares other than Parent and Purchaser.

Extensions of the Offer

If at the scheduled expiration date of the Offer, including following a prior extension, any condition to the Offer has not been satisfied or waived (to the extent waivable), the Merger Agreement requires that we extend the Offer for one or more consecutive periods of not more than (except with the consent of SC) ten business days until such time as such conditions shall have been satisfied or waived, provided that we will not be required to extend the Offer beyond the End Date unless Parent is not then permitted to terminate the Merger Agreement (in which case we are required to extend the Offer beyond the End Date). In addition, we must extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff that is applicable to the Offer or any period otherwise required by the rules and regulations of the NYSE or applicable law. Except as otherwise permitted pursuant to the Merger Agreement, we may not terminate the Offer prior to any such extended expiration date unless the Merger Agreement is validly terminated.

The Merger Agreement obligates Purchaser, subject to the satisfaction or waiver of the conditions set forth in “—Section 15—Conditions to the Offer,” to accept for payment and pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer promptly after the Expiration Time (and in any event within two business days).

The Merger

As soon as practicable following the consummation of the Offer, and unless applicable law prohibits or makes illegal the consummation of the Merger, Purchaser will merge with and into SC, and SC will survive as a wholly-owned subsidiary of Parent. At the Merger Effective Time, any Shares not purchased pursuant to the Offer (other than (i) Shares held by Parent, (ii) Shares owned by SC as treasury stock (other than Shares in an employee benefit or compensation plan) or owned by any wholly-owned subsidiary of either SC or Parent, in each case immediately prior to the Merger Effective Time, and (iii) Shares outstanding immediately prior to the Merger Effective Time and held by a holder who is entitled to demand and properly demands appraisal for such

Shares in accordance with Section 262 of the DGCL) will be automatically converted into the right to receive, in cash and without interest, subject to deduction for any required withholding taxes, an amount equal to the Offer Price.

The certificate of incorporation and bylaws of SC as in effect immediately prior to the Merger Effective Time will be amended by virtue of the Merger at the effective time of the Merger to be identical to the form of certificate of incorporation and bylaws included as Annex II and Annex III to the Merger Agreement, respectively. The directors of SC immediately prior to the Merger Effective Time will be the directors of SC as the surviving corporation until their respective successors are duly elected or appointed and qualified, as the case may be. The officers of SC immediately prior to the Merger Effective Time will be the officers of SC as the surviving corporation until their respective successors are duly elected or appointed and qualified, as the case may be.

The Merger Agreement provides the Merger will be governed by Section 251(h) of the DGCL and will be effected without a vote of SC stockholders.

SC Stock Options

The Merger Agreement provides that at or immediately prior to the Merger Effective Time, each SC Stock Option that is outstanding immediately prior to the Merger Effective Time, whether or not vested or exercisable, will be cancelled, and SC will pay each holder of any such option at or promptly after the Merger Effective Time, through its payroll procedures, an amount in cash, subject to applicable withholding, determined by multiplying (1) the excess, if any, of the Offer Price per Share over the applicable exercise price per Share of such SC Stock Option by (2) the number of Shares such holder could have purchased (assuming full vesting of all options) had such holder exercised such SC Stock Option in full immediately prior to the Merger Effective Time.

SC RSUs

The Merger Agreement provides that, at or immediately prior to the Merger Effective Time, each SC RSU, that is outstanding immediately prior to the Merger Effective Time, whether or not vested, will be cancelled, and Parent will use reasonable best efforts to cause Ultimate Parent to replace such cancelled SC RSU with a restricted stock unit award providing the holder of such cancelled SC RSU a right to receive, on the date that such SC RSU otherwise would have been settled, a number of ADRs equal to the quotient of (1) the product of (x) the number of Shares underlying the applicable SC RSU multiplied by (y) the Offer Price, divided by (2) the price per ADR, where the price per ADR will be, (x) if the Merger Effective Time occurs on or before six months after the date of the Merger Agreement, $3.68 (the “Initial Price”), (y) if the Merger Effective Time occurs following six months after the date of the Merger Agreement, and the price of an ADR on the New York Stock Exchange (“NYSE”) on the trading date occurring prior to the Merger Effective Time (the “Closing Price”) is more than 75% of the Initial Price, then the Initial Price, and (z) if the Merger Effective Time occurs following six months after the date of the Merger Agreement, and the Closing Price is not more than 75% of the Initial Price, then the Closing Price. In the event of a stock dividend, stock split, reverse stock split, separation, spinoff, reorganization, extraordinary dividend of cash or other property, share combination or recapitalization or similar event affecting the ADR stock price, the formula to determine the ADR price will be adjusted to equitably account for the affected price. The replacement award will otherwise be subject to the same terms (including vesting requirements and, as applicable, performance goals) as the underlying SC RSU, provided that service with the surviving corporation and its affiliates will be treated as continuing service for vesting and all other purposes, and with respect to SC RSUs granted on June 4, 2021 to any member of the SC Board whose service is involuntarily terminated in connection with a downsizing of the SC Board in connection with the Merger, to the extent not yet vested as of the termination date, the SC RSUs that vest based on the director’s continued service will be deemed fully vested as of the director’s termination of service as of the termination date. If Ultimate Parent does not issue the ADRs, then Parent will pay to the holder of such replacement award that vests (it being understood that the same vesting conditions applicable to the SC RSU and to replacement awards will apply for this purpose) a cash payment, on the date that such SC RSU otherwise would have been settled, with a value equal to the closing price of an ADR on the NYSE on the date of settlement.

As SC is a controlled company, owned indirectly by Ultimate Parent, certain of SC’s executive officers, including SC’s named executive officers, and other identified staff are subject to the Capital Requirements Directives promulgated by the European Parliament and Council of the European Union (“CRD IV”). Under Ultimate Parent’s Management Board Compensation Policy and Identified Staff Plan (the “CRD Policy”), certain identified staff, including named executive officers and other non-named executive officers, are required to defer receipt of a portion of their variable compensation in order to comply with CRD IV. Ultimately, these policies are intended to ensure that annual bonus awards encourage sustainable, long-term performance consistent with our risk appetite and risk management policies, and are aligned with long-term stockholder interests. If the holder of an SC RSU is subject to a hold requirement under the CRD Policy, then, subject to applicable law and unless the holder of the SC RSU and Parent otherwise agree, Parent will hold back the net after tax amount of any payment to be made under the replaced SC RSU (if necessary for purposes of compliance with Section 409A of the Code in escrow for the benefit of the holder) to be paid to the holder upon the expiration of the hold period, plus an adjustment through the date of payment. The adjustment rate will be based on the United States Bureau of Labor Statistics Consumer Price Index for All Urban Consumers for “all items” in effect on the date of settlement, plus 3% (the “Interest Rate”). Similarly, Shares to be cashed out in the Merger or tendered in the Offer (whether or not issued pursuant to SC RSUs) that are, as of the Merger Effective Time, subject to the CRD Policy will remain subject to the policy, and, to the extent permitted by applicable law and unless the holder of the Shares and Parent otherwise agree, Parent will either cause Ultimate Parent to issue a number of ADRs equal to the after tax merger consideration amount attributable to the Shares divided by the closing price of an ADR on the NYSE on the trading date prior to the Merger Effective Time (which ADRs shall be subject to the CRD Policy), or hold back the net after tax amount of such merger consideration to be paid to the holder upon the expiration of the hold period, plus an adjustment for inflation at the Interest Rate through the date of payment.

Representations and Warranties

In the Merger Agreement, SC has made customary representations and warranties to Parent that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or confidential disclosure schedules that SC delivered to Parent in connection with the execution and delivery of the Merger Agreement. These representations and warranties relate to, among other things: (i) corporate existence and power; (ii) authority; execution, delivery and enforceability of the Merger Agreement; (iii) governmental authorization; (iv) non-contravention, required filings and consents; (v) capitalization; (vi) subsidiaries and other equity interests; (vii) SEC filings and internal controls; (viii) financial statements; (ix) disclosure documents; (x) absence of certain changes or events; (xi) absence of undisclosed liabilities; (xii) compliance with laws and court orders; (xiii) litigation; (xiv) SC’s loan portfolio; (xv) intellectual property, privacy, and data security; (xvi) taxes; (xvii) employee benefit plans; (xviii) employee and labor matters; (xix) environmental matters; (xx) material contracts; (xxi) securitization; (xxii) foreign corrupt practices and international trade sanctions; (xxiii) finders’ fees; (xxiv) opinion of SC’s financial advisor; and (xxv) antitakeover statutes.

In the Merger Agreement, Parent has made customary representations and warranties to SC that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things, with respect to Parent and Purchaser: (i) corporate existence, power and ownership of the Shares; (ii) authority; execution, delivery and enforceability of the Merger Agreement; (iii) governmental authorization; (iv) non-contravention, required filings and consents; (v) disclosure documents; (vi) litigation; (vii) finders’ fees; (viii) financing; and (ix) solvency.

The representations and warranties will not survive consummation of the Merger.

Operating Covenants

Pursuant to the Merger Agreement, from the date of the Merger Agreement until the Merger Effective Time, SC has agreed to, and has agreed to cause each of its subsidiaries to, use its reasonable best efforts to conduct its business in the ordinary course of business consistent with past custom and practice (including past practice in light of COVID-19 and as reasonably necessary or appropriate in connection with any measures in connection with or in response to COVID-19) (“Ordinary Course”) and preserve intact its present business organization.

From the date of the Merger Agreement until the Merger Effective Time, except (i) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) as expressly contemplated by the Merger Agreement, (iii) as set forth in the confidential disclosure schedules that SC delivered to Parent in connection with the execution of the Merger Agreement or (iv) as required by applicable law, SC has agreed not to (and has agreed not to permit its subsidiaries to):

•

amend its certificate of incorporation, bylaws or other similar organizational documents, other than in immaterial respects and other than amendments to the governing documents of any wholly-owned subsidiary of SC that would not prevent, materially delay or materially impair the Offer, the Merger or the other transactions contemplated by the Merger Agreement;

•	split, combine or reclassify any shares of its capital stock;

•

declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends or other such distributions by any of its wholly-owned subsidiaries, provided that SC may continue to declare and pay regular quarterly cash dividends to the holders of Shares in an amount not to exceed $0.22 per Share per fiscal quarter;

•

redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any securities of SC or of its subsidiaries, except as required by the terms of any employee benefit or compensation plan;

•

issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any securities of SC or its subsidiaries, other than the issuance of (i) any Shares upon the exercise of SC Stock Options in accordance with the terms of those options outstanding as of the date of the Merger Agreement or as are issued after the date of the Merger Agreement as permitted under the Merger Agreement, (ii) any Shares upon the settlement of SC RSUs in accordance with the terms of those RSUs outstanding as of the date of the Merger Agreement or as are issued after the date of the Merger Agreement as permitted under the Merger Agreement, (iii) any shares of securities of any subsidiaries of SC to SC or any other subsidiary of SC; or (iv) any sale of shares pursuant to the Master Private Label Financing Agreement with Chrysler Group LLC (“Chrysler Agreement”);

•	amend any term of any security of SC or of any subsidiary of SC, except as required by the terms of any employee benefit or compensation plan;

•

incur any material capital expenditures or any obligations or liabilities in respect thereof, except for (i) capital expenditures included in the capital expenditure budget that has been approved by Parent prior to the date of the Merger Agreement, and (ii) a donation to the Santander Consumer USA Inc. Foundation in an amount of up to $50 million;

•

acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any business, division, corporation, partnership or other business organization or division thereof, other than (i) in the Ordinary Course and (ii) acquisitions with a purchase price (including assumed indebtedness) that does not exceed $160 million in the aggregate;

•

sell or otherwise transfer any business, division, corporation, partnership or other business organization or division thereof, other than (i) sales of obsolete equipment in the Ordinary Course, (ii) sales of assets, securities, properties, interests or businesses with a sale price (including any related assumed indebtedness) that does not exceed $160 million in the aggregate, and (iii) pursuant to the Chrysler Agreement or with respect to loans originated or held by SC or any of its subsidiaries, or other financial assets of SC or any of its subsidiaries, entered into in the Ordinary Course or for the purpose of liquidity management, including in the context of secured structured financings, deficiency and debt forward flow agreements and off-balance sheet financings;

•

settle any material lawsuit before a governmental authority, except for settlements that involve monetary remedies with a value not in excess of $5 million (net of amounts covered by insurance or indemnification agreements with third parties) and that do not impose material equitable relief against SC or any of its subsidiaries;

•

except as required by applicable law, under the terms of any SC employee benefit or compensation plan in effect on the date of the Merger Agreement or in the Ordinary Course in accordance with SC’s governance procedures in effect on the date of the Merger Agreement, (i) grant any severance, retention or termination pay to, or enter into or amend any severance, retention, termination, employment, consulting, bonus, change in control or severance agreement with, any current or former key employee, (ii) increase the compensation or benefits provided to any current or former key employee (other than increases in base compensation in the Ordinary Course of not more than 10%), (iii) grant any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any current or former key employee, (iv) establish, adopt, enter into or amend any employee benefit or compensation plan or collective bargaining agreement or (v) (A) hire any key employee, other than in the Ordinary Course to fill non-executive officer vacancies arising due to terminations of employment or (B) terminate the employment of any key employee other than for cause;

•	change SC’s methods of accounting, except as required by GAAP or Regulation S-X under the Exchange Act;

•

(i) make (other than in the ordinary course of business) or change any material tax election, change any annual tax accounting period or adopt or change any material method of tax accounting, (ii) amend any material tax return or file claims for any material tax refunds or (iii) enter into any material closing agreement, settle any material tax claim, audit or assessment or surrender any right to claim a material tax refund, offset or other reduction in tax liability or seek or obtain any ruling from a taxing authority;

•

withdraw or modify, or permit the withdrawal or modification of, approval or ratification by the Special Committee or another appropriate committee of the SC Board for all payments or benefits that have been, or are to be, made or granted pursuant to employment compensation, severance, and other employee benefit arrangements of SC and its subsidiaries; or

•	agree, resolve or commit to do any of the foregoing.

No Solicitation

Pursuant to the Merger Agreement, SC has agreed that it shall not, shall cause its subsidiaries not to, and shall not and shall cause its subsidiaries not to authorize any of its or their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants and other agents, advisors or other representatives (collectively, “Representatives”) to, among other things, directly or indirectly:

•	solicit, initiate or take any action to knowingly facilitate or encourage the submission of any Acquisition Proposal (as defined below);

•

enter into, engage in or participate in any discussions or negotiations with, furnish any non-public information relating to SC or any of its subsidiaries or afford access to the business, properties, assets, books or records of SC or any of its subsidiaries to, or otherwise knowingly cooperate with, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that has made or is seeking to make an Acquisition Proposal, in each case relating to an Acquisition Proposal;

•	enter into any agreement in principle, letter of intent, merger agreement, acquisition agreement or other definitive agreement relating to an Acquisition Proposal; or

•	grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of SC or any of its subsidiaries.

Neither the SC Board nor any committee of the SC Board shall:

•	fail to make, qualify, withdraw or modify in a manner adverse to Parent or Purchaser the SC Board Recommendation or propose publicly to qualify, withdraw or modify the SC Board Recommendation;

•	adopt, endorse, approve or recommend, or propose publicly to adopt, endorse, approve or recommend, any Acquisition Proposal; or

•

following the date any Acquisition Proposal or any material modification thereto is first made public, fail to issue a press release reaffirming the SC Board Recommendation within 10 business days after a request by Parent to do so (provided that such reaffirmation shall only be required once with respect to each Acquisition Proposal) (any of the foregoing, an “Adverse Recommendation Change”).

Any violation of the foregoing restrictions by any Representative of SC or its subsidiaries who is also a Representative of Parent or its subsidiaries will not be a breach of the foregoing restrictions by SC.

Notwithstanding the restrictions described above, at any time prior to the time at which Shares may be first accepted for payment under the Offer (the “Acceptance Time”), if the SC Board or the Special Committee determines in good faith, after consultation with the Special Committee’s outside legal counsel, that the failure to take the following actions could be inconsistent with its fiduciary duties under applicable law:

•

SC, directly or indirectly through advisors, agents or other intermediaries, may (i) contact any third party that has made an Acquisition Proposal to clarify the terms thereof, and (ii) engage in negotiations or discussions with any third party and its Representatives that has made a bona fide Acquisition Proposal that the SC Board or the Special Committee reasonably believes constitutes or would be reasonably likely to lead to a Superior Proposal (as defined below) and furnish to such third party or its Representatives non-public information relating to SC or any of its subsidiaries pursuant to a confidentiality agreement with such third party (which need not contain a standstill provision), provided that, to the extent that any material non-public information relating to SC or its subsidiaries is provided to any such third party which was not previously provided to or made available to Parent, such material non-public information or access is provided or made available to Parent promptly (and in any event within 48 hours) thereafter; and

•

Subject to compliance with the notices requirement of SC and the last look right of Parent described below, the SC Board may (i) make an Adverse Recommendation Change following receipt of a Superior Proposal or in response to material facts, events, changes or developments in circumstances arising after the date of the Merger Agreement that were not known or reasonably foreseeable to the Special Committee as of the date of the Merger Agreement and does not involve or relate to an Acquisition Proposal (an “Intervening Event”) (but in no event will changes to SC’s stock price be construed to be an Intervening Event; provided that the facts, events, changes or developments in circumstances giving rise to or contributing to any such change may constitute an Intervening Event) or (ii) in connection with the receipt of a Superior Proposal, terminate the Merger Agreement in accordance with the terms of the Merger Agreement.

SC is required to notify Parent promptly (but in no event later than 24 hours) after SC or any of its Representatives receives any Acquisition Proposal or any request for material non-public information relating to SC or any of its subsidiaries or for access to the business, properties, assets, books or records of SC or any of its subsidiaries by any third party that has notified SC that it is considering making, or has made, an Acquisition

Proposal or any third party that has made such request for the purpose of facilitating the submission of an Acquisition Proposal, provide copies of any written materials submitted to SC by any third party in connection with any Acquisition Proposal and keep Parent reasonably informed of the status and material terms and conditions of any Acquisition Proposal.

The term “Acquisition Proposal” means, other than the transactions contemplated by the Merger Agreement, any third party offer, proposal or inquiry relating to, or any third party indication of interest in (i) any acquisition or purchase, directly or indirectly, of 15% or more of the consolidated assets of SC and its subsidiaries or 15% or more of any class of equity or voting securities of SC or any of its subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of SC, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 15% or more of any class of equity or voting securities of SC or any of its subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of SC or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving SC or any of its subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of SC. However, an “Acquisition Proposal” shall not include (A) any sales of assets with respect to loans originated or held by SC or any of its subsidiaries, or other financial assets of SC or any of its subsidiaries, entered into in the ordinary course or for the purpose of liquidity management, including in the context of secured structured financings, deficiency and debt forward flow agreements and off-balance sheet financings or (B) any transactions resulting from the exercise of the purchase option by FCA or any of its affiliates under the Chrysler Agreement.

The term “Superior Proposal” means a bona fide Acquisition Proposal (but substituting “50%” for all references to “15%” in the definition of such term) on terms that the SC Board or the Special Committee determines in good faith, after consultation with the Special Committee’s financial advisor, are more favorable from a financial point of view to SC’s stockholders than the transactions contemplated by the Merger Agreement (taking into account any offer by Parent to amend the terms of the Merger Agreement).

SC Board Recommendation

SC has represented to Parent in the Merger Agreement that the SC Board, upon the unanimous recommendation of the Special Committee, at a meeting duly called and held:

•

determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are fair to and in the best interests of SC’s stockholders (other than Parent, Purchaser and their affiliates);

•

approved, adopted and declared advisable the Merger Agreement and approved the execution, delivery and performance by SC of the Merger Agreement and the consummation by SC of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, in accordance with the requirements of the DGCL;

•	resolved that the Merger Agreement and the Merger shall be governed by Section 251(h) of the DGCL; and

•	resolved to recommend that the stockholders of SC accept the Offer and tender their Shares into the Offer.

The Merger Agreement does not prevent SC or the SC Board (or any committee thereof) from (i) taking and disclosing to SC’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to stockholders with regard to the transactions contemplated by the Merger Agreement or an Acquisition Proposal (provided that neither SC nor the

SC Board may recommend any Acquisition Proposal unless permitted by the provisions described above), (ii) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or (iii) contacting and engaging in discussions with any person or group and their respective Representatives who has made an Acquisition Proposal that was not solicited in breach of the provisions described above solely for the purpose of clarifying such Acquisition Proposal and the terms thereof or informing such third party of the restrictions imposed by the Merger Agreement described above.

Last Look

Neither SC nor the SC Board may make an Adverse Recommendation Change or terminate the Merger Agreement in connection with a Superior Proposal unless:

•

SC shall have notified Parent, in writing and at least three business days prior to taking such action, of its intention to take such action, specifying, in reasonable detail, the reasons for the Adverse Recommendation Change or termination of the Merger Agreement in connection with a Superior Proposal, as applicable; and

•

Parent shall not have made, within three business days after receipt of such written notification, an offer that the SC Board and the Special Committee determine in good faith, after consultation with the Special Committee’s financial advisor, obviates the need to effect the Adverse Recommendation Change or termination of the Merger Agreement, as applicable.

Regulatory Undertaking

See “—Section 16—Certain Legal Matters; Regulatory Approvals—Regulatory Undertakings.”

Access to Information

From the date of the Merger Agreement until the earlier of the Merger Effective Time or the termination of the Merger Agreement, subject to applicable law and certain exceptions, SC has agreed to (i) provide Parent and its Representatives, upon reasonable notice and request, reasonable access during normal business hours to the offices, properties, books and records of SC and its subsidiaries, (ii) furnish to Parent and its Representatives such financial and operating data and other information as such persons may reasonably request and (iii) instruct its Representatives to cooperate reasonably with Parent in its investigation of SC and its subsidiaries. Parent agreed to, and agreed to cause its Representatives to, hold any such information confidential consistent with past practice prior to the Merger Effective Time.

Director and Officer Indemnification and Insurance

Parent has agreed to (or to cause the surviving corporation in the Merger to) indemnify and hold harmless the present and former directors, officers, trustees, members, fiduciaries, and agents of SC and its subsidiaries and any individuals serving in such capacity at or with respect to other Persons at SC’s or its subsidiaries’ request (each, an “Indemnified Person”) from and against any losses, damages, liabilities, costs, expenses (including advancing attorneys’ fees, subject to receipt of certain undertakings by the Indemnified Person), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in respect of the Indemnified Persons’ having served in such capacity prior to the Merger Effective Time, in each case to the fullest extent permitted by the DGCL or any other applicable law or provided under SC’s certificate of incorporation and bylaws in effect on the date of the Merger Agreement, provided that all rights to indemnification in respect of any claim made within such period will continue until the disposition of the applicable action or resolution of the applicable claim.

Parent has also agreed to, for six years after the Merger Effective Time, cause to be maintained in effect provisions in the surviving corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the surviving corporation) regarding elimination of liability of directors, indemnification of directors and officers and advancement of fees, costs and expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of the Merger Agreement.

The Merger Agreement also provides that Parent will, or will cause the surviving corporation to, either (i) continue to maintain in effect for six years after the Merger Effective Time SC’s directors’ and officers’ insurance policies and fiduciary liability insurance policies (collectively, “D&O Insurance”) in place as of the date of the Merger Agreement or (ii) purchase comparable D&O Insurance for such six-year period, in each case with respect to any claim related to any period of time at or prior to the Merger Effective Time with terms, conditions, retentions and limits of liability that are at least as favorable as those contained in SC’s D&O Insurance policies in effect as of the date of the Merger Agreement; provided that in no event will Parent or SC be required to expend for such policies pursuant to the above an annual premium amount in excess of 300% of the premium amount per annum for the SC’s existing policies; and provided further that, if the aggregate premiums of such insurance coverage exceed such amount, the surviving corporation will be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Merger Effective Time, for a cost not exceeding such amount.

Employee Matters

The Merger Agreement provides that:

•

for a period commencing at the Merger Effective Time and ending on the first anniversary thereof (or, such shorter period of employment, as the case may be), each employee, officer, director or individual independent contractor of SC or any of its subsidiaries who continues to provide services to Parent, the surviving corporation or any of their respective subsidiaries (each, a “Continuing Employee”) will, for so long as the applicable Continuing Employee continues to provide services during such period, receive from Parent, the surviving corporation, or such other subsidiary (i) base salary and (if the Merger Effective Time occurs after February 28, 2022) wages and commission rate and bonus opportunities that, in the aggregate, are at least equal to those that were provided to the Continuing Employee immediately before the Merger Effective Time and (ii) employee benefits (but not incentive compensation) that are no less favorable, in the aggregate, than the employee benefits that were provided to the Continuing Employee immediately before the Merger Effective Time, provided that Parent may reduce employee benefits of a Continuing Employee to the extent that such reduction applies on a uniform basis to the Continuing Employees and other similarly situated employees of Parent;

•

Parent shall, or shall cause the surviving corporation or any of their respective subsidiaries to, provide to each Continuing Employee whose employment terminates during the one-year period following the Merger Effective Time severance benefits that are no less favorable than the severance benefits required under the severance plan, policy or arrangement covering such Continuing Employee in effect immediately prior to the date of the Merger Agreement. During such one-year period following the Merger Effective Time, severance benefits offered to each Continuing Employee shall be determined without taking into account any reduction after the Merger Effective Time in compensation paid to such Continuing Employee (other than any such reduction pursuant to uniform reduction among Continuing Employees and other similarly situated employees of Parent);

•

with respect to any health and welfare plan maintained by Parent or its affiliates in which any Continuing Employee is eligible to participate at or after the Merger Effective Time, Parent shall, or shall cause its affiliates (including the surviving corporation) to, use its reasonable best efforts to (i) waive, or cause to be waived, preexisting conditions, limitations, exclusions, actively-at-work requirements and waiting periods with respect to participation by and coverage of the Continuing Employees to the same extent such preexisting conditions, limitations, exclusions, actively-at-work requirements and waiting periods were not applicable under any comparable employee benefit or compensation plan prior to the Merger Effective Time and (ii) recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee during the calendar year in which the Merger Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations to the same extent as such Continuing Employee was entitled, prior to the Merger Effective Time, to recognition of such co-payments, deductibles and similar expenses under any SC employee benefit and compensation plan; and

•

with respect to any “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and any other benefit plan, programs, agreements and arrangements maintained by Parent or its affiliates in which any Continuing Employee is eligible to participate at or after the Merger Effective Time, for all purposes, such Continuing Employee’s service with SC or any of its subsidiaries prior to the Merger Effective Time shall be treated as service with Parent and its affiliates to the same extent as such Continuing Employee was entitled, before the Merger Effective Time, to credit for such service under any analogous SC employee benefit and compensation plan, provided that the foregoing shall not apply to the extent that it would result in any duplication of benefits for the same period of service.

Conditions to the Offer

See “—Section 15—Conditions to the Offer.”

Conditions to the Merger.

The obligations of each party to consummate the Merger are subject to the satisfaction (or to the extent permissible under applicable law, waiver) of the following conditions:

•	there being no injunction or other order issued by a court of competent jurisdiction or applicable law that prohibits the consummation of the Merger; and

•	Purchaser shall have accepted for payment the Shares validly tendered pursuant to the Offer and not validly withdrawn.

Termination

The Merger Agreement may be terminated prior to the Acceptance Time:

•	by mutual written consent of SC (provided that such termination is approved by the Special Committee) and Parent;

•	by either SC (provided that such termination is approved by the Special Committee) or Parent by prior written notice to the other party, if:

•

the Acceptance Time has not occurred on or before 5:00 p.m. (New York City time) on March 31, 2022 (the “End Date”); provided that if, on the End Date, the Regulatory Condition (as defined in “—Section 15—Conditions to the Offer”) has not been satisfied but all other conditions to the Offer have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Acceptance Time, which conditions shall be capable of being satisfied), either SC or Parent may extend the End Date for up to two periods of three months each (which extended period shall be considered the End Date); and provided further that this right to terminate the Merger Agreement will not be available to a party whose breach of any provision of the Merger Agreement results in the failure to consummate the Offer by the End Date; or

•

any applicable law makes consummation of the Offer or the Merger illegal or otherwise prohibited or permanently enjoins either SC or Parent from consummating the Merger or Purchaser from consummating the Offer, and such injunction has become final and non-appealable;

•	by Parent, if, prior to the Acceptance Time:

•

an Adverse Recommendation Change has occurred or if, following the receipt or public announcement of an Acquisition Proposal, the SC Board shall have failed to publicly reaffirm its recommendation of the Offer within ten business days after receipt of written request by Parent to do so (provided that such reaffirmation shall only be required once with respect to each Acquisition Proposal, including any amendment thereto);

•

SC breaches any of its representations or warranties or fails to perform any of its covenants or agreements set forth in the Merger Agreement that would cause any of the conditions set forth in clause (iii)(C) or (D) of “—Section 15—Conditions to the Offer” to exist and SC does not cure such breach or failure within 30 days of receipt of Parent’s written notice of such breach or failure; provided, however, that Parent may not invoke this termination right if either Parent or Purchaser is in material breach of its obligations under the Merger Agreement at the time of the delivery of such written notice; or

•	by SC, if:

•

prior to the Acceptance Time, Parent breaches any of its representations or warranties or fails to perform any of its covenants or agreements set forth in the Merger Agreement that would reasonably be expected to prevent Parent or the Purchaser from consummating the Offer or the Merger and such breach or failure is not cured within 30 days after receipt by Parent and Purchaser of written notice from SC of such breach or failure; provided, however, that SC may not invoke this termination right if SC is in material breach of its obligations under the Merger Agreement at the time of the delivery of such written notice; or

•

following the making of an Adverse Recommendation Change in connection with the receipt of a Superior Proposal as permitted under the heading “—No Solicitation” above; provided that SC has complied in all material respects with the remainder of that section in connection with such Superior Proposal.

If the Merger Agreement is terminated pursuant to its terms, the Merger Agreement will become void and of no effect without liability of either party to the Merger Agreement (or any stockholder or Representative of such party) to the other party; provided that none of Parent, Purchaser or SC shall be relieved or released from any liabilities or damages arising out of its fraud or willful breach of the Merger Agreement, and that certain provisions of the Merger Agreement shall survive any termination of the Merger Agreement.

Fees and Expenses

Except as otherwise expressly provided in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement will be paid by the party incurring such fees or expenses.

Amendment; Waiver

The Merger Agreement provides that any provision of the Merger Agreement may be amended or waived prior to the Merger Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the Merger Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that (i) no such amendment or waiver shall be made by SC without first obtaining the approval of the Special Committee, (ii) after the Acceptance Time, the Merger Agreement may not be amended, and (iii) there shall be no amendment or waiver that would require the approval of the stockholders of SC under applicable law without such approval having been first obtained.

14. Dividends and Distributions

As discussed in “—Section 13—The Merger Agreement—Operating Covenants,” pursuant to the Merger Agreement, from the date of the Merger Agreement until the Merger Effective Time, except (i) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) as expressly contemplated by the Merger Agreement, (iii) as set forth in the confidential disclosure schedules that SC delivered to Parent and Purchaser in connection with the execution of the Merger Agreement or (iv) as required by applicable law, SC has agreed not to, and has agreed not to permit any of its subsidiaries to:

•	split, combine or reclassify any shares of its capital stock;

•

declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends or other such distributions by any of its wholly-owned subsidiaries, provided that SC may continue to declare and pay regular quarterly cash dividends to the holders of Shares in an amount not to exceed $0.22 per Share per fiscal quarter; or

•	redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any securities of SC except as required by the terms of any employee benefit or compensation plan.

15. Conditions to the Offer

Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or pay for any Shares pursuant to the Offer, if:

(i)	the Merger Agreement shall have been terminated in accordance with its terms;

(ii)

the approval of the Federal Reserve Board pursuant to Section 163(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) of the transactions contemplated by the Merger Agreement shall not have been obtained (such approval, the “Regulatory Condition”); or

(iii)	prior to the expiration of the Offer,

(A)

there shall be pending any action or proceeding by any governmental authority (1) investigating, challenging or seeking to make illegal or otherwise directly prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by Parent or Purchaser or the consummation of the Merger, (2) seeking to restrain, condition or prohibit Parent’s ownership or operation (or that of its affiliates) of all or any material portion of the business or assets of SC and its subsidiaries, taken as a whole, or (3) seeking to impose material limitations on the ability of Parent or Purchaser to exercise full rights of ownership of the Shares, including the right to vote any Shares acquired or owned by Parent or Purchaser on all matters properly presented to SC’s stockholders (the absence of such conditions, collectively, the “No Proceedings Condition”),

(B)

there shall have been any applicable law issued or enacted by any governmental authority that prohibits or makes illegal or restrains the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by Parent or Purchaser or the consummation of the Merger (the absence of such conditions, collectively, the “No Legal Prohibition Condition”),

(C)

(1) certain of the representations and warranties of SC regarding capitalization shall not be true and correct in all but de minimis respects, (2) any of the representations of SC contained in certain sections and regarding any of the following shall not be true in all material respects at and as of immediately prior to the expiration of the Offer as if made at and as of such time (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true in all material respects only as of such time): (A) corporate existence and power; (B) corporate authorization; (C) subsidiaries; (D) finders’ fees; (E) opinion of SC’s financial advisor; and (F) antitakeover statutes, (3) any of the other representations of SC that are qualified by a “Company Material Adverse Effect” shall not be true and correct at and as of immediately prior to the expiration of the Offer as if made at and as of such time (other than any such representation or warranty that by its terms addresses matters only as of another specified time, which shall be true only as of such time) or (4) any of the other representations and warranties of SC (disregarding all materiality qualifications contained therein) shall not be true at and as of immediately prior to the expiration of the Offer as if made at and as of such time (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true only as of such time), in the case of clause (4) only, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or

(D)	SC shall have failed to perform in all material respects any of its obligations under the Merger Agreement required to be performed prior to such time.

The term “Company Material Adverse Effect” means any change, event, occurrence or development of a state of circumstances or facts that has or would reasonably be expected to have a material adverse effect on the financial condition, business, or results of operations of SC and its subsidiaries, taken as a whole, excluding any effect resulting or arising, directly or indirectly, from (A) changes in the financial or securities markets or general economic or political conditions (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, price levels or trading volumes in the United States or foreign securities markets), (B) changes or conditions generally affecting the industries in which SC and its subsidiaries operate, (C) the occurrence, escalation, outbreak or worsening of any acts of war, sabotage or terrorism or military conflicts, (D) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters, (E) changes or proposed changes after the date of the Merger Agreement in any applicable law or applicable accounting regulations (including GAAP), including interpretations thereof, (F) the escalation, spread or reemergence of any epidemic, pandemic or disease outbreak, including COVID-19 and any measure in connection with or in response to COVID-19, (G) the announcement, pendency or consummation of the transactions contemplated by the Merger Agreement, including the effect thereof on the relationships, contractual or otherwise, of SC or any of its subsidiaries with employees, contractors, investors, customers, suppliers, lenders, partners and other third parties; provided that the exception in this clause (G) shall not apply, including for purposes of the conditions to the Offer, to any representation or warranty to the extent that the purpose of such representation or warranty is to address the effect of the execution and delivery of the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement, including the representations and warranties relating to non-contravention, (H) the identity of Parent or any of its affiliates as the acquiror of SC, or any action taken by Parent or any of its affiliates, (I) any action taken by SC or any of its subsidiaries which is specifically required or specifically permitted by the Merger Agreement, or any action taken or not taken by or at the prior written request or direction of Parent, (J) any failure by SC and its subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance or results of operations for any period (but this clause (J) shall not prevent a party from asserting that any change, event, occurrence or development of a state of circumstances or facts that may have contributed to such failure, and that is not otherwise excepted pursuant to this definition, independently constitutes or contributes to a Company Material Adverse Effect), (K) any change in the market price, trading volume or credit rating of any of SC’s securities; provided that the exception in this clause (K) shall not prevent or otherwise affect a determination that any change, event, occurrence or development of a state of circumstances or facts underlying such change, and that is not otherwise excepted pursuant to this definition, has resulted in or contributed to a Company Material Adverse Effect, (L) any fluctuations in the value of any currency, (M) any stockholder litigation against SC and/or its directors or executive officers in their capacity as such relating to the Merger Agreement, the Offer, the Merger and/or the other transactions contemplated by the Merger Agreement or any claim, demand or proceeding for appraisal of dissenting shares, or (N) termination of or exercise of rights under the Chrysler Agreement; provided that, with respect to clauses (A) through (E), any effects resulting from any change, event, occurrence or development of a state of circumstances or facts that have had a disproportionate adverse effect on SC and its subsidiaries, taken as a whole, relative to other participants in the industries in which SC and its subsidiaries operate may be considered to the extent of such disproportionate adverse effect for purposes of determining whether a Company Material Adverse Effect has arisen pursuant to this definition.

The term “Parent Material Adverse Effect” means a material adverse effect on Parent’s ability to consummate the transactions contemplated by the Merger Agreement.

Subject to the terms and conditions of the Merger Agreement, the foregoing offer conditions are for the sole benefit of Parent and Purchaser and, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, may be waived by Parent or Purchaser, in whole or in part, at any time, at the sole discretion of Parent or Purchaser. The failure or delay by Parent and Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

16. Certain Legal Matters; Regulatory Approvals

Regulatory Matters

General

Based on our examination of publicly available information filed by SC with the SEC and a review of certain information furnished by SC to us, we are not aware of any governmental license or regulatory permit that appears to be material to SC’s business that might be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below, of any approval or other action by any government or governmental authority or agency, domestic, foreign or supernational, that would be required for our acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that such approval or other action will be sought. Except as described below, there is no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. We are unable to predict whether we will determine that we are required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any approval or other action not described below. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to SC’s business or certain parts of SC’s business might not have to be disposed of, any of which could cause us to elect to terminate the Offer without the purchase of Shares thereunder. Our obligation under the Offer to accept for payment and pay for Shares is subject to the conditions set forth in “—Section 15—Conditions to the Offer.”

State Takeover Statutes

In general, Section 203 of the DGCL prevents a Delaware corporation from engaging in a “business combination” (defined to include mergers and certain other actions) with an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three years following the date such person became an “interested stockholder” unless, among other things, the “business combination” is approved by the board of directors of such corporation before such person became an “interested stockholder.” SC has opted out of Section 203 and therefore the provisions of Section 203 are inapplicable to SC. However, SC’s Second Amended and Restated Certificate of Incorporation contains provisions similar to the provisions of Section 203 of the DGCL, except that certain exempted persons, including Parent and its affiliates, are excluded from the definition of “interested stockholder.” SC has represented to us in the Merger Agreement that SC has taken all action necessary to exempt the Offer, the Merger, the Merger Agreement and the other transactions contemplated thereby from the restrictions on business combination of Section 203 of the DGCL.

In addition to Section 203 of the DGCL, a number of other states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. SC, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which may have enacted such laws. Except as described herein, we do not know whether any of these laws will, by their terms, apply to the Offer or the Merger, and we have not attempted to comply with any such laws. SC has represented to us in the Merger Agreement that no other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to the Merger Agreement or any of the transactions contemplated thereby.

If any government official or third party seeks to apply any state takeover law to the Offer or the Merger, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, we may not be obligated to accept for payment or pay for any tendered Shares. See “—Section 15— Conditions to the Offer.”

Federal Reserve Board Approval

The Offer and the Merger are subject to approval by the Federal Reserve Board pursuant to section 4(k)(6)(B)(ii) of the Bank Holding Company Act of 1956, as amended, and section 163(b) of the Dodd-Frank Act. The Federal Reserve Board takes into consideration a number of factors in its review. These factors include the financial and managerial resources of the companies involved (including consideration of the competence, experience and integrity of officers, directors and principal stockholders, as well as the pro forma capital ratios of the combined company), the effect of the proposal on competition in the relevant markets, the risk to the stability of the United States banking or financial system, and the public benefits that would result from the proposed acquisition for which an application is submitted. Section 163(b) of the Dodd-Frank Act further requires the Federal Reserve Board to consider the extent to which a proposed acquisition would result in greater or more concentrated risks to global or United States financial stability or the United States economy.

The Community Reinvestment Act (the “CRA”) requires the Federal Reserve Board, when considering the application submitted in connection with the Offer and the Merger, to also take into account the record of performance of each depository institution subsidiary of the companies in meeting the credit needs of the entire community, including low and moderate income neighborhoods. Depository institutions are periodically examined for compliance with the CRA by their primary federal regulator and are assigned ratings. SBNA received an Outstanding rating on its most recent CRA exam.

Parent submitted the required filing seeking the approval of the Federal Reserve Board on September 3, 2021.

Regulatory Undertakings

Under the Merger Agreement, SC and Parent have agreed to use their reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable (in each case, to the extent within each party’s control) under applicable law to consummate the transactions contemplated by the Merger Agreement as soon as reasonably practicable (and in any event prior to the End Date), including (i) preparing and filing (and Parent shall cause its applicable affiliates to prepare and file) as promptly as practicable with any governmental authority, including the Federal Reserve Board (which filing shall be made within ten business days of the date of the Merger Agreement) or other third party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any filings requested or recommended by any governmental authority pursuant to its regulations) and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement.

From the date of the Merger Agreement until the Merger Effective Time, each of SC and Parent has agreed to promptly notify the other of any of the following: (i) any notice or other communication from any governmental authority in connection with the transactions contemplated by the Merger Agreement or (ii) any actions, suits, claims, proceedings or, to such party’s knowledge, investigations commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting SC or any of its subsidiaries or Parent or any of its subsidiaries, as the case may be, that relate to the consummation of the transactions contemplated by the Merger Agreement.

Litigation Related to the Merger

Lawsuits arising out of or relating to the Offer, the Merger or any other transactions referenced herein may be filed in the future.

17. Fees and Expenses

J.P. Morgan has provided certain financial advisory services to Parent in connection with the transactions contemplated by the Merger Agreement, for which financial advisory services J.P. Morgan will receive compensation, as described above under “Special Factors—Section 8—Materials Prepared by Parent’s Financial Advisor.” In the ordinary course of business, J.P. Morgan and its affiliates may trade Shares for their own accounts and accounts of customers, and, accordingly, may at any time hold a long or short position in the Shares.

We have retained Georgeson LLC to act as the Information Agent and Computershare Inc. and Computershare Trust Company, N.A. to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.

We will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

The following is an estimate of fees and expenses to be incurred by Parent in connection with the transactions contemplated by the Merger Agreement:

Type of Fee	Amount
Filing Fees	$276,000
Depositary and Exchange Agent	44,000
Information Agent (including mailing and advertisement cost)	90,000
Printing and other	11,000

Total	$421,000

In addition to the fees and expenses described above, Parent has agreed to pay J.P. Morgan a transaction fee in an amount up to $10,000,000, the payment of which is contingent and payable upon consummation of the Merger. Parent also anticipates that it will incur legal expenses in connection with the Offer and the Merger, including fees and expenses of counsel to Parent. There have been no discussions regarding the amount of such fees and expenses as of the date of this Offer to Purchase.

SC will incur its own fees and expenses in connection with the Offer. SC will not pay any of the fees and expenses to be incurred by Parent.

18. Miscellaneous

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any U.S. or foreign jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser. We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state.

No person has been authorized to give any information or make any representation on behalf of Purchaser, Parent, Ultimate Parent, or any of their respective affiliates not contained in this Offer to Purchase or in the related Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

We have filed with the SEC a combined Schedule TO and Schedule 13E-3 under cover of Schedule TO, together with exhibits thereto, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, SC has filed the Schedule 14D-9, together with the exhibits thereto, setting forth the SC Board Recommendation and furnishing certain additional related information, and the Schedule 13E-3 pursuant to the Exchange Act. Our combined Schedule TO and Schedule 13E-3 and SC’s Schedule 14D-9 and Schedule 13E-3 and any exhibits or amendments thereto may be examined and copies may be obtained from the SEC in the manner described in “—Section 8—Certain Information Concerning SC” and “—Section 9—Certain Information Concerning Purchaser, Parent, and Ultimate Parent” above.

Max Merger Sub, Inc.

September 7, 2021

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF ULTIMATE PARENT

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Ultimate Parent are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to a position with Ultimate Parent.

Directors

Name	Business Address	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship
Ana Patricia Botín- Sanz de Sautuola y O’Shea	Banco Santander, S.A., Avda. Cantabria, s/n, Ciudad Grupo Santander, 28660, Boadilla del Monte (Madrid) – Spain	Ms. Botín has been the Executive Chairman of Ultimate Parent and has held this position since September 2014. Ms. Botín has served as a director of Ultimate Parent since 1989.	Spain
José Antonio Álvarez Álvarez	Banco Santander, S.A., Avda. Cantabria, s/n, Ciudad Grupo Santander, 28660, Boadilla del Monte (Madrid) – Spain	Mr. Álvarez has been Vice Chairman and Chief Executive Officer (“CEO”) of Ultimate Parent since 2015 and is a non-executive director of Banco Santander (Brasil) S.A.	Spain
Bruce Neil Carnegie-Brown	Banco Santander, S.A., Avda. Cantabria, s/n, Ciudad Grupo Santander, 28660, Boadilla del Monte (Madrid) – Spain	Mr. Carnegie-Brown has been Vice Chairman (non-executive independent director) and coordinator of non-executive directors (lead director) of Ultimate Parent since 2015. He is also the non-executive chairman of Lloyd’s of London, Cuvva Limited, Santander UK plc and Santander UK Group Holdings plc. He was non-executive chairman of Moneysupermarket.com Group plc from 2014 to 2019 and non-executive director of Jardine Lloyd Thompson Group plc from 2016 to 2017.	United Kingdom
Homaira Akbari	Banco Santander, S.A., Avda. Cantabria, s/n, Ciudad Grupo Santander, 28660, Boadilla del Monte (Madrid) – Spain	Ms. Akbari has been a Non-Executive Director (independent) of Ultimate Parent since 2016. She is the CEO of AKnowledge Partners, LLC; non-executive director of Landstar System, Inc. and independent director of Temenos, AG.	France and United States of America
Francisco Javier Botín- Sanz de Sautuola y O’Shea	Banco Santander, S.A., Avda. Cantabria, s/n, Ciudad Grupo Santander, 28660, Boadilla del Monte (Madrid) – Spain	Mr. Botín has been a Non-Executive Director of Ultimate Parent since 2004. He has been the executive chairman of JB Capital Markets, Sociedad de Valores, S.A.U. since 2008 and serves as the chairman of the Botín Foundation and trustee of the Princess of Gerona Foundation.	Spain

S-I-1

Name	Business Address	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship
Álvaro Cardoso de Souza	Banco Santander, S.A., Avda. Cantabria, s/n, Ciudad Grupo Santander, 28660, Boadilla del Monte (Madrid) – Spain	Mr. de Souza has been a Non-Executive Director (independent) of Ultimate Parent since 2018 and the Non-Executive Chairman of Banco Santander (Brasil), S.A. He has held various roles in Citibank Group, including CEO of Citibank Brazil, as well as senior roles in the US relating to consumer finance, private banking and Latin America.	Portugal
Sol Daurella Comadrán	Banco Santander, S.A., Avda. Cantabria, s/n, Ciudad Grupo Santander, 28660, Boadilla del Monte (Madrid) – Spain	Ms. Daurella has been a Non-Executive Director (independent) of Ultimate Parent since 2015. She is the executive chairman of Olive Partners, S.A., non-executive chairman of Coca Cola European Partners, Plc and other positions at Cobega Group companies.	Spain
Henrique de Castro	Banco Santander, S.A., Avda. Cantabria, s/n, Ciudad Grupo Santander, 28660, Boadilla del Monte (Madrid) – Spain	Mr. de Castro has been a Non Executive Director (independent) of Ultimate Parent since 2019. He is an independent director of Fiserv Inc. and was an independent director at First Data Corporation and chief operating officer at Yahoo.	Portugal
Gina Díez Barroso	Banco Santander, S.A., Avda. Cantabria, s/n, Ciudad Grupo Santander, 28660, Boadilla del Monte (Madrid) – Spain	Ms. Díez has been a Non-Executive Director (independent) of Ultimate Parent since 2020. She is the founder and president of Grupo Diarq, S.A. de C.V. and Centro de Diseño y Comunicación, S.C. (Universidad Centro).	México
Luis Isasi Fernández de Bobadilla	Banco Santander, S.A., Avda. Cantabria, s/n, Ciudad Grupo Santander, 28660, Boadilla del Monte (Madrid) – Spain	Mr. Isasi has been a Non-Executive Director of Ultimate Parent since 2020. He is the non-executive chairman of Santander España and independent director at Compañía de Distribución Integral Logista Holdings, S.A. (Logista). From 1997 to 2020, he was Morgan Stanley’s chairman and country head for Spain.	Spain
Ramiro Mato García-Ansorena	Banco Santander, S.A., Avda. Cantabria, s/n, Ciudad Grupo Santander, 28660, Boadilla del Monte (Madrid) – Spain	Mr. Mato has been a Non-Executive Director (independent) of Ultimate Parent since 2017. He has held several roles in Banque BNP Paribas, including chairman of BNP Paribas Group in Spain.	Spain

S-I-2

Name	Business Address	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship
Ramón Martín Chávez Márquez	Banco Santander, S.A., Avda. Cantabria, s/n, Ciudad Grupo Santander, 28660, Boadilla del Monte (Madrid) – Spain	Mr. Chávez has been a non-executive director (independent) of Ultimate Parent since 2020. He is the senior executive vice chairman of Sixth Street Partners Management Company, L.P., non-executive chairman of Recursion Pharmaceuticals, Inc., and member of the board of trustees of the Los Angeles Philharmonic. From 2006 to 2019, he was a partner at Goldman Sachs, where he was a member of the management committee from 2012 to 2019.	United States of America
Sergio Rial	Banco Santander, S.A., Avda. Cantabria, s/n, Ciudad Grupo Santander, 28660, Boadilla del Monte (Madrid) – Spain	Mr. Rial has been an Executive Director of Ultimate Parent since 2020. He has been the CEO and Vice Chairman of Banco Santander (Brazil), S.A. since 2016 and is an independent director of Delta Airlines Inc., and non-executive chairman of Ebury Partners Limited.	Brazil
Belén Romana García	Banco Santander, S.A., Avda. Cantabria, s/n, Ciudad Grupo Santander, 28660, Boadilla del Monte (Madrid) – Spain	Ms. Romana García has been a non-executive director (independent) of Ultimate Parent since 2015 and is a non-executive director of Aviva Plc, London and independent director of SIX Group AG and of Bolsas y Mercados Españoles (BME); member of the advisory boards of GFI España and TribalData, member of the advisory board of the Rafael del Pino Foundation and co-chair of the Global Board of Trustees of the Digital Future Society. She was formerly senior executive vice president of Economic Policy and senior executive vice president of the Treasury of the Ministry of Economy of the Spanish Government.	Spain
Pamela Ann Walkden	Banco Santander, S.A., Avda. Cantabria, s/n, Ciudad Grupo Santander, 28660, Boadilla del Monte (Madrid) – Spain	Ms. Walkden has been a Non-Executive Director (independent) of Ultimate Parent since 2019. She is a lay member of the Welfare and Ethics Committee of the Royal Veterinary College. She has served in a number of senior management positions at Standard Chartered Bank, including Group Head of Human Resources, Chief Risk Officer, and Group Treasurer.	United Kingdom

S-I-3

Executive Officers (Who Are Not Directors)

Name	Business Address	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship
José Rami Aboukhair Hurtado	Banco Santander, S.A., Avda. Cantabria, s/n, Ciudad Grupo Santander, 28660, Boadilla del Monte (Madrid) – Spain	Mr. Aboukhair joined Ultimate Parent in 2008 and is the Global Head of Cards and Digital Solutions of Ultimate Parent. In 2015, Mr Aboukhair was appointed country head of Santander España. In 2017, he was named CEO of Banco Popular Español, S.A. until it merged with Ultimate Parent.	Spain
Alexandra Brandão	Banco Santander, S.A., Avda. Cantabria, s/n, Ciudad Grupo Santander, 28660, Boadilla del Monte (Madrid) – Spain	Ms. Brandão joined Ultimate Parent in 2003 and is the Global Head of Human Resources of Ultimate Parent. From 2012 to 2016, she was global head of Knowledge and Development at the Grupo Santander Corporate Centre; head of Human Resources from 2016 to 2018; and head of Commercial Management and Segments at Santander Portugal from 2019 to 2020.	Portugal
Juan Manuel Cendoya Méndez de Vigo	Banco Santander, S.A., Avda. Cantabria, s/n, Ciudad Grupo Santander, 28660, Boadilla del Monte (Madrid) – Spain	Mr. Cendoya joined Ultimate Parent in 2001 and is the Group Head of Communications, Corporate Marketing and Research of Ultimate Parent. In 2016, Mr Cendoya was appointed vice-chairman of the board of directors and head of Institutional and Media Relations of Santander España. He is also a member of the board of directors of Universia España Red de Universidades, S.A.	Spain
José Francisco Doncel Razola	Banco Santander, S.A., Avda. Cantabria, s/n, Ciudad Grupo Santander, 28660, Boadilla del Monte (Madrid) – Spain	Mr. Doncel joined Ultimate Parent in 1989 and is the Group Head of Accounting and Financial Control of Ultimate Parent. He had served as head of accounting and financial management at Banco Español de Crédito, S.A. (Banesto) (1994-2013). Mr Doncel was appointed senior executive vice-president and head of the Internal Audit division in 2013 and group head of Accounting and Financial Control in 2014.	Spain
Keiran Foad	Banco Santander, S.A., Avda. Cantabria, s/n, Ciudad Grupo Santander, 28660, Boadilla del Monte (Madrid) – Spain	Mr. Foad joined Ultimate Parent in 2012 and is the Group Chief Risk Officer of Ultimate Parent. In 2016, he was appointed senior executive vice-president and deputy chief risk officer of Ultimate Parent, before being appointed the group chief risk officer in 2018.	United Kingdom
José Antonio García Cantera	Banco Santander, S.A., Avda. Cantabria, s/n, Ciudad Grupo Santander, 28660, Boadilla del Monte (Madrid) – Spain	Mr. García joined Ultimate Parent in 2003 and was appointed senior executive vice-president of Global Corporate Banking in 2012 and currently is the Group Chief Financial Officer of Ultimate Parent.	Spain

S-I-4

Name	Business Address	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship
Juan Guitard Marín	Banco Santander, S.A., Avda. Cantabria, s/n, Ciudad Grupo Santander, 28660, Boadilla del Monte (Madrid) – Spain	Mr. Guitard joined Ultimate Parent in 2007 and is the Group Chief Audit Executive of Ultimate Parent. In 2013, Mr Guitard was head of Ultimate Parent’s Risk division. In November 2014, he was appointed head of the Internal Audit division.	Spain
José Maria Linares Perou	Banco Santander, S.A., Avda. Cantabria, s/n, Ciudad Grupo Santander, 28660, Boadilla del Monte (Madrid) – Spain	Mr. Linares has been the Global Head of Corporate and Investment Banking of Ultimate Parent since 2017. He was managing director and head of global corporate banking at J.P. Morgan Chase & Co. from 2011 to 2017.	United Kingdom, Bolivia
Mónica López-Monís Gallego	Banco Santander, S.A., Avda. Cantabria, s/n, Ciudad Grupo Santander, 28660, Boadilla del Monte (Madrid) – Spain	Ms. López-Monís joined Ultimate Parent in 2009 and has been the Head of Supervisory and Regulatory Relations of Ultimate Parent since 2019. In 2015, Ms López-Monís was appointed senior executive vice-president and group chief compliance officer.	Spain
Javier Maldonado Trinchant	Banco Santander, S.A., Avda. Cantabria, s/n, Ciudad Grupo Santander, 28660, Boadilla del Monte (Madrid) – Spain	Mr. Maldonado joined Ultimate Parent in 1995 and is the Group Head of Costs of Ultimate Parent. Mr Maldonado held several roles at Santander UK and in 2014 was appointed senior executive vice-president of Santander and head of Coordination and Control of Regulatory Projects.	Spain
Dirk Marzluf	Banco Santander, S.A., Avda. Cantabria, s/n, Ciudad Grupo Santander, 28660, Boadilla del Monte (Madrid) – Spain	Mr. Marzluf is the Group Head of Technology and Operations of Ultimate Parent. Before joining Ultimate Parent in 2018, he had served as CIO at AXA Group since 2013, leading the insurance group’s technology and information security transformation and co-sponsoring its digital strategy.	Germany
Victor Matarranz Sanz de Madrid	Banco Santander, S.A., Avda. Cantabria, s/n, Ciudad Grupo Santander, 28660, Boadilla del Monte (Madrid) – Spain	Mr. Matarranz is the Global Head of Wealth Management and Insurance of Ultimate Parent. He joined Ultimate Parent in 2012 as head of Strategy and Innovation at Santander UK. In 2014, he was appointed senior executive vice-president and head of the Executive Chairman’s Office and Strategy.	Spain
José Luis de Mora Gil-Gallardo	Banco Santander, S.A., Avda. Cantabria, s/n, Ciudad Grupo Santander, 28660, Boadilla del Monte (Madrid) – Spain

Mr. de Mora joined Ultimate Parent in 2003 and is the Group Head of Strategy,

Corporate Development and of Consumer Finance of Ultimate Parent. In 2015, he was appointed group senior executive vice-president and group head of Financial Planning and Corporate Development. He was appointed head of Santander Consumer Finance in January 2020 and CEO of the same entity in December 2020.

Spain

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Name	Business Address	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship
Jaime Pérez Renovales	Banco Santander, S.A., Avda. Cantabria, s/n, Ciudad Grupo Santander, 28660, Boadilla del Monte (Madrid) – Spain	Mr. Pérez Renovales joined Ultimate Parent in 2003 and is the General Secretary and Secretary of the Board of Ultimate Parent. He was director of the office of the second deputy prime minister for Economic Affairs and Minister of Economy, deputy secretary to the Spanish Prime Minister, chairman of the Spanish State Official Gazette and the committee for Government Reform.	Spain
António Simões	Banco Santander, S.A., Avda. Cantabria, s/n, Ciudad Grupo Santander, 28660, Boadilla del Monte (Madrid) – Spain	Mr. Simões joined Ultimate Parent and has been the Regional Head of Europe and Country Head of Santander Spain of Ultimate Parent since 2020. He was previously at HSBC, where he held roles including CEO of global private banking, member of the group management board and group executive committee, and chief executive of HSBC Bank plc and chief executive of Europe, encompassing all UK and European operations for HSBC Group.	Portugal
Marjolein van Hellemondt-Gerdingh	Banco Santander, S.A., Avda. Cantabria, s/n, Ciudad Grupo Santander, 28660, Boadilla del Monte (Madrid) – Spain	Ms. van Hellemondt-Gerdingh joined Ultimate Parent and has been the Group Chief Compliance Officer of Ultimate Parent since 2019. Previously, she had been chief compliance officer of several banking and financial entities such as NN Group, Zurich Insurance Company and De Lage Landen International B.V.	Netherlands

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DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Parent are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to a position with Parent.

Directors

Name	Business Address	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship
Ana Patricia Botín- Sanz de Sautuola y O’Shea	Banco Santander, S.A., Avda. Cantabria, s/n, Ciudad Grupo Santander, 28660, Boadilla del Monte (Madrid) – Spain	Director. For Ms. Botín’s principal occupation or employment and employment history, see “Directors and Executive Officers of Ultimate Parent.”	Spain
Stephen Alan Ferriss	c/o Santander Holdings USA, Inc., 75 State Street, Boston, MA 02109	Mr. Ferriss was appointed to Parent’s board of directors in 2012 and to Banco Santander International’s (“BSI”) board of directors in 2018. From 2015 to August 2020, he served as chairman of the board of directors of Santander BanCorp and Banco Santander Puerto Rico. He was also appointed to SC’s board of directors in 2013.	United States of America
Alan H. Fishman	c/o Santander Holdings USA, Inc., 75 State Street, Boston, MA 02109	Mr. Fishman was appointed to Parent’s and SBNA’s boards of directors in 2015. Since 2008, Mr. Fishman has served as chairman of the board of directors of Ladder Capital, a leading commercial real estate finance company, and, since 2005, has served on the board of directors of Continental Grain Company. He also serves on the boards of directors of MDSolarSciences Corp. and Interactive Frontiers.	United States of America
Hector Grisi	c/o Santander Holdings USA, Inc., 75 State Street, Boston, MA 02109	Mr. Grisi was appointed to Parent’s board of directors in January 2020. He is the Executive President and CEO of Banco Santander Mexico, and has held this position since 2015. He currently serves on the boards of Banco Santander Mexico, Casa de Bolsa Santander and Santander Consumo.	Mexico
Juan Guitard Marin	Ciudad Grupo Santander Edificio Marisma, pl.2 28660, Boadilla del Monte (Madrid), Spain	Director. For Mr. Guitard’s principal occupation or employment and employment history, see “Directors and Executive Officers of Ultimate Parent.”	Spain
Edith Holiday	c/o Santander Holdings USA, Inc., 75 State Street, Boston, MA 02109	Ms. Holiday joined Parent’s board of directors in December 2019. and SC’s board of directors in November 2016. Ms. Holiday is also a member of the boards of directors of Hess Corporation, White Mountains Insurance Group Ltd., and Canadian National Railway, and is a member of the boards or trustee of various investment companies in the Franklin Templeton Group of Funds, serving as Lead Trustee of each of the Franklin Funds and Templeton Funds.	United States of America

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Name	Business Address	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship
Thomas Stephen Johnson	c/o Santander Holdings USA, Inc., 75 State Street, Boston, MA 02109	Mr. Johnson was appointed to Parent’s and SBNA’s boards of directors in 2015. Mr. Johnson also serves on the boards of directors of the Institute of International Education, the Inner-City Scholarship Fund, the National 9/11 Memorial and Museum Foundation, the Norton Museum of Art, and the Lower Manhattan Development Corporation.	United States of America
Javier Maldonado Trinchant	Banco Santander, S.A., Avda. Cantabria, s/n, Ciudad Grupo Santander, 28660, Boadilla del Monte (Madrid) – Spain	Director. For Mr. Maldonado’s principal occupation or employment and employment history, see “Directors and Executive Officers of Ultimate Parent.”	Spain
Guy Moszkowski	c/o Santander Holdings USA, Inc., 75 State Street, Boston, MA 02109	Mr. Moszkowski was appointed to Parent’s and SBNA’s boards of directors in January 2020 and joined BSI’s board of directors in January 2020. Mr. Moszkowski founded and served as the CEO of Autonomous Research US LP, a specialized independent provider of institutional research focused exclusively on financial sector companies, from 2012 until his retirement in 2019.	United States of America
Henri-Paul Rousseau	c/o Santander Holdings USA, Inc., 75 State Street, Boston, MA 02109	Mr. Rousseau was appointed to Parent’s board of directors in March 2017 and SBNA’s board of directors in 2015. Mr. Rousseau served as Vice President of Power Corporation International from January 2018 through July 2018. He has been a visiting professor at the Paris School of Economics since September 2018 and is currently an adjunct professor at Hautes Études Commerciales in Montréal. From 2012 until 2017, Mr. Rousseau served as vice chairman of the boards of directors of Power Corporation of Canada and Power Financial Corporation. He also served on the boards of directors of Great-West Lifeco Inc. and IGM Financial Inc. and those of their respective subsidiaries from 2012 to 2017. Mr. Rousseau has also served on the board of directors of Noovelia, Inc. since 2017 and is currently the chairman of the board of directors of Noovelia. Additionally, he has served as chairman of the board of directors of the Tremplin Sante Foundation since 2015.	Canada
Thomas Timothy Ryan, Jr.	c/o Santander Holdings USA, Inc., 75 State Street, Boston, MA 02109	Mr. Ryan was appointed to Parent’s and SBNA’s boards of directors in December 2014 and serves as chairman of each. Since 2011, he has served on the boards of directors of Power Corp. of Canada and Power Financial Company.	United States of America

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Name	Business Address	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship
Timothy Wennes	c/o Santander Holdings USA, Inc., 75 State Street, Boston, MA 02109	Mr. Wennes has served as Ultimate Parent’s US Country Head and Parent’s President and CEO since December 2019. Additionally, since September 2019, he has served as President and CEO of SBNA. Mr. Wennes was appointed to Parent’s board of directors in December 2019 and SBNA’s board of directors in September 2019. Prior to joining SBNA, Mr. Wennes was the West Coast President and Head of the Regional Bank at MUFG Union Bank from 2008 to 2019, where he oversaw Commercial Banking, Real Estate Industries, Consumer Banking and Wealth Management. He was also responsible for MUFG Union Bank’s Enterprise Marketing and Corporate Social Responsibility programs.	United States of America

Executive Officers (Who Are Not Directors)

Name	Business Address	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship
Ashwani Aggarwal	c/o Santander Holdings USA, Inc., 75 State Street, Boston, MA 02109	Mr. Aggarwal has been the Chief Risk Officer and Senior Executive Vice President of Parent and SBNA since 2021. Prior to this role, Mr. Aggarwal was the Head of Risk Analytics and Chief Model Risk Officer of SBNA from 2019 to 2021 and Managing Director of Model Risk Governance and Review at JPMorgan Chase & Co. from 2007 to 2019.	United States of America
Juan Carlos Alvarez de Soto	c/o Santander Holdings USA, Inc., 75 State Street, Boston, MA 02109	Mr. Alvarez de Soto has served as Chief Financial Officer (“CFO”) for Parent and SBNA since September 2019. He is also a member of SC’s board of directors. From October 2017 to September 2019, Mr. Alvarez de Soto served as the CFO for SC. From 2009 to 2017, he was the Treasurer for Parent.	Spain
Daniel Budington	c/o Santander Holdings USA, Inc., 75 State Street, Boston, MA 02109	Mr. Budington has served as Chief Strategy Officer and Senior Executive Vice President for Parent and SBNA since January 2020. He joined Santander US in 2014 and served in a number of roles in the Finance organization, most recently as Executive Director of Financial Planning & Analysis.	United States of America
Daniel Griffiths	c/o Santander Holdings USA, Inc., 75 State Street, Boston, MA 02109	Mr. Griffiths has served as Chief Technology Officer and Senior Executive Vice President of Parent and SBNA since June 2016, and in 2019 he became Head of Technology for North America.	United States of America

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Name	Business Address	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship
Rosilyn Houston	c/o Santander Holdings USA, Inc., 75 State Street, Boston, MA 02109	Ms. Houston has been the Chief Human Resources Officer and Senior Executive Vice President of Parent and SBNA since 2021. Prior to joining Parent and SBNA, Ms. Houston served as the Senior Vice President of Talent and Culture at BBVA USA Bancshares, Inc. from 2017 to 2021.	United States of America
Brian Yoshida	c/o Santander Holdings USA, Inc., 75 State Street, Boston, MA 02109	Mr. Yoshida has been the Chief Legal Officer and Senior Executive Vice President of Parent and SBNA since 2020. Prior to joining Parent and SBNA, Mr. Yoshida served as Senior Vice President and Senior Deputy General Counsel at M&T Bank Corporation and, prior to that, held multiple senior and deputy general counsel roles supporting commercial lending, corporate and regulatory activities, and mergers and acquisitions at M&T Bank Corporation.	United States of America

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DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of the director and executive officer of Purchaser are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to a position with Purchaser.

Name	Business Address	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship
Daniel Budington	c/o Santander Holdings USA, Inc., 75 State Street, Boston, MA 02109	President and Director, Max Merger Sub, Inc. For Mr. Budington’s principal occupation or employment and employment history, see “Directors and Executive Officers of Parent”	United States of America
Gerard A. Chamberlain	c/o Santander Holdings USA, Inc., 75 State Street, Boston, MA 02109

Secretary, Treasurer, and Director, Max Merger Sub, Inc.

Mr. Chamberlain is a Senior Deputy General Counsel and Executive Vice President of Parent and SBNA. Mr. Chamberlain has supported corporate, securities and regulatory initiatives of Parent and SBNA since 2012.

United States of America

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth (i) certain information with respect to the Shares beneficially owned by Ultimate Parent, Parent, Purchaser and, to the best of their knowledge, their respective directors and officers and (ii) the purchases of Shares by Ultimate Parent, Parent, Purchaser and, to the best of their knowledge, their respective directors and officers during the past 60 days. The security ownership information in the table below is given as of the date of this Offer to Purchase and, in the case of percentage ownership information, is based on 306,110,456 Shares outstanding as of August 30, 2021. Beneficial ownership is determined in accordance with the rules of the SEC (except as noted below).

	Securities Ownership

Filing Person	Number	Percent	Securities Transactions for Past 60 Days

Ultimate Parent	245,593,555	80%	None

Parent	245,593,555	80%	None

Purchaser	0	0%	None

All directors and executive officers of Ultimate Parent as a group(1)	1,232	*	None

All directors and executive officers of Parent as a group(2)	46,271(3)	*	None

All directors and officers of the Purchaser as a group	0	0%	None

(1)	The Shares owned by Ultimate Parent are not included in the Shares beneficially owned by the directors and officers of Ultimate Parent.
(2)	The Shares owned by Parent are not included in the Shares beneficially owned by the directors and officers of Parent.
(3)	Consists of 41,064 Shares and stock options exercisable within 60 days for 5,207 Shares.
*	Less than 1%

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SCHEDULE II

GENERAL CORPORATION LAW OF DELAWARE

SECTION 262 APPRAISAL RIGHTS

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §255, §256, §257, §258, §263 or §264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in §251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 or §267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

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(4) [Repealed]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with §255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of §114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to §228, §251(h), §253, or §267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of §114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to §251(h) of this title, within the later of the consummation of the offer contemplated by §251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such

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a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to §251(h) of this title, later than the later of the consummation of the offer contemplated by §251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to §251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in §251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in §251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

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(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to §253 or §267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or

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consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:

The Depositary for the Offer is:

By Overnight Courier: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 150 Royall Street, Suite V Canton, MA 02020	By Regular, Registered, Certified or Express Mail: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940

If you have questions or need additional copies of this Offer to Purchase and the Letter of Transmittal, you can contact the Information Agent at the addresses and telephone numbers set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

or

Shareholders, Banks and Brokers (toll-free): 866-628-6021

Shareholders Outside U.S. and Canada: +1 781-575-2137